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As filed with the Securities and Exchange Commission on July 18, 2002

No. 333-88212

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLLINS & AIKMAN FLOORCOVERINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2273	58-2151061
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

311 Smith Industrial Boulevard
Dalton, Georgia 30722
Telephone: (706) 259-9711

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

MONTEREY CARPETS, INC.
MONTEREY COLOR SYSTEMS, INC.
CAF EXTRUSION, INC.

(Exact name of registrant as specified in its charter)

Delaware	2273	95-4170233
California	2273	33-0545661
Delaware	2273	58-2638482
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

311 Smith Industrial Boulevard
Dalton, Georgia 30722
Telephone: (706) 259-9711

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Darrel V. McCay
Vice President and Chief Financial Officer
311 Smith Industrial Boulevard
Dalton, Georgia 30722
Telephone: (706) 259-9711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis M. Myers, Esq.
Kirkland & Ellis
200 E. Randolph Drive
Chicago, Illinois 60601
Telephone: (312) 861-2000

Approximate date of commencement of proposed sale to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This registration statement contains a prospectus relating to the offer for all outstanding unregistered 9 3/4% Senior Subordinated Notes due 2010 of Collins & Aikman Floorcoverings, Inc. in exchange for registered 9 3/4% Senior Subordinated Notes due 2010, Series B. In addition, this registration statement contains a prospectus relating to certain market-making activities with respect to the exchange notes which may, from time to time, be carried out by Banc of America Securities LLC. The two prospectuses will be identical in all material respects. However, the front cover page, the Plan of Distribution section and the back cover page will be different. In addition, the market-making prospectus will not contain the information in the Prospectus Summary relating to the Exchange Offer, the information under the caption "Exchange Offer" and "United States Federal Income Tax Considerations—Exchange Offer" will be deleted and certain conforming changes will be made to delete references to the exchange offer. The prospectus for the exchange offer follows immediately after this explanatory note. Following the prospectus are the form of alternative cover page, Plan of Distribution section and back cover page for the market-making prospectus and certain other conforming changes.

SUBJECT TO COMPLETION, DATED JULY 18, 2002

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. The prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

PROSPECTUS

COLLINS & AIKMAN FLOORCOVERINGS, INC.

Exchange Offer for
$175,000,000
9 3/4% Senior Subordinated Notes due 2010

Guaranteed By
Monterey Carpets, Inc., Monterey Color Systems, Inc. and CAF Extrusion, Inc.

We are offering to exchange:
up to $175,000,000 of our new 9 3/4% Senior Subordinated Notes due 2010, Series B
for
a like amount of our outstanding 9 3/4% Senior Subordinated Notes due 2010.

Material Terms of Exchange Offer

  •
  The terms of the notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

  •
  There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system. Notes that are sold to qualified institutional buyers are eligible for trading in the PORTAL market.

  •
  Expires 5:00 p.m., New York City time,                        , 2002, unless extended.

  •
  We believe that the exchange of notes will not be a taxable event for U.S. federal income tax purposes.

  •
  Not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the SEC.

  •
  The exchange notes are jointly and severally guaranteed by each of our existing domestic subsidiaries and will be guaranteed by any future domestic subsidiaries that incur any indebtedness. The guarantees will be full and unconditional but will be limited as necessary to prevent the subsidiary guarantee from constituting a fraudulent conveyance under U.S. bankruptcy laws or comparable state laws. The subsidiary guarantees will rank below such subsidiaries' senior debt, but will rank equal to their other senior subordinated debt, in right of payment.

        For a discussion of certain factors that you should consider before participating in this exchange offer, see "Risk Factors" beginning on page 14 of this prospectus.

        Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

, 2002

        We have not authorized any one to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

        Until            , 2002, all dealers that buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer in connection with any such resale.

        The names of our products and processes used in this prospectus, including ER3®, Powerbond® and Powerbond RS®, are our trademarks, trade names and service marks. Names of companies and associations used in this prospectus are trademarks or trade names of the respective organizations.

i

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and related notes appearing elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in deciding whether to participate in the exchange offer. We encourage you to read this prospectus in its entirety. Unless otherwise indicated, (i) the terms "we," "our," and "Company" refer to Collins & Aikman Floorcoverings, Inc., the issuer of the notes, and its subsidiaries and (ii) the terms "parent company" and "Tandus Group" refer to Tandus Group, Inc., our parent company. Our fiscal year ends on the Saturday closest to January 31. Fiscal years are identified according to the calendar year in which the majority of the months fall. For example, the fiscal year ended January 26, 2002 is referred to as "fiscal 2001."

Overview

        We are a leading manufacturer of vinyl-backed floorcoverings, including six-foot roll carpet, which is six-foot wide carpet roll goods with vinyl backing, and modular carpet tile, which is generally 18-by-18 inch carpet square with vinyl backing, as well as high-style broadloom carpet, which is twelve-foot wide carpet roll goods with non-vinyl backing, principally for the North American specified commercial carpet market. We refer to carpet rolled on a cardboard core as roll goods. We market our diverse line of floorcoverings under the Tandus Group name, offering our customers one-stop shopping for the following established brands:

  •
  C&A.  We believe that our C&A brand holds the number one market position in six-foot roll carpet, and is among the leading brands within the modular carpet tile market. Our C&A brand products are highly regarded as a result of their appearance retention, comfort under foot, installation ease, longer useful life and advanced backing technology, which includes our RS "peel & stick" adhesive system for vinyl-backed product installation, our ER3 carpet recycling technology and our six-foot vinyl cushion backing.

  •
  Monterey.  Our Monterey brand is a recognized design leader in the high-style, fashion-oriented sector of the commercial broadloom carpet market due to its creative designs and intricate patterns in a wide variety of colors, textures, pile heights and densities.

  •
  Crossley.  Our Crossley brand is a recognized leader in Canada in the tufted and woven broadloom commercial carpet markets. The Crossley brand uses its Crossweave looms to produce high-quality woven products in a wide variety of styles and patterns to meet the needs of interior design professionals.

Through these complementary brands and our flexible distribution channels, we offer a complete package of product offerings to meet a wide array of floorcovering needs. We believe this full-service capability, together with our superior product technologies, design capabilities, customer-focused services and environmental initiatives, provide us with a competitive advantage within our industry. Our net sales have grown from $191.1 million in fiscal 1998 to $322.0 million in fiscal 2001, representing a compound annual growth rate of 19.0%. Excluding acquisitions, our net sales grew during this period at a compound annual growth rate of 5.6%, which is over two times the growth rate of the specified commercial carpet market as a whole.

        We design, manufacture and market our products to a wide variety of commercial end markets, including corporate, education, healthcare, government and retail stores. Due to the diversity of our end markets, we believe that our business tends to be less cyclical than that of many of our competitors, which rely more heavily on the corporate market. To address and further expand this diverse customer base, we utilize a segmented sales and marketing strategy to target the specific needs of each end market. The following chart sets forth our net sales by end market for the thirteen weeks ended April 27, 2002, as well as a brief description of each end market:

NET SALES BY END MARKET

Thirteen Weeks Ended April 27, 2002

Education

•
School district contracts for K-12
•
Purchases driven by longer useful life, comfort, acoustics and ease of maintenance

Healthcare

•
Acute and long-term care facilities
•
Facilities favor moisture barrier and performance of six-foot roll and carpet tile

Government

•
Federal, state and local contracts
•
Agencies prefer environmentally friendly solutions

Corporate

•
Fortune 1,000 national account strategy
•
Architect and designer influenced
•
Customers prefer a complete package of products and services

Retail

•
National chains
•
Stores seek to reduce "slip & fall" liability on hard surface

International

•
Canada, Europe and Asia

Services/Other

•
Installation services and other revenue

        We estimate that the U.S. commercial carpet market, which is comprised of the specified and non-specified segments, generated sales of approximately $3.6 billion in 2000. We focus on the specified commercial carpet market, which we estimate represented approximately $2.8 billion of the total U.S. commercial carpet market in 2000. In the specified commercial carpet market, products are manufactured to the specifications of architects, designers and owners, as compared to the non-specified market in which products are purchased off-the-shelf. The key competitive factors in the specified carpet market are product durability, appearance retention, product design and service, rather than price. We are well-positioned to capitalize on positive trends within the specified commercial carpet market, including (1) six-foot roll carpet continuing to gain market share from other floorcoverings in end markets in which it has distinct performance advantages, such as ease of maintenance, appearance retention and longer useful life; (2) modular carpet tile increasingly being used instead of other flooring surfaces due to increased raised office flooring applications and the continuing trend toward modular furniture systems; and (3) increasing customer demand for high-style broadloom carpet with complex patterns and textures.

        During fiscal 2001 and the thirteen weeks ended April 27, 2002, the U.S. commercial carpet market experienced decreased demand due to the overall slowing of the U.S. economy and a decline in corporate spending. Despite this challenging environment, we believe we have continued to perform well as compared to our competitors. For fiscal 2001 and the thirteen weeks ended April 27, 2002, we generated net sales of approximately $322.0 million and $66.4 million, respectively; cash flows from operating, investing and financing activities of $0.5 million and $37.8 million, respectively; net income (loss) of $8.3 million and $(1.3) million, respectively; EBITDA of $60.8 million and $7.8 million, respectively; and Adjusted EBITDA of $59.8 million and $9.4 million, respectively.

Our Competitive Strengths

        We believe that the following strengths will allow us to continue to enhance our position within the North American commercial carpet industry:

        Leading Brands.    We believe that the C&A, Monterey and Crossley brands are well known in the specified commercial carpet markets in which they compete due to the wide array of capabilities and the superior functionality of our products.

        Diverse End Markets.    We manufacture and sell our products to a diverse group of end markets, including corporate, education, healthcare, government and retail stores. We believe this segmented strategy makes us less sensitive to economic downturns than our competitors who rely more heavily on the cyclical corporate market. In addition, we believe that end markets such as education, healthcare and government tend to be less susceptible to economic downturns than the corporate market.

        Segmented Marketing Strategy.    We have implemented a segmented marketing strategy that requires each sales person to develop an expertise in specific end markets, resulting in greater customer-focused service, comprehensive market coverage and increased sales productivity.

        Superior Product Technology.    We believe our focus on technology has resulted in the development of industry-leading innovations that have helped to differentiate our products. Examples of some of our product innovations include (1) our Powerbond vinyl cushion backing system; (2) our RS "peel & stick" adhesive system for vinyl-backed product installation; and (3) our ER3 carpet recycling technology.

        Strong Financial Performance.    We have established a track record of strong sales growth. From fiscal 1998 through fiscal 2001, our net sales grew at a compound annual growth rate of 19.0% (5.6% excluding acquisitions).

        Strong Free Cash Flow Generation.    Due to low maintenance capital expenditures and working capital requirements, we convert a high level of Adjusted EBITDA to cash flow from operations. For fiscal 2001, we generated cash from operations of approximately $38.1 million, or 63.7% of Adjusted EBITDA, allowing us to reduce our bank borrowings by $25.0 million (of which $17.1 million was in excess of required amortization).

        Strong Management Team.    We have assembled an experienced and successful senior management team, whose members have been with us (or predecessor companies) for an average of 13 years.

Our Business Strategy

        Key components of our business strategy include:

        Focus on Profitable Niche End Markets.    We will continue to focus on high margin categories in the specified commercial carpet market in which sales are driven primarily by product features and characteristics, including performance, durability, aesthetics, customer-focused services and ease of maintenance and installation, in contrast to the more price sensitive, non-specified segment of the commercial carpet market.

        Capitalize on Comprehensive Brand Portfolio.    The Tandus Group markets a comprehensive package of complementary products under the C&A, Monterey and Crossley brands, including six-foot roll carpet, modular carpet tile and woven and tufted broadloom carpet. By marketing our products under the Tandus Group name, we have been able to increase our recognition in the marketplace as a single source supplier for specified carpet and leverage the strength of each of our individual brands.

        Expand Reach into Additional End Markets.    We plan to continue to expand our segmented marketing strategy by targeting additional end markets, which we believe will provide further diversification. We believe our ability to customize our products and services to respond to the specific requirements of the customers within each new market will provide us with opportunities to gain new customers.

        Continue to Reduce Costs.    Our current management team has developed a culture of continuous cost improvement aimed at monitoring and controlling our manufacturing and administrative expenses. From fiscal 1992 to fiscal 2001, we estimate that this program has been responsible for approximately $21.8 million in cumulative cost reductions.

        Capitalize on Environmental Initiatives.    We believe that our environmental initiatives, including our patented ER3 technology, provide a distinct competitive advantage, as many of our customers prefer to purchase or are required to purchase environmentally friendly products. In addition, our environmental initiatives have reduced our manufacturing costs and our customers' disposal costs.

        Pursue Strategic Acquisitions.    Our senior management team has experience in acquiring and integrating companies and plans to follow a disciplined approach to potential future acquisitions. We plan to target acquisitions that (1) expand our geographic focus; (2) further diversify our portfolio of products; (3) enhance penetration of existing end markets and enter new end markets; and (4) lower operating costs and improve manufacturing efficiencies.

Equity Sponsors

        On January 25, 2001, our parent company was acquired in a recapitalization transaction by an investor group led by OCM Principal Opportunities Fund II, L.P., which we refer to as Oaktree Fund, Bank of America Capital Investors, which we refer to as BACI, and members of our senior management. The recapitalization was financed through a cash investment by Oaktree Fund, BACI and other investors of $192.5 million, senior bank borrowings of $209.0 million and "rollover" equity of $38.4 million by certain existing stockholders, including members of our senior management team.

        Oaktree Fund is the private equity investment group of Oaktree Capital Management, LLC, a Los Angeles-based private investment firm, with offices in New York, London, Tokyo and Singapore, that manages approximately $22.0 billion in private equity and certain other niche investments for institutions and wealthy individuals. Oaktree Fund and its predecessor funds focus on investments for control or significant influence through both equity and distressed debt investing.

        BACI is a division of Bank of America's $5.0 billion Principal Investing unit. With 32 investment professionals in Chicago and Charlotte, BACI has made more than $1.0 billion of direct private equity and mezzanine investments in leveraged buyouts, recapitalizations, and growth financings.

Recent Developments

        Acquisition of Yarn Extrusion Manufacturing Plant.    On May 8, 2002, our wholly owned subsidiary, CAF Extrusion, Inc., acquired a yarn extrusion manufacturing plant located in Calhoun, Georgia from The Dixie Group, Inc., which we refer to as Dixie, for approximately $31.0 million. In addition, CAF Extrusion, Inc. purchased the real property on which the plant is located from a third party for approximately $2.4 million. In connection with the transaction we entered into a three-year supply agreement with Dixie. The acquisition was funded from cash on hand.

        Change in our Certifying Accountants.    Effective June 28, 2002, we engaged Ernst & Young LLP as our independent auditor for the fiscal year ended January 25, 2003.

        We dismissed our previous independent accountant, Arthur Andersen LLP, effective June 28, 2002. In connection with the audits of the three fiscal years ended January 26, 2002 there have been no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the matter in their report.

        The reports of Arthur Andersen LLP on the consolidated financial statements for the past three fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except the report of Arthur Andersen LLP dated as of March 28, 2002 (except with respect to the matter discussed in the last paragraph of Note 18, as to which the date is May 2, 2002) relating to the consolidated financial statements of Collins & Aikman Floorcoverings, Inc. as of January 26, 2002 stated that Arthur Andersen LLP did not audit the financial statements of Crossley Carpets Ltd. as of January 27, 2001 and January 26, 2002 and for the two years ended January 26, 2002 but rather relied on the report of other auditors in connection with these matters.

        We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in this prospectus as having certified our consolidated financial statements for the three years ended January 26, 2002, as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore your right of recovery under that section may be limited as a result of the lack of consent.

        We are a Delaware corporation, incorporated on January 25, 1995. Our principal office is located at 311 Smith Industrial Boulevard, Dalton, Georgia 30722 and our telephone number is (706) 259-9711. Our websites are www.tandus.com, www.powerbond.com and www.monterey.com. Our websites and the information included on our websites are not part of this prospectus.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes	We sold the outstanding notes on February 14, 2002 to Credit Suisse First Boston Corporation, Banc of America Securities LLC, BNP Paribas Securities Corp., First Union Securities, Inc and Fleet Securities, Inc. We collectively refer to those parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.
Registration Rights Agreement
Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to complete this exchange offer within 220 days of issuing the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.
The Exchange Offer
We are offering to exchange the exchange notes, which have been registered under the Securities Act for your outstanding notes. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.
Resales of the Exchange Notes
Based on interpretations by the staff of the SEC set forth in no-action letters issued to unrelated parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:
• the exchange notes are being acquired in the ordinary course of your business;
•
you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and
• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, this liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.
Record Date	We mailed this prospectus and the related exchange offer documents to the registered holders of outstanding notes on , 2002.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , 2002, unless we decide to extend the expiration date.
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, including that there not be any action pending or threatened in a court or governmental agency that would materially impair our ability to proceed with the exchange offer, that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC and that we have obtained any governmental approval necessary for consummation of the exchange offer. We may use our reasonable discretion to waive any of these conditions. This exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered.
Procedures for Tendering Outstanding Notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:
•
an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•
if the notes are held of record by the Depository Trust Company, known as DTC, in book-entry form and you are making delivery by book-entry transfer, a computer generated message transmitted by means of the Automated Tender Offer Program System of DTC, or ATOP, in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of the confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange notes to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.
In addition, you must deliver to the exchange agent on or before the expiration date:
	•	if you are effecting delivery by book-entry transfer, a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC; or
	•	if necessary, the documents required for compliance with the guaranteed delivery procedures.
Special Procedures for Beneficial Owners
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.
Guaranteed Delivery Procedures	If you wish to tender you outstanding notes and:
	•	time will not permit your notes or other required documents to reach the exchange agent by the expiration date; or
	•	the procedure for book-entry transfer cannot be completed on time;
you may tender your notes by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on , 2002.
Federal Income Tax Considerations	We believe that the exchange of outstanding notes will not be a taxable event for United States federal income tax purposes. See "United States Federal Income Tax Consequences."
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.
Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Notes

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. We use the term notes in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	Collins & Aikman Floorcoverings, Inc.
Securities	$175.0 million aggregate principal amount of 9 3/4% Senior Subordinated Notes Due 2010, Series B.
Maturity Date	February 15, 2010.
Interest Payment Dates	February 15 and August 15 of each year, commencing August 15, 2002.
Optional Redemption
Prior to February 15, 2005, we can choose to redeem up to 35% of the original principal amount of the notes, and any additional notes issued under the same indenture governing the notes, at a redemption price of 109.75% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with money we raise in specified equity offerings, as long as:
•
at least 65% of the original aggregate principal amount of the notes, and any additional notes, remains outstanding after each redemption (other than notes held, directly or indirectly, by us or our affiliates); and
• each redemption occurs within 90 days after the date of the related equity offering.

On and after February 15, 2006, we can choose to redeem some or all of the notes at the redemption prices listed in the "Description of the Notes—Optional Redemption." If we are redeeming less than all of the notes at any time, the trustee will select notes on a pro rata basis, by lot or such other method as the trustee in its sole discretion shall deem to be fair and appropriate.
Change of Control
If a change of control of our company occurs, subject to some conditions, we must give holders of the notes an opportunity to sell to us the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase.
Ranking
The notes are our unsecured senior subordinated obligations. They will rank senior in right of payment to any of our future subordinated obligations, equal in right of payment with any of our existing and future senior subordinated indebtedness and subordinated in right of payment to any of our existing and future senior indebtedness. As of April 27, 2002, we (excluding our subsidiaries) had $60.2 million of senior indebtedness and $175.3 million of senior subordinated indebtedness.

The notes are effectively subordinated to indebtedness and other liabilities of our subsidiaries which are not guaranteeing the notes. A portion of our operations are conducted through our non-guarantor subsidiaries. See "Description of the Notes—Ranking."
Subsidiary Guaranties
The payment of the principal, premium and interest on the notes is guaranteed on a senior subordinated basis by our existing domestic subsidiaries. The guaranties by these subsidiary guarantors is senior to any of their existing and future subordinated obligations, equal in right of payment with any of their existing and future senior subordinated indebtedness and subordinated to any of their existing and future senior indebtedness. As of April 27, 2002, the subsidiary guarantors had $59.0 million of senior indebtedness and $175.3 million of senior subordinated indebtedness. See "Description of the Notes—Subsidiary Guaranties."
Restrictive Covenants	The indenture governing the notes contains covenants that limit our ability and certain of our restricted subsidiaries' ability to:
• incur additional indebtedness;
• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;
• make investments;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;
•	engage in transactions with our affiliates;
•	sell assets, including capital stock of our subsidiaries; and
•	consolidate, merge or transfer assets.
These covenants are subject to important exceptions and qualifications, which are described under "Description of the Notes—Certain Covenants."

Risk Factors

        You should refer to the section entitled "Risk Factors" for an explanation of certain risks of participating in the exchange offer.

Summary Historical Financial Data

        The following table sets forth summary financial data for each of the three years in the period ended January 26, 2002 and for the thirteen weeks ended April 28, 2001 and April 27, 2002. The financial data as of and for the fiscal years ended January 29, 2000, January 27, 2001 and January 26, 2002 have been derived from our audited consolidated financial statements. The financial data as of and for the thirteen weeks ended April 28, 2001 and April 27, 2002 have been derived from our unaudited consolidated financial statements and reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the periods presented. You should read the financial data below in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes appearing elsewhere in this prospectus.

	For the Fiscal Years Ended						For the Thirteen Weeks Ended
	January 29, 2000(1)		January 27, 2001		January 26, 2002		April 28, 2001		April 27, 2002
	(in thousands, except ratios)
							(unaudited)		(unaudited)
Statement of Operations Data:
Net sales	$262,148		$341,293		$322,036		$77,292		$66,417
Cost of goods sold	169,214		219,969		207,036		49,588		43,101

Gross profit	92,934		121,324		115,000		27,704		23,316
Selling, general and administrative expenses	52,509		70,083		66,606		18,334		16,384
Goodwill and other intangibles amortization(2)	7,898		8,066		9,946		1,964		971
Recapitalization compensation charge(3)	—		30,223		—		—		—

Operating income	32,527		12,952		38,448		7,406		5,961
Cash Flows Data:
Net cash provided by (used in) operating activities	$27,590		$33,187		$38,089		$2,866		$(3,054)
Net cash used in investing activities	(61,055)		(9,365)		(6,974)		(2,535)		(747)
Net cash provided by (used in) financing activities	35,368		(22,185)		(30,632)		(4,680)		41,632
Balance Sheet (at end of period):
Total assets	$288,288		$301,663		$270,433		$302,952		$319,445
Long-term debt	173,671		212,093		185,197		210,894		238,955
Other Financial Data:
EBITDA(4)	$50,614		$27,209		$60,839		$12,364		$7,792
Adjusted EBITDA(4)	49,363		62,888		59,834		12,218		9,385
Depreciation and amortization	15,708		17,648		20,136		4,497		2,871
Capital expenditures	8,378		10,702		8,224		2,850		1,300
Ratio of earnings to fixed charges(5)	2.0	x	0.9	x	1.7	x	1.3	x	1.1	x

(1)
We acquired Monterey Carpets, Inc. in June 1999 and Crossley Carpet Mills Limited in July 1999. The results of operations of these acquired businesses have been included in our consolidated financial statements since their respective dates of acquisition. Our results of operations for periods prior to these acquisitions may not be comparable to our results of operations for subsequent periods.

(2)
In the fourth quarter of fiscal 2001, the Company's United Kingdom subsidiary recorded a non-cash impairment charge of $2.2 million relating to the investment in its wholly-owned subsidiary, ACT. The impairment charge consisted of the write-off of all goodwill recorded at the initial acquisition date. The remaining investment value approximates the value of the remaining net assets as determined by third-party appraisals.

(3)
As part of the January 2001 recapitalization, we incurred a non-recurring compensation charge of approximately $30.2 million for fiscal 2000 relating to the cancellation of all of our parent company's outstanding options. This charge represents the difference between the fair market value of the parent company common stock issuable upon exercise of the options and the exercise price of these options.

(4)
EBITDA represents earnings before interest, taxes, depreciation and amoritization. Adjusted EBITDA is defined as EBITDA plus extraordinary item, Chroma Systems Partners ("Chroma") cash dividends, and minority interest in income of subsidiary less equity in earnings of Chroma plus, the recapitalization compensation charge and a non-cash charge relating to goodwill impairment write-off of our acquisition of Advance Carpet Tiles, Ltd. EBITDA and Adjusted EBITDA are presented because such measures are commonly used by certain investors and analysts to analyze a company's ability to service debt. However, EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principals and should not be considered alternatives to operating income or net income as a measure of operating performance or to net cash provided by operating activities as a measure of liquidity. Because EBITDA and Adjusted EBITDA are not calculated identically by all companies, the presentation in this offering circular may not be comparable to those disclosed by other companies.

(5)
For purposes of computing the ratio of earnings to fixed charges, earnings are defined as income before income tax provisions and extraordinary items, plus fixed charges and equity distributions from Chroma. Fixed charges consist of interest expenses on all indebtedness (including amortization of deferred financing costs) and one-third of operating lease rental expense, which is deemed representative of that portion of rental expense estimated to be attributable to interest. As of January 27, 2001, an additional $2.0 million of earnings would have been required to make the ratio of earnings to fixed charges 1:1.

RISK FACTORS

        You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before making a decision on whether to participate in the exchange offer.

Risks Associated with the Exchange Offer

Because there is no public market for the exchange notes, you may not be able to resell your exchange notes.

        The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their exchange notes; or

  •
  the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

        We understand that the initial purchasers presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

        In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see "Exchange Offer."

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

        We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your notes for exchange.

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

        We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks Relating to Our Indebtedness

Our substantial indebtedness may limit cash flow available to invest in the ongoing needs of our business to generate future cash flow, which could prevent us from fulfilling our obligations under the notes.

        We have a significant amount of indebtedness as a result of the offering of the outstanding notes. The following chart sets forth important credit information as of the date, or at the beginning of the period, specified below:

At April 27, 2002
(dollars in thousands)
Total indebtedness	$239,978
Stockholder's equity	$42,540
Thirteen Weeks Ended April 27, 2002
Ratio of earnings to fixed charges	1.1	x

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  increase the amount of interest expense that we have to pay, because certain of our borrowings are at variable rates of interest, which, if interest rates increase, could result in higher interest expense

  •
  increase our vulnerability to adverse general economic or industry conditions;

  •
  limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

  •
  prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of specific changes of control in our ownership, which would constitute a default under the indenture governing the notes; or

  •
  place us at a competitive disadvantage compared to our competitors that have less debt.

        See "Capitalization," "Prospectus Summary—Summary Historical and Pro Forma Financial Data," "Selected Consolidated Historical Financial Data," "Description of Amended Senior Credit Facility" and "Description of the Notes."

Despite our level of indebtedness, we and our subsidiaries will be able to incur substantially more debt. This could further exacerbate the risks described above.

        We and our subsidiaries will be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and the credit agreement governing our senior credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. In addition, our senior credit facility permits borrowings of up to

$50.0 million under our revolving credit facility, subject to specific requirements, including compliance with financial covenants. To the extent new debt is added to our and our subsidiaries' currently anticipated debt levels, the substantial leverage risks described above would increase. See "Description of the Notes" and "Description of Amended Senior Credit Facility."

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. If we cannot generate the required cash, we may not be able to make the necessary payments under the notes.

        Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts depends on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that we will realize the currently anticipated cost savings and operating improvements on schedule or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate which could cause us to default on our obligations and impair our liquidity. Also, some alternative strategies would require the prior consent of our senior secured lenders, which we may not be able to obtain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Restrictions imposed by our senior credit facility and the indenture governing the notes limit our ability to engage in or enter into business, operating and financing arrangements, which could prevent us from taking advantage of potentially profitable business opportunities.

        The operating and financial restrictions and covenants in our debt instruments, including our senior credit facility and the notes, may affect adversely our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. In particular, our senior credit facility requires us to maintain certain financial ratios which become more restrictive over time. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our senior credit facility. In the event of any default under our senior credit facility, the lenders under our senior credit facility could elect to declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on the notes, any of which would be an event of default under the notes. See "Description of the Notes" and "Description of Amended Senior Credit Facility."

Risks Relating to Our Business

Our failure to compete with the large number of manufacturers in the highly competitive commercial floorcovering industry, some which have greater financial resources than we do, could harm our ability to retain existing customers and obtain future business.

        The commercial floorcoverings industry is highly competitive. We compete with other carpet manufacturers and manufacturers of vinyl and other types of hard-surface floorcovering. We and other manufacturers in the floorcoverings industry compete on the basis of performance, durability, service, style and price. Many domestic and foreign competitors manufacture six-foot roll goods and modular carpet tile as one segment of their business. Certain of these competitors have greater financial resources than we have. If our competitors develop superior competing products or substantially increase production and marketing of competing products, then we could be required to lower our prices or spend more on product development, sales and marketing, which could have a material adverse effect on our business, financial condition and results of operations. See "Business—Competition."

Sales of our principal products may be affected by cycles in the construction and renovation of commercial and institutional buildings.

        A downturn in either new construction or renovations could impact the overall demand for commercial floorcovering products, which could have a material adverse effect on our business, financial condition and results of operations. A significant portion of the sales of our principal products are related to the construction and renovation of commercial and institutional buildings. These activities are cyclical and can be affected by the strength of the general economy, prevailing interest rates and other factors that could lead to cost control measures and reduced spending by businesses and other users of commercial space. Our customers in these industries historically have tended to delay capital projects, including maintenance and upgrades, during economic downturns. Over the last twelve months, the U.S. commercial carpet market has experienced decreased demand due to the overall slowing of the U.S. economy and a decline in corporate spending. These factors have had, and may continue to have in the near term, a negative impact on our results of operations. We cannot assure you that the commercial carpet market will improve or that it will not experience other downturns in the future.

We have experienced and expect to continue to experience quarterly variations in sales and gross profits.

        Our sales and gross profits in the first and fourth quarters have in the past been, and may in the future be, lower than our sales and gross profits in the second and third quarters of the fiscal year. This quarterly variation in our sales and gross profits is primarily a result of disproportionately higher education end market sales during the summer months while schools are closed and floorcoverings can be installed.

        In addition, quarterly fluctuations in our sales and gross profits may result from other factors, including the spending patterns of our customers, the termination of existing contracts, regional and economic conditions, and fluctuations in manufacturing and design costs.

If we are unable to retain senior executives and other qualified professionals our growth may be hindered.

        Our success depends in part on our ability to attract, hire, train and retain qualified managerial, sales, design and marketing personnel. Competition for these types of personnel is intense. We may be unsuccessful in attracting and retaining the personnel we require to conduct and expand our operations successfully. Our results of operations could be materially and adversely affected if we are unable to attract, hire, train and retain qualified personnel. Our success also depends to a significant extent on the continued service of our management team. The loss of any member of the management team could have a material adverse effect on our business, results of operations and financial condition. We have no employment agreements with any of our executive officers.

Unanticipated termination or interruption of our arrangement with our primary third-party supplier of nylon yarn could have a material adverse effect on us.

        E. I. DuPont de Nemours and Company currently supplies substantially all of our requirements for nylon yarn, the principal raw material used in our floorcovering products. The unanticipated termination or interruption of the supply arrangement with DuPont could have a material adverse effect on us because of the cost and delay associated with shifting this business to another supplier.

If we fail to introduce successful new products, we will lose market position and our financial performance will be negatively impacted.

        In most markets in which we compete, there are frequent introductions of new products and product line extensions. If we are unable to identify emerging consumer and technological trends, maintain and improve the competitiveness of our products and introduce these products on a global basis, we will lose market position, which could have a material adverse effect on our business, financial condition and results of operations. We may not achieve these goals. Continued product development and marketing efforts have all the risks inherent in the development of new products and line extensions, including development delays, the failure of new products and line extensions to achieve anticipated levels of market acceptance and the cost of failed product introductions.

Increases in the cost of petroleum-based products could have a material adverse effect on us if we are unable to pass the increase through to our customers.

        Petroleum-based products, including both nylon and vinyl, comprise the predominant portion of the cost of raw materials we use in manufacturing. Increases in the cost of petroleum-based raw materials could have a material adverse effect on our results of operations if we are unable to pass these increased costs through to our customers.

Our international operations are subject to various uncertainties and a significant reduction in international sales of our products could have a material adverse effect on us.

        Our international operations are subject to various political, economic and other uncertainties which could adversely affect our business. A significant reduction of our international business due to any of these risks would adversely affect our revenues. In fiscal 2001, approximately 13.1% of our net sales were outside the United States. These risks include:

  •
  unexpected changes in regulatory requirements;

  •
  currency exchange rate fluctuation;

  •
  changes in trade policy or tariff regulations;

  •
  customs matters;

  •
  longer payment cycles;

  •
  higher tax rates and potentially adverse tax consequences including restrictions on repatriating earnings and the threat of "double taxation;"

  •
  additional tax withholding requirements;

  •
  intellectual property protection difficulties;

  •
  difficulty in collecting accounts receivable;

  •
  complications in complying with a variety of foreign laws and regulations, many of which conflict with U.S. laws;

  •
  costs and difficulties in integrating, staffing and managing international operations; and

  •
  strains on financial and other systems to properly administer VAT and other taxes.

In addition, foreign operations involve uncertainties arising from local business practices, cultural considerations and international political and trade tensions. If we are unable to successfully manage the risks associated with expanding our global business or to adequately manage operational fluctuations internationally, it could have a material adverse effect on our business, financial condition or results of operations.

We have grown rapidly over the last three years and we will have to continue to expend significant resources to address the challenges of this growth.

        We have grown rapidly in the last three years and have expended significant resources to do so. We expect to continue expanding our operations in the immediate future. To manage the expansion of our operations and personnel, we must both improve our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. Our growth may also require us to hire, train, retain, motivate and manage necessary personnel. Our failure to manage our expansion effectively could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to successfully identify, execute or effectively integrate future acquisitions, which may adversely affect our results of operations.

        One of our key operating strategies is to selectively pursue acquisitions and acquisitions involve a number of special risks including:

  •
  failure of the acquired businesses to achieve the results we expect,

  •
  diversion of our management's attention from operational matters,

  •
  our inability to retain key personnel of the acquired businesses,

  •
  risks associated with unanticipated events or liabilities,

  •
  the potential disruption of our business, and

  •
  customer dissatisfaction or performance problems at the acquired businesses.

        If we are unable to integrate or successfully manage the businesses that we may acquire in the future, we may not realize anticipated cost savings, improved manufacturing efficiencies and revenue growth, which may result in reduced profitability or operating losses. In addition, we may experience delays in billing and collection of accounts receivable and incur other costs as a result of our efforts to integrate the accounting systems of our acquired businesses. Furthermore, we expect to face competition for acquisition candidates, which may limit the number of our acquisition opportunities and may lead to higher acquisition prices. Moreover, acquisitions of businesses may require additional debt financing, resulting in additional leverage. The covenants in our senior credit facility and the indenture may further limit our ability to complete acquisitions. The realization of all or any of the risks described above could materially and adversely affect our reputation and our results of operations.

Our continued success depends on our ability to protect our intellectual property.

        Much of our future success depends on our ability to protect our intellectual property. We rely principally on nondisclosure agreements and other contractual arrangements and trade secret law and, to a lesser extent trademark and patent law, to protect our intellectual property. However, these measures may be inadequate to protect our intellectual property from infringement by others or prevent misappropriation of our proprietary rights. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do U.S. laws. Our failure to protect our proprietary information and any unsuccessful intellectual property challenges or infringement proceedings could have a material adverse effect on our business, financial condition and results of operations.

Third parties may claim we are infringing on their intellectual property, and we could face significant infringement claims or licensing expenses which could harm our reputation and business.

        We have received, and may in the future receive, communications from third parties claiming that one or more of our products infringe upon the intellectual property rights of that third party. If an employee or third party were to make a valid claim, we would likely need to obtain an license from the third party on commercial terms, which would likely increase our costs. If licenses were not available at a reasonable price, we could be precluded from using technology necessary for our operations or to remain competitive.

        Litigation may be necessary to enforce our intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations.

We are subject to various environmental laws and any violation of these laws could adversely affect us.

        We are subject to federal, state and local laws, regulations and ordinances relating to the protection of the environment, including those governing discharges into the air and water, handling and disposal practices for solid and hazardous wastes, and the maintenance of a safe workplace. These laws impose penalties for noncompliance and liability for response costs and certain damages resulting from past and current spills, disposals or other releases of hazardous materials. We could incur substantial costs as a result of noncompliance with or liability for cleanup pursuant to these environmental laws. Environmental laws have changed rapidly in recent years, and we may be subject to more stringent environmental laws in the future. If more stringent environmental laws are enacted, these future laws could have a material adverse effect on our business, financial condition and results of operations.

Our former independent auditor, Arthur Andersen LLP, has been found guilty of federal obstruction of justice in connection with its representation of Enron Corporation. Although the decision is being appealed, it is possible that events arising out of the final determination of this matter may adversely affect the ability of Arthur Andersen LLP to satisfy any claims against it.

        Our former independent auditor, Arthur Andersen LLP, has informed us that on June 15, 2002, Arthur Andersen LLP was found guilty of federal obstruction of justice arising out of its representation of Enron Corporation. Although Arthur Andersen LLP is appealing this decision, it is possible that events arising out of the final determination of this matter may adversely affect the ability of Arthur Andersen LLP to satisfy any claims arising from its provision of auditing and other services to us, including claims that may arise out of Arthur Andersen LLP's audit of our financial statements for the three year period ended January 26, 2002, which are included elsewhere in this prospectus.

Risks Relating to the Notes

Your right to receive payments on the notes is junior to our existing senior indebtedness and the existing senior indebtedness of our subsidiary guarantors and possibly all of our and their future borrowings. Further, claims of creditors of our non-guarantor subsidiaries will generally have priority with respect to the assets and earnings of those subsidiaries over your claims.

        The notes and the subsidiary guaranties are subordinated to the prior payment in full of our and the subsidiary guarantors' respective current and future senior indebtedness to the extent set forth in the indenture. As of April 27, 2002 we (excluding our subsidiaries) had about $59.0 million of senior indebtedness, consisting principally of our obligations under our senior credit facility, and the subsidiary guarantors would have had about $60.2 million of senior indebtedness, consisting of obligations under our senior credit facility. Because of the subordination provisions of the notes, in the event of the bankruptcy, liquidation or dissolution of our company or any subsidiary guarantor, our assets or the assets of the subsidiary guarantors would be available to pay obligations under the notes and our other senior subordinated obligations only after all payments had been made on our or the subsidiary guarantors' senior indebtedness. Sufficient assets may not remain after all these payments have been made to make any payments on the notes and our other senior subordinated obligations, including payments of interest when due. In addition, all payments on the notes and the subsidiary guaranties will be prohibited in the event of a payment default on our senior indebtedness (including borrowings under our senior credit facility) and, for limited periods, upon the occurrence of other defaults under our senior credit facility.

        In addition, none of our foreign subsidiaries are guaranteeing the notes, and these non-guarantor subsidiaries are permitted to incur additional indebtedness under the indenture. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness or guaranties issued by those subsidiaries, will generally have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including holders of the notes, even if the obligations of those subsidiaries do not constitute senior indebtedness. As of April 27, 2002, our non-guarantor subsidiaries would have had approximately $10.6 million of liabilities (excluding intercompany payables) and would have held approximately 10.1% of our consolidated assets.

The notes are not secured by our assets nor those of our subsidiaries, and the lenders under our senior credit facility will be entitled to remedies available to a secured lender, which gives them priority over the note holders to collect amounts due on our debt.

        In addition to being subordinated to all of our existing and future senior debt, the notes and the subsidiary guaranties will not be secured by any of our assets. Our obligations under our senior credit facility are secured by, among other things, a first priority pledge of all of our capital stock, mortgages upon all of the real property owned by us in the U.S. and by substantially all of our assets and each of our existing and subsequently acquired or organized material domestic subsidiaries (and, to the extent no adverse tax consequences will result, foreign subsidiaries). If we become insolvent or are liquidated, or if payment under the senior credit facility or in respect of any other secured senior indebtedness is accelerated, the lenders under the senior credit facility or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the senior credit facility or the other senior debt). Upon the occurrence of any default under the senior credit facility (and even without accelerating the indebtedness under the senior credit facility), the lenders may be able to prohibit the payment of the notes and subsidiary guaranties either by limiting our ability to access our cash flow or under the subordination provisions contained in the indenture governing the notes. See "Description of Amended Senior Credit Facility" and "Description of the Notes."

Because the definition of "change in control" includes a disposition of all or "substantially all" of our assets and there is no precise definition of the term "substantially all" under applicable law, it may be unclear whether a change of control has occurred that would require us to repurchase the notes.

        Under the indenture governing the notes, a change of control may be deemed to have occurred when, among other things, we dispose of all or substantially all of our assets or a person or group, other than Oaktree Fund or BACI, becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of our voting stock and Oaktree Fund and BACI beneficially own, directly or indirectly, less in the aggregate of the total voting power of our voting stock than the acquiring person or group and Oaktree Fund and BACI are not able to elect, by whatever means, a majority of the members of our board of directors. If we do undergo a change of control as defined in the indenture, we will be required to offer to repurchase all of the notes. In certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve the disposition of "all or substantially all" of our assets since there is no precise established definition of the phrase under the law governing the indenture. As a result, it may be unclear whether a change of control has occurred and whether we will be required to offer to repurchase all of the notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes. In addition, certain important corporate events, such as acquisitions, refinancings or leveraged recapitalizations that could increase our indebtedness may not constitute a change of control.

        If a change of control occurs, we cannot assure you that there will be sufficient funds available for us to make any required repurchases of the notes. In addition, our senior credit facility will prohibit us from purchasing any notes and provide that the occurrence of a change of control constitutes a default. If we do not repay all borrowings under our senior credit facility or obtain a consent of our lenders under our senior credit facility to repurchase the notes, we will be prohibited from purchasing the notes. Our failure to purchase tendered notes would constitute a default under the indenture governing the notes, which, in turn, would constitute a default under our senior credit facility. In that event, we would be required to repay all of our senior debt, including debt under our senior credit facility, before we could repurchase the notes. If a change of control occurs, we cannot assure you that we will have sufficient funds to repay our other debt obligations, including those under our senior credit facility, which will be required to be repaid prior to the notes. See "Description of the Notes—Change of Control."

        In addition, certain important corporate events, such as acquisitions, refinancings or leveraged recapitalizations that could increase the level of our indebtedness may not constitute a change of control under the indenture governing the notes.

The notes or a subsidiary guaranty could be voided if they constitute a fraudulent transfer under U.S. bankruptcy laws or comparable state laws, which could result in, among other things, the holders of the notes not being able to receive payment on the notes or to rely on that subsidiary guarantor to satisfy claims.

        Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, the notes or a subsidiary guaranty can be voided, or claims under a subsidiary guaranty may be subordinated to all other debts of that subsidiary guarantor if, among other things, the issuer or the subsidiary guarantor, at the time it incurred the indebtedness or the guaranty, as applicable:

  •
  intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness or guaranty; and

  •
  the issuer or the subsidiary guarantor:

  •
  was insolvent or rendered insolvent by reason of the incurrence;

  •
  was engaged in a business or transaction for which the issuer's remaining assets or the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that subsidiary guarantor under a guaranty could be voided and required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law. Generally, the issuer or a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair salable value of all of its assets;

  •
  the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that the notes and the subsidiary guaranties were incurred for proper purposes and in good faith and that the issuer and each subsidiary guarantor, after giving effect to either the issuance and exchange of the notes or the guaranty of the notes, as applicable, was not insolvent, did not have unreasonably small capital for the business in which it was engaged or incurred debts beyond its ability to pay as they mature. We cannot be certain, however, that a court would agree with our conclusions in this regard. In the event the guarantee of the notes by a subsidiary guarantor is voided as a fraudulent conveyance, holders of the notes would effectively be subordinated to all indebtedness and other liabilities of that guarantor.

The interests of our controlling stockholders could conflict with those of the holders of the notes.

        We are a wholly owned subsidiary of Tandus Group. Oaktree Fund and BACI own approximately 62.6% of Tandus Group's common stock. As a result, Oaktree Fund and BACI have the ability to elect all of the members of our board of directors, appoint new management and approve any action requiring the approval of our stockholders. The directors will have the authority to make decisions affecting our capital structure, including the issuance of additional indebtedness and the declaration of dividends. In addition, transactions may be pursued that could enhance their equity investment while involving risks to your interests. There can be no assurance that the interests of Oaktree Fund and BACI do not and will not conflict with the holders of the notes.

We have not obtained Arthur Andersen LLP's consent to be named in this prospectus as having certified its consolidated financial statements as of and for the three years ended January 26, 2002. This may limit your ability to assert claims against Arthur Andersen LLP.

        We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in this prospectus as having certified its consolidated financial statements for the three years ended January 26, 2002, as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore your right of recovery under that section may be limited as a result of the lack of consent.

USE OF PROCEEDS

        This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

        The net proceeds from the issuance of the outstanding notes was approximately $168.0 million, after deducting discounts, commissions and estimated offering expenses. We used a portion of the net proceeds from the notes to repay $125.0 million in aggregate principal amount of term loans under our senior credit facility, plus accrued interest, including the entire outstanding principal amount of the tranche A loan, with the remainder being used to repay a portion of the tranche B loan. We used $5.2 million of the net proceeds to cancel hedging arrangements relating to the repayment of these term loans. We will use the remainder of the net proceeds for general corporate purposes.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of April 27, 2002. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Amended Senior Credit Facility" and our consolidated financial statements and notes appearing elsewhere in this prospectus.

As of April 27, 2002
(in thousands)
Cash and cash equivalents	$44,065

Total Debt:
Senior credit facility:
Revolving credit facility(1)	$—
Tranche B term loan	59,000
Other debt and capitalized leases(2)	5,978
Senior subordinated notes due 2010	175,000

Total debt	239,978

Minority interest	327
Stockholder's equity	42,540

Total capitalization	$282,845

(1)
Our revolving credit facility provides for $50.0 million of borrowings.

(2)
Other debt includes approximately $3.7 million of sinking fund bonds assumed in the acquisition of Crossley, $1.1 million of a seller note to the former owner of Crossley, $250,000 of senior subordinated notes due 2007, and $928,000 of other debt.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The following table sets forth our selected consolidated financial data for each of the five years in the period ended January 26, 2002 and for the thirteen weeks ended April 28, 2001 and April 27, 2002. The financial data as of and for the fiscal years ended January 31, 1998, January 30, 1999, January 29, 2000, January 27, 2001 and January 26, 2002 have been derived from our audited consolidated financial statements. The financial data as of and for the thirteen weeks ended April 28, 2001 and April 27, 2002 have been derived from our unaudited consolidated financial statements and reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the periods presented. The operating data and other financial data presented in this table are not derived from the consolidated financial statements. You should read the operating and other financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes appearing elsewhere in this prospectus.

	For the Fiscal Year Ended										For the Thirteen Weeks Ended
	January 31, 1998		January 30, 1999(1)		January 29, 2000(2)		January 27, 2001		January 26, 2002		April 28, 2001		April 27, 2002
	(in thousands, except ratios)
											(unaudited)		(unaudited)
Statement of Operations Data:
Net sales	$171,603		$191,079		$262,148		$341,293		$322,036		$77,292		$66,417
Cost of goods sold	108,483		119,156		169,214		219,969		207,036		49,588		43,101

Gross profit	63,120		71,923		92,934		121,324		115,000		27,704		23,316
Selling, general and administrative expenses	34,769		38,514		52,509		70,083		66,606		18,334		16,384
Corporate general and administrative allocated costs	649		—		—		—		—		—		—
Goodwill and other intangibles amortization(3)	8,468		7,375		7,898		8,066		9,946		1,964		971
Recapitalization compensation charge(4)	—		—		—		30,223		—		—		—

Operating income	19,234		26,034		32,527		12,952		38,448		7,406		5,961
Equity in earnings of Chroma	—		—		1,215		2,293		1,534		481		476
Net interest expense(5)	15,122		14,715		16,338		17,151		23,645		5,873		5,913
Net income (loss)	$2,402		$6,438		$10,072		$(8,558)		$8,284		$868		$(1,348)

Other Financial Data:
EBITDA(6)	$32,497		$39,268		$50,614		$27,209		$60,839		$12,364		$7,792
Adjusted EBITDA(6)	32,497		39,278		49,363		62,888		59,834		12,218		9,385
Depreciation and amortization	13,263		13,244		15,708		17,648		20,136		4,497		2,871
Capital expenditures	5,119		7,972		8,378		10,702		8,224		2,850		1,300
Ratio of earnings to fixed charges(7)	1.3	x	1.7	x	2.0	x	0.9	x	1.7	x	1.3	x	1.1	x
Cash Flows Data:
Net cash provided by (used in) operating activities	$24,201		$19,514		$27,590		$33,187		$38,089		$2,866		$(3,054)
Net cash used in investing activities	(202,856)		(12,680)		(61,055)		(9,365)		(6,974)		(2,535)		(747)
Net cash provided by (used in) financing activities	184,210		(10,322)		35,368		(22,185)		(30,632)		(4,680)		41,632
Balance Sheet (at end of period):
Total assets	$216,823		$215,414		$288,288		$301,663		$270,433		$302,952		$319,445
Long-term debt	142,000		132,220		173,671		212,093		185,197		210,894		238,955

(Footnotes on following page)

(1)
We acquired Advance Carpet Tiles, Ltd. in June 1998. The results of operations of this acquired business have been included in our consolidated financial statements since its date of acquisition. Our results of operations for periods prior to this acquisition may not be comparable to our results of operations for subsequent periods.

(2)
We acquired Monterey Carpets, Inc. in June 1999 and Crossley Carpet Mills Limited in July 1999. The results of operations of these acquired businesses have been included in our consolidated financial statements since their respective dates of acquisition. Our results of operations for periods prior to these acquisitions may not be comparable to our results of operations for subsequent periods.

(3)
In the fourth quarter of fiscal 2001, the Company's United Kingdom subsidiary recorded a non-cash impairment charge of $2.2 million relating to the investment in its wholly-owned subsidiary, Advance Carpet Tiles, Ltd. The impairment charge consisted of the write-off of all goodwill recorded at the initial acquisition date. The remaining investment value approximates the value of the remaining net assets as determined by third-party appraisals.

(4)
As part of the January 2001 recapitalization, we incurred a non-recurring compensation charge of approximately $30.2 million for fiscal 2000 relating to the cancellation of all of our parent company's outstanding options. This charge represents the difference between the fair market value of the parent company common stock issuable upon exercise of the options and the exercise price of these options.

(5)
Net interest expense for the year ended January 26, 2002 includes $5.2 million for the changes in fair market value of our interest rate hedging arrangements relating to our senior credit facility. These hedging arrangements were cancelled in connection with the offering of the outstanding notes.

(6)
EBITDA represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus extraordinary item, Chroma cash dividends, and minority interest in income of subsidiary less equity in earnings of Chroma, plus the recapitalization compensation charge and a non-cash charge relating to goodwill impairment write-off for our acquisition of Advance Carpet Tiles, Ltd. EBITDA and Adjusted EBITDA are presented because such measures are commonly used by certain investors and analysts to analyze a company's ability to service debt. However, EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered alternatives to operating income or net income as a measure of operating performance or to net cash provided by operating activities as a measure of liquidity. Because EBITDA and Adjusted EBITDA are not calculated identically by all companies, the presentation in this offering circular may not be comparable to those disclosed by other companies.

(7)
For purposes of computing the ratio of earnings to fixed charges, earnings are defined as income before income tax provisions and extraordinary items, plus fixed charges and equity distributions from Chroma. Fixed charges consist of interest expenses on all indebtedness (including amortization of deferred financing costs) and one-third of operating lease rental expense, which is deemed representative of that portion of rental expense estimated to be attributable to interest. As of January 27, 2001, an additional $2.0 million of earnings would have been required to make the ratio of earnings to fixed charges 1:1.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements and the accompanying notes. Except for historical information, the discussions in this section contain forward-looking statements that involve risks and uncertainties. Future results could differ materially from those discussed below for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a leading manufacturer of vinyl-backed floorcoverings, including six-foot roll carpet and modular carpet tile, as well as high-style broadloom carpet, principally for the North American specified commercial carpet market. We design, manufacture and market our C&A, Monterey and Crossley brands for a wide variety of end markets, including corporate, education, healthcare, government and retail stores. The specified commercial market tends to be less price sensitive than the residential and off-the-shelf commercial carpet markets. In addition, due to the diversity of our end markets, we believe that our business tends to be less cyclical than that of many of our competitors, which rely more heavily on the corporate market. We believe that the education, healthcare and government end markets, which have accounted for approximately 47% and 45% of our net sales in fiscal 2001 and the thirteen weeks ended in April 27, 2002, respectively, are relatively more stable because demand is driven more by specific trends within the end market rather than general economic conditions. However, the general economic conditions have more of an effect on the corporate end market which tends to be more cyclical. During fiscal 2001 and the thirteen weeks ended in April 27, 2002, the general downturn in the U.S. economy contributed to our net sales in the corporate end market declining 12.8% and 28.7%, respectively.

        Net sales represent gross sales less product returns, customer allowances and various customer discounts, all generated in the ordinary course of business. Net sales also include billings for installation services provided by us to our customers through independent third-party contractors related to our Source One distribution program. Our net sales have grown from $191.1 million in fiscal 1998 to $322.0 million in fiscal 2001. The single largest component of our costs is raw materials, including yarn, primary backing and various coater materials. Yarn comprises about one-third of the carpet's cost structure and in excess of 50% of total raw material costs. Historically, we have been able to pass on yarn price increases in the ordinary course of business in response to published increases by major yarn suppliers. See "Risk Factors—Increases in the cost of petroleum-based raw materials could have a material adverse effect on us if we were unable to pass the increases through to our customers" and "—Unanticipated termination or interruption of our arrangement with our primary third-party supplier of nylon yarn could have a material adverse effect on us." Cost of goods sold also includes the expenses associated with providing installation services through third-party contractors.

        During fiscal 2001 and the thirteen weeks ended April 27, 2002, the U.S. commercial carpet market has experienced decreased demand due to the overall slowing of the U.S. economy and a decline in corporate construction spending. Despite this challenging environment, we believe we have continued to perform well as compared to our competitors. For fiscal 2001 and the thirteen weeks ended April 27, 2002, we generated net sales of approximately $322.0 million and $66.4 million, respectively; cash flows from operating, investing and financing activities of $0.5 million and $37.8 million, respectively; net income (loss) of $8.3 million and $(1.3) million, respectively; EBITDA of $60.8 million and $7.8 million, respectively; and Adjusted EBITDA of $59.8 million and $9.4 million, respectively. We expect our near term operating results will continue to be negatively impacted by these adverse market conditions.

        In response to current market conditions, we instituted aggressive cost management policies and reduced capital expenditures during 2001. In addition, we have achieved costs savings from on-going cost reduction programs. Our current management team has developed a culture of continuous cost improvement aimed at monitoring and controlling our manufacturing and administrative expenses. A portion of our cost reductions are the result of employee suggestions gathered through a formal initiative known as the Cost Improvement Program. From fiscal 1992 to fiscal 2001, we estimate that this program has been responsible for approximately $21.8 million in cumulative cost reductions.

January 2001 Recapitalization

        On January 25, 2001, Tandus Group consummated a recapitalization transaction pursuant to which Oaktree Fund, BACI and their co-investors acquired an 83.4% ownership interest in Tandus Group for approximately $192.5 million and Tandus Group's management and other existing stockholders retained a 16.6% ownership interest. The transaction was treated as a recapitalization whereby the assets and liabilities of Tandus Group remained at their historical cost.

        As part of the recapitalization, we (i) incurred a non-recurring compensation charge of approximately $30.2 million representing the difference between the fair market value of the Tandus Group common stock issuable upon exercise of the options cancelled in connection with the recapitalization and the exercise price of these options; (ii) recorded an extraordinary loss on early extinguishment of debt of $0.6 million, net of tax expense of $0.4 million, consisting of the write-off of deferred financing costs associated with the repayment of our prior senior credit facility; and (iii) recorded an extraordinary loss on early extinguishment of debt of $6.0 million, net of tax benefit of $4.2 million, consisting of the write-off of deferred financing costs associated with the repurchase of approximately $84.8 million of our 10% senior subordinated notes due 2007 ($250,000 of which are still outstanding) and a premium paid to the holders of those notes of $7.4 million. In October 2001, we paid a $5.1 million post-closing purchase price adjustment relating to the recapitalization, which was funded out of cash flow from operations. Additionally, prior to the recapitalization, during fiscal 2000, we repurchased $6.5 million of the 10% senior subordinated notes due 2007 in the open market, resulting in an extraordinary loss of approximately $69,000, net of tax benefit of approximately $46,000, which included the write-off of a pro rata share of deferred financing costs associated with the issuance of the 10% senior subordinated notes.

Acquisitions

        On May 8, 2002 our wholly owned subsidiary, CAF Extrusion, Inc., acquired a yarn extrusion manufacturing plant located in Calhoun, Georgia from The Dixie Group, Inc. ("Dixie") for approximately $31.0 million. In addition, CAF Extrusion, Inc. purchased the real property on which the plant is located from a third party for approximately $2.4 million. In connection with the transaction, we entered into a three-year supply agreement with Dixie. The acquisitions were funded from cash on hand.

        In July 1999, we acquired all the outstanding capital stock of Crossley Carpet Mills Limited for $22.1 million, including $17.5 million in assumed debt. Based in Nova Scotia, Canada, Crossley is a manufacturer of tufted and woven broadloom carpet.

        In June 1999, we acquired all the outstanding capital stock of Monterey Carpets, Inc. for $50.8 million. Based in California, Monterey is a recognized design leader in the high-style, fashion-oriented sector of the commercial broadloom carpet market. Through Monterey we have a 50% partnership interest in Chroma, which owns and operates a carpet dyeing and finishing plant in Santa Ana, California. Under the terms of the partnership agreement, Chroma is required to distribute all of its earnings on a quarterly basis to its partners.

        In August 1998, we entered into a joint venture with a group of individuals to form Collins & Aikman Floorcoverings Asia Pte. Ltd. Based in Singapore, the company markets and distributes our products throughout the Asia Pacific region. We obtained a 51.0% ownership in the new company.

        In June 1998, we acquired all of the outstanding capital stock of Advance Carpet Tiles, Ltd., a manufacturer of carpet backing, from Headlam Group PLC for $5.6 million, including assumed debt of $0.6 million.

Results of Operations

        The following table sets forth certain operating results as a percentage of net sales for the periods indicated.

	Fiscal Year Ended			Thirteen Weeks Ended
	January 29, 2000	January 27, 2001	January 26, 2002	April 28, 2001	April 27, 2002
	(Percentage of net sales)
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	64.5	64.5	64.3	64.2	64.9

Gross profit	35.5	35.5	35.7	35.8	35.1
Selling, general and administrative expenses	20.0	20.5	20.7	23.7	24.7
Goodwill and other intangibles amortization	3.0	2.4	3.1	2.5	1.4
Recapitalization compensation charge	—	8.8	—	—	—

Operating income	12.4	3.8	11.9	9.6	9.0
Net interest expense	6.2	5.0	7.3	7.6	8.9
Net income (loss)	3.8	(2.5)	2.6	1.1	(2.0)

Thirteen Weeks Ended April 28, 2001 Compared with Thirteen Weeks Ended April 27, 2002.

        Net Sales.    Net sales for the thirteen weeks ended April 27, 2002 were $66.4 million, a decrease of 14.1% from the $77.3 million for the thirteen weeks ended April 28, 2001. The decrease in net sales in the thirteen weeks ended April 27, 2002 was due to the continued overall slowing of the U.S. economy and the decline in corporate end market which accounted for approximately 65.0% of the revenue shortfall.

        Cost of Goods Sold.    Cost of goods sold was $43.1 million for the thirteen weeks ended April 27, 2002 as compared to $49.6 million in the thirteen weeks ended April 28, 2001. This decrease resulted from lower net sales and management cost control initiatives. As a percentage of sales, these costs were 64.9% and 64.2%, respectively.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses, excluding other intangible assets amortization of $1.0 million, for the thirteen weeks ended April 27, 2002 decreased to $16.4 million, a decrease of 10.6% from $18.3 million in the thirteen weeks ended April 28, 2001 which excluded goodwill and other intangible assets amortization of $2.0 million. This decrease was primarily due to lower compensation costs of $0.9 million, lower sample costs of $0.6 million and foreign exchange gains of $0.3 million. As a percentage of sales, these expenses excluding amortization increased to 24.7% from 23.7% in the prior year.

        Interest Expense.    Net interest expense for the thirteen weeks ended April 27, 2002 and the thirteen weeks ended April 28, 2001 was $5.9 million. Debt levels during the thirteen weeks ended April 27, 2002 were slightly higher than the thirteen weeks ended April 28, 2001 due to the completion of the offering of the initial notes on February 15, 2002. Additionally, the thirteen weeks ended

April 28, 2001 included a charge to interest expense of $0.8 million to reflect the fair value of the Company's interest rate hedging agreements.

        Net Income (Loss).    Net income for the thirteen weeks ended April 27, 2002 decreased to a net loss of $1.3 million from $0.9 million in net income for the thirteen weeks ended April 28, 2001. This was due to the combined result of the factors described above.

        EBITDA and Adjusted EBITDA.    EBITDA represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA plus extraordinary item, Chroma cash dividends and minority interest in income of subsidiary less equity in earnings of Chroma, plus the recapitalization compensation charge and a non cash charge relating to good-will impairment write-off for our acquisition of Advance Carpet Tiles, Ltd. EBITDA decreased to $7.8 million in the thirteen weeks ended April 27, 2002 from $12.4 million in the thirteen weeks ended April 28, 2001, a decrease of 37.0%. This was due to the combined result of the factors as described above. Adjusted EBITDA for the thirteen weeks ended April 27, 2002 decreased to $9.4 million from $12.2 million in the thirteen weeks ended April 28, 2001, a decrease of 23.2%. EBITDA and Adjusted EBITDA are presented because they are commonly used by certain investors to analyze a company's ability to service debt. EBITDA and Adjusted EBITDA are not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as a measure of operating performance or to net cash provided by operating activities as a measure of liquidity. Because EBITDA and Adjusted EBITDA are not calculated identically by all companies, the presentation may not be comparable to those disclosed by other companies.

        A reconciliation of net income to Adjusted EBITDA is as follows:

	Thirteen Weeks Ended
	April 28, 2001	April 27, 2002
Net income (loss)	$868	$(1,348)
Income taxes	1,126	356
Net interest expense	5,873	5,913
Depreciation and amortization	4,497	2,871

EBITDA	12,364	7,792
Extraordinary loss on early extinguishment of debt, net of tax	5	1,500
Chroma cash dividends	315	553
Equity in earnings in Chroma	(481)	(476)
Minority interest in income of subsidiary	15	16

Adjusted EBITDA	$12,218	$9,385

Fiscal Year Ended January 26, 2002 Compared with Fiscal Year Ended January 27, 2001.

        Net Sales.    Net sales for fiscal 2001 were $322.0 million, a decrease of 5.7% from $341.3 million for fiscal 2000. The sales increase in the education end market of 3.5% was offset by the decline in the corporate end market of 12.8% caused by the slowness in the overall U.S. economy.

        Cost of Goods Sold.    Cost of goods sold decreased to $207.0 million for fiscal 2001 from $220.0 million for fiscal 2000, a decrease of 5.9% due to lower sales and cost control initiatives. As a percentage of net sales, these costs remained relatively constant at 64.3% and 64.5% for fiscal 2001 and fiscal 2000, respectively.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses, excluding goodwill and non-recurring charges, decreased to $66.6 million for fiscal 2001 from

$70.1 million for fiscal 2000. As a percentage of net sales, these expenses increased slightly to 20.7% from 20.5%. These lower costs are primarily due to lower sample expense of $1.4 million, lower sales commissions of $1.4 million resulting from lower sales and lower advertising and promotional expenses of $0.7 million. Excluded charges from selling, general and administrative expenses were goodwill and other intangibles amortization and a non-recurring charge for recapitalization compensation. Goodwill and other intangibles amortization increased for fiscal 2001 to $10.0 million from $8.1 million in fiscal 2000 primarily due to a $2.2 million non-cash goodwill impairment write-off charge relating to the Company's United Kingdom subsidiary's investment in its wholly-owned subsidiary, Advance Carpet Tiles, Ltd. The non-recurring recapitalization compensation charge of $30.2 million in fiscal 2000 related to the cancellation of all of our parent company's outstanding options resulting from our January 2001 recapitalization.

        Interest Expense.    Net interest expense for fiscal 2001 increased to $23.6 million from $17.2 million for fiscal 2000. This increase includes $5.2 million for changes in fair market value of our interest rate hedging arrangements relating to our senior credit facility, which arrangements were cancelled in connection with the offering. The balance of this increase is attributable to the higher indebtedness incurred in connection with our January 2001 recapitalization.

        Net Income (Loss).    Net income for fiscal 2001 was $8.3 million as compared to a net loss of $8.6 million for fiscal 2000. This was due to the combined result of the factors described above.

        EBITDA and Adjusted EBITDA.    EBITDA for fiscal 2001 was $60.8 million compared to $27.2 million for fiscal 2000. Adjusted EBITDA for fiscal 2001 was $59.8 million compared to $62.9 million for fiscal 2000. This was due to the combined result of the factors described above.

        A reconciliation from net income to Adjusted EBITDA is as follows:

	Fiscal Year Ended January 27, 2001	Fiscal Year Ended January 26, 2002
Net (loss) income	$(8,558)	$8,284
Interest expense	17,151	23,645
Income tax expense	968	8,774
Depreciation and amortization	17,648	20,136

EBITDA	27,209	60,839
Extraordinary loss (gain) on early extinguishment of debt, net of tax	5,617	(750)
Recapitalization compensation charge	30,233	—
Chroma cash dividends	2,065	1,250
Equity in earnings of Chroma	(2,293)	(1,534)
Minority interest in income of subsidiary	67	29

Adjusted EBITDA	$62,888	$59,834

Fiscal Year Ended January 27, 2001 Compared with Fiscal Year Ended January 29, 2000

        Net Sales.    Net sales increased to $341.3 million in fiscal 2000 from $262.1 million in fiscal 1999, an increase of $79.2 million or 30.2% over fiscal 1999. The increase in net sales in fiscal 2000 was primarily due to the inclusion of product sales of Monterey and Crossley for a full year in fiscal 2000 versus a partial year of seven months for Monterey and six months for Crossley in fiscal 1999.

        Cost of Goods Sold.    Cost of goods sold increased to $220.0 million in fiscal 2000 from $169.2 million in fiscal 1999, an increase of $50.8 million or 30.0%. As a percentage of sales, these costs were 64.5% in fiscal 1999 and fiscal 2000. This cost increase was due to the inclusion of product sales of Monterey and Crossley for a full year, increased sales volume and a raw material yarn price increase partially offset by manufacturing efficiencies related to the increased sales volume.

        Selling, General and Administrative Expenses.    Our selling, general and administrative expenses in fiscal 2000, excluding goodwill and non-recurring charges, increased to $70.1 million from $52.5 million, an increase of 33.5% over fiscal 1999. This cost increase is primarily due to the inclusion of Monterey and Crossley expenses for a full year versus seven months for Monterey and six months for Crossley in fiscal 1999. In addition, we incurred a non-recurring compensation charge of approximately $30.2 million in fiscal 2000 relating to the cancellation of all outstanding stock options in connection with our January 2001 recapitalization.

        Interest Expense.    Net interest expense for fiscal 2000 increased to $17.2 million from $16.3 million in fiscal 1999. This increase is due to the higher level of indebtedness resulting from the Monterey and Crossley acquisitions in fiscal 1999.

        Net Income (Loss).    We incurred a net loss of $8.6 million for fiscal 2000 as compared to net income of $10.1 million in fiscal 1999. This decrease of $18.7 million was due to the combined result of the factors described above and an extraordinary loss of approximately $5.6 million, net of income tax expense, due to the early extinguishment of debt resulting from our January 2001 recapitalization.

        EBITDA and Adjusted EBITDA.    EBITDA was $27.2 million in fiscal 2000 compared to $50.6 million for fiscal 1999. Adjusted EBITDA of $62.9 million in fiscal 2000 was $13.5 million or 27.3% higher than the $49.4 million for fiscal 1999. This was due to the factors described above, including the inclusion of Monterey and Crossley for a full year which have lower EBITDA margins.

        A reconciliation from net income to Adjusted EBITDA is as follows:

	Fiscal Year Ended January 29, 2000	Fiscal Year Ended January 27, 2001
Net income (loss)	$10,072	$(8,558)
Interest expense	16,338	17,151
Income tax expense	8,496	968
Depreciation and amortization	15,708	17,648

EBITDA	50,614	27,209
Extraordinary (gain) loss on early extinguishment of debt, net of tax	(1,226)	5,617
Recapitalization compensation charge	—	30,233
Chroma cash dividends	1,128	2,065
Equity in earnings of Chroma	(1,215)	(2,293)
Minority interest in income of subsidiary	62	67

Adjusted EBITDA	$49,363	$62,888

Liquidity and Capital Resources

        Our primary cash needs have historically been for operating expenses, working capital, debt repayment and capital expenditures. We have financed our cash requirements through internally generated cash flow and the offering of the initial notes.

        During the thirteen weeks ended April 27, 2002, net cash used in operating activities was $3.1 million compared to net cash provided by operating activities of $2.9 million for the thirteen weeks ended April 28, 2001. The change was primarily due to a negative impact of $2.3 million in net working capital, a net loss of $2.2 million, lower depreciation and amortization of $1.6 million, and $1.3 million in deferred tax benefit, offset by an extraordinary loss due to early extinguishment of debt of

$1.5 million. We provided net cash of $41.6 million in financing activities for the thirteen weeks ended April 27, 2002 primarily from the net proceeds from the funding of the initial notes and the voluntary prepayment of $125.0 million of bank term loans, compared to usage of net cash of $4.7 million for the thirteen weeks ended April 28, 2001. We used net cash of $0.7 million for the thirteen weeks ended April 27, 2002 for investing activities, primarily for capital expenditure requirements, as compared to $2.5 million for the thirteen weeks ended April 28, 2001.

        Capital expenditures for the thirteen weeks ended April 27, 2002 totaled $1.3 million, compared to $2.9 million for the thirteen weeks ended April 28, 2001.

        During fiscal 2001, net cash provided by operating activities was $38.1 million compared to $33.2 million for fiscal 2000. The change was primarily due to increases in working capital and an increase in net income. We used net cash of $30.6 million in financing activities for fiscal 2001 primarily for debt repayments, compared to $22.2 million for fiscal 2000. In fiscal 2000, the primary financing activities consisted of $34.0 million in dividends to Tandus Group as well as $10.0 million to employees for cancellation of stock options as part of the January 2001 recapitalization. We used net cash of $7.0 million for fiscal 2001 for investing activities, primarily for capital expenditure requirements, as compared to $9.4 million for fiscal 2000.

        Capital expenditures totaled $8.2 million for fiscal 2001, compared to $10.7 million for fiscal 2000. Capital expenditures for fiscal 2001 were focused on cost reductions, maintenance measures and efficiency improvements.

        In connection with our January 2001 recapitalization, we entered into a senior credit facility, which consists of a $50.0 million tranche A term loan facility, a $156.0 million tranche B term loan facility and a $50.0 million revolving credit facility, which includes a letter-of-credit sublimit of $15.0 million. The proceeds from our senior credit facility were used to fund our January 2001 recapitalization, which included the retirement of certain previously outstanding senior and subordinated debt and the payment of related fees and expenses. We repaid the tranche A term loan in full ($44.7 million) and repaid a portion of the tranche B term loan ($80.3 million) with a portion of the proceeds of the initial offering. In connection with the initial offering, we amended our senior credit facility. Following the initial offering, our senior credit facility consists of approximately $59.0 million in term loan borrowings and a $50.0 million revolving credit facility, none of which has been drawn. In addition, our senior credit facility, as amended, allows for up to $75.0 million of additional term loans to be made under the senior credit facility, subject to one or more lenders committing to provide such loans and other specific requirements, including compliance with financial covenants. See "Description of Amended Senior Credit Facility."

        In connection with the Crossley acquisition, we agreed to pay the seller $2.0 million over four years beginning in June 2001. In addition, we assumed approximately $17.5 million of debt of Crossley, including approximately $0.8 million of obligations under equipment financing arrangements, approximately $6.9 million relating to Crossley's revolving credit line (none of which was outstanding and $4.6 million of which was available as of January 26, 2002), and approximately $9.5 million of sinking fund bond obligations (the "NSBDC Bonds") owed to the Nova Scotia Business Development Corporation (the "NSBDC"). The NSBDC has agreed to forgive approximately $6.3 million of the NSBDC Bonds, subject to maintaining certain level of annual hours worked by its employees. As of January 26, 2002, the NSBDC had forgiven $5.7 million and up to an additional $0.6 million is eligible for forgiveness through fiscal 2002. The remaining balance of the NSBDC Bonds amortizes over five years beginning in 2003.

        Our ability to make scheduled payments of principal or to pay interest on, or to refinance our indebtedness, depends on our future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors beyond our control. Based upon the current level of operations, we believe that cash flow from operations, together with available borrowings under our senior credit facility, as amended in connection with this offering, will be adequate to meet our anticipated future requirements for capital expenditures and debt service for at least the next twelve months. There can be no assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable us to service our indebtedness, or to make necessary capital expenditures. We continuously evaluate potential acquisitions of businesses, which complement our existing operations. Depending on various factors, including, among others, the cash consideration required in such potential acquisitions, we may determine to finance any such transaction with existing sources of liquidity.

Effects of Inflation

        The impact of inflation on our operations has not been significant in recent years. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on our operating results.

Seasonality

        We experience seasonal fluctuations, with generally lower sales and gross profit in the first and fourth quarters of the fiscal year and higher sales and gross profit in the second and third quarters of the fiscal year. The seasonality of sales and profitability is primarily a result of disproportionately higher education end market sales during the summer months while schools generally are closed and floorcoverings can be installed.

Reliance on Primary Third-Party Supplier of Nylon Yarn

        E.I. DuPont de Nemours and Company currently supplies substantially all of our requirements for nylon yarn, the principal raw material used in our floorcoverings products. The unanticipated termination or interruption of the supply arrangement with DuPont could have a material adverse effect on us because of the cost and delay associated with shifting this business to another supplier. Historically, we have not experienced significant interruptions in the supply of nylon yarn from DuPont.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. Although we are not subject to material foreign currency exchange risk, we are exposed to changes in interest rates. Other than the initial notes, substantially all of our debt is variable rate debt. Interest rate changes therefore generally do not affect the fair market value of such debt but do impact future earnings and cash flows, assuming other factors are held constant. Conversely, for fixed rate debt, interest changes do not impact future cash flow and earnings, but do impact the fair market value of such debt, assuming other factors are held constant. At April 27, 2002, we had variable rate debt of $59.0 million. Holding other variables constant, including levels of indebtedness, a one percentage point increase in interest rates would have had an estimated impact on pre-tax earnings and cash flows for fiscal 2001 of approximately $2.0 million.

        The variable interest rate per annum applicable to borrowings under our senior credit facility is equal to our choice of (a) an adjusted rate based on the LIBOR rate plus a Eurodollar margin or (b) a base rate, as defined in our senior credit agreement, plus a base rate margin. The Eurodollar margin and the base rate margin adjust quarterly on a sliding scale based on our leverage ratio for the immediately preceding four fiscal quarters. See "Description of Amended Senior Credit Facility."

Recent Accounting Pronouncements

        During fiscal 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. We adopted SFAS 133 as of the beginning of fiscal year 2001. As required under the terms of our senior credit facility, we entered into certain hedging agreements in fiscal 2001. At January 26, 2002, the total fair market value of these instruments was approximately $5.2 million, which is included in accrued liabilities, with a charge to interest expense. As part of the initial offering, these agreements were terminated.

        Effective fiscal year 2000, we adopted the FASB Emerging Issues Task Force Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." Therefore, freight charged to customers is included in sales rather than as an offset to freight expense. Freight costs included in sales were $3.8 million, $4.9 million and $4.8 million in fiscal 1999, 2000 and 2001, respectively.

        In June 2001, the FASB finalized SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations. SFAS 141 also requires the recognition of acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the reclassification of the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

        SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires the identification of reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires a transitional goodwill impairment test six months from the date of adoption. We will also be required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142. We have not yet determined the impact of adopting this statement.

        In June 2001 the FASB approved the issuance of SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS 143 establishes accounting standards for the recognition and measurement of legal obligations associated with the retirement of tangible long-lived assets. SFAS 143 will become effective for us on January 1, 2003 and requires recognition of a liability for an asset retirement obligation in the period in which it is incurred. We are in the process of evaluating the impact this standard will have on our financial statements.

        In October 2001 the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. We are in the process of evaluating the impact this standard will have on our financial statements.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinded FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," FASB Statement No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements," and amended FASB Statement No. 13, "Accounting for Leases." SFAS No. 145 addresses the treatment of gains and losses related to debt extinguishments and should only be classified as extraordinary items if they meet certain criteria. The provisions of this statement were effective beginning May 15, 2002. We are in the process of evaluating the impact of this standard will have on our financial statements.

Critical Accounting Policies

        Our significant accounting policies are more fully described in Note 3 to our consolidated financial statements. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty and actual results could differ from these estimates. These judgments are based on our historical experience, terms of existing contracts, current economic trends in the industry, information provided by our customers, and information available from outside sources, as appropriate. Our significant accounting policies include:

        Revenue Recognition.    Revenue is recognized when goods are shipped, which is when legal title passes to the customer. For product installations subject to customer approval, revenue is recognized upon acceptance by the customer. We provide certain installation services to customers utilizing independent third-party contractors. The billings and expenses for these services are included in net sales, and cost of goods sold, respectively.

        Impairment of Goodwill.    We periodically evaluate acquired businesses for potential impairment indicators. Our judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance of our acquired businesses. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with our acquired businesses is impaired. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

        Allowance and/or Reserve for Product Warranty and Returns.    Our warranty reserve and allowance for product returns is established based upon our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. While we believe that our warranty reserve and allowance for product returns is adequate and that the judgment applied is appropriate based upon our historical experience for these items, actual amounts determined to be due and payable could differ and additional allowances may be required.

BUSINESS

General

        We are a leading manufacturer of vinyl-backed floorcoverings, including six-foot roll carpet, which is six-foot wide carpet roll goods with vinyl backing, and modular carpet tile, which is generally 18-by-18 inch carpet tile with vinyl backing, as well as high-style broadloom carpet, which is twelve-foot wide carpet roll goods with non-vinyl backing, principally for the North American specified commercial carpet market. We refer to carpet rolled on a cardboard core as roll goods. We market our diverse line of floorcoverings under the Tandus Group name, offering our customers one-stop shopping for the following established brands:

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  C&A.    We believe that our C&A brand holds the number one market position in six-foot roll carpet, and is among the leading brands within the modular carpet tile market. Our C&A brand products are highly regarded as a result of their appearance retention, comfort under foot, installation ease, longer useful life and advanced backing technology, which includes our RS "peel & stick" adhesive system for vinyl-backed product installation, our ER3 carpet recycling technology and our six-foot vinyl cushion backing.

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  Monterey.    Our Monterey brand is a recognized design leader in the high-style, fashion-oriented sector of the commercial broadloom carpet market due to its creative designs and intricate patterns in a wide variety of colors, textures, pile heights and densities.

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  Crossley.    Our Crossley brand is a recognized leader in Canada in the tufted and woven broadloom commercial carpet markets. The Crossley brand uses its Crossweave looms to produce high-quality woven products in a wide variety of styles and patterns to meet the needs of interior design professionals.

Through these complementary brands and our flexible distribution channels, we offer a complete package of product offerings to meet a wide array of floorcovering needs. We believe this full-service capability, together with our superior product technologies, design capabilities, customer-focused services and environmental initiatives, provide us with a competitive advantage within our industry. Our net sales have grown from $191.1 million in fiscal 1998 to $322.0 million in fiscal 2001, representing a compound annual growth rate of 19.0%. Excluding acquisitions, our net sales grew during this period at a compound annual growth rate of 5.6%, which is over two times the growth rate of the specified commercial carpet market as a whole. For fiscal 2001 and the thirteen weeks ended April 27, 2002, we generated net sales of approximately $322.0 million and $66.4 million, respectively; net income (loss) of $8.3 million and $(1.3) million, respectively; cash flows from operating, investing, and financing activities of $0.5 million and $37.8 million, respectively; EBITDA of $60.8 million and $7.8 million, respectively; and Adjusted EBITDA (as defined) of approximately $59.8 million and $9.4 million, respectively.

        We estimate that the U.S. commercial carpet market, which is comprised of the specified and non-specified segments, generated sales of approximately $3.6 billion in 2000. We focus on the specified commercial carpet market, which we estimate represented approximately $2.8 billion of the total U.S. commercial carpet market in 2000. In the specified commercial carpet market, products are manufactured to the specifications of architects, designers and owners, as compared to the non-specified market in which products are purchased off-the-shelf. The key competitive factors in the specified carpet market are product durability, appearance retention, product design and service, rather than price. We are well-positioned to capitalize on positive trends within the specified commercial carpet market, including (1) six-foot roll carpet continuing to gain market share from other floorcoverings in end markets in which it has distinct performance advantages, such as ease of maintenance, appearance retention and longer useful life; (2) modular carpet tile increasingly being used instead of other flooring surfaces due to increased raised office flooring applications and the continuing trend toward modular furniture systems; and (3) increasing customer demand for high-style broadloom carpet with complex patterns and textures.

Competitive Strengths

        We believe that the following strengths will allow us to continue to enhance our position within the North American commercial carpet industry:

        Leading Brands.    We believe that the C&A, Monterey and Crossley brands are well known in the specified commercial carpet markets in which they compete due to the wide array of capabilities and the superior functionality of our products. By marketing our products under the Tandus Group name, we are able to capitalize on our portfolio of leading brands to offer one source to meet our customers' floorcovering needs. We believe that our strong brand reputation also enables us to introduce and gain acceptance of new product innovations.

        Diverse End Markets.    We manufacture and sell our products to a diverse group of end markets, including corporate, education, healthcare, government and retail stores. This segmented strategy makes us less sensitive to economic downturns than our competitors who rely more heavily on the cyclical corporate market. In addition, we believe that end markets such as education, healthcare and government tend to be less susceptible to economic downturns than the corporate market. For example, despite a challenging economic environment, our net sales to the education market were $89.6 million in fiscal 2001, as compared to $78.3 million in fiscal 2000 and $18.7 million in the thirteen weeks ended April 27, 2002, as compared to $18.3 million in the thirteen weeks ended April 28, 2001. Our focus on selling to diverse end markets has also limited our exposure to any single customer, as our largest customer in fiscal 2001 represented less than 2% of our net sales.

        Segmented Marketing Strategy.    We have implemented a segmented marketing strategy that requires each sales person to develop an expertise in specific end markets, resulting in greater customer-focused service, comprehensive market coverage and increased sales productivity. This approach targets our sales and marketing efforts to the specific needs of the customers in each of our end markets and differentiates us from our competitors, whose sales forces are generally responsible for all end markets within a geographical region. This segmented approach allows our sales forces to better respond to the changing needs of our customers.

        Superior Product Technology.    We believe our focus on technology has resulted in the development of industry-leading innovations that have helped to differentiate our products. The following are examples of some of our product innovations:

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  Powerbond is a vinyl cushion backing system that exhibits superior durability, appearance retention and reduced seam visability, thereby combining the best attributes of hard surface (longer useful life and ease of maintenance) and carpet floorcoverings (comfort, acoustics and aesthetics). Powerbond uses a closed-cell construction, which traps moisture and soil on the surface, facilitating easy, low-cost maintenance and stain removal.

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  RS is a releasable "peel & stick" adhesive system for vinyl-backed product installation, which dramatically simplifies installation. This "dry adhesive" eliminates the fumes associated with the adhesives generally used in conventional carpet installation and provides a faster, cleaner, lower cost installation without materially disrupting usable space.

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  ER3 is a breakthrough in carpet recycling technology. ER3 is a patented backing for modular carpet tile produced from both post-consumer and post-industrial carpet waste. This closed-loop system allows us to take used carpet tile from our customers and use it as a raw material for producing new carpet tile. This system eliminates our customers' disposal costs and keeps waste out of landfills at a time when environmental sensitivities are high. We are the only company in the industry with this capability, which has been the deciding factor on many competitive contracts.

        Strong Financial Performance.    We have established a track record of strong sales growth. From fiscal 1998 through fiscal 2001, our net sales grew at a compound annual growth rate of 19.0% (5.6%

excluding acquisitions). This performance has been accomplished through our disciplined acquisition strategy and effective sales and marketing efforts, combined with a culture of continuous cost improvement.

        Strong Free Cash Flow Generation.    Due to low maintenance capital expenditures and working capital requirements, we convert a high level of Adjusted EBITDA to cash flow from operations. For fiscal 2001, we generated cash from operations of approximately $38.1 million, or 63.7%, of Adjusted EBITDA, allowing us to reduce our bank borrowings by $25.0 million (of which $17.1 million was in excess of required amortization). In addition, we have sufficient manufacturing capacity to increase production without incurring significant incremental capital expenditures, which we believe will enable us to increase Adjusted EBITDA and improve margins from a strengthening of general economic conditions, additional market penetration or expansion into new end markets.

        Strong Management Team.    We have assembled an experienced and successful senior management team, whose members have been with us (or predecessor companies) for an average of 13 years. In addition, our management team has a significant equity investment in our business, having invested approximately $18.0 million in equity value in our parent company's recent recapitalization.

Business Strategy

        Key components of our business strategy include:

        Focus on Profitable Niche End Markets.    We will continue to focus on high margin categories in the specified commercial carpet market in which sales are driven primarily by product features and characteristics, including performance, durability, aesthetics, customer-focused services and ease of maintenance and installation, in contrast to the more price sensitive, non-specified segment of the commercial carpet market. Our leading customer service capabilities, flexible distribution system and mature sales forces have enabled us to cultivate strong relationships with our customers, which we believe will be a source of continued business opportunities.

        Capitalize on Comprehensive Brand Portfolio.    The Tandus Group markets a comprehensive package of complementary products under the C&A, Monterey and Crossley brands, including six-foot roll carpet, modular carpet tile and woven and tufted broadloom carpet. With a portfolio of products available in a wide variety of colors, textures, pile heights and densities, we are able to market ourselves as a one-stop solution for specified commercial carpet. By marketing our products under the Tandus Group name, we have been able to increase our recognition in the marketplace as a single source supplier for specified carpet and leverage the strength of each of our individual brands. We believe that this ability to satisfy our customers' desire for a single, national supplier will continue to lead to new opportunities and larger contracts.

        Expand Reach into Additional End Markets.    We plan to continue to expand our segmented marketing strategy by targeting additional end markets, which we believe will provide further diversification. Our ability to customize our products and services to respond to the specific requirements of the customers within each new market will provide us with opportunities to gain new customers. Consistent with our segmented marketing strategy, we intend to manage each additional end market separately, enabling us to develop an effective and targeted marketing strategy specifically tailored to these end markets.

        Continue to Reduce Costs.    Our current management team has developed a culture of continuous cost improvement aimed at monitoring and controlling our manufacturing and administrative expenses. Some of our cost reductions are the result of employee suggestions gathered through a formal initiative known as the Cost Improvement Program. From fiscal 1992 to fiscal 2001, we estimate that this program has been responsible for approximately $21.8 million in cumulative cost reductions.

        Capitalize on Environmental Initiatives.    We believe that our environmental initiatives, including our patented ER3 technology, provide a distinct competitive advantage, as many of our customers prefer to purchase or are required to purchase environmentally friendly products. In addition, our environmental initiatives have reduced our manufacturing costs and our customers' disposal costs. Our commitment to environmental programs runs deeply through our organization, including manufacturing controls, vendor sourcing and product design. We have been nationally recognized for our environmental achievement, having won numerous awards for our environmental initiatives since 1994. Most recently, we have received the Council on Economic Priorities' prestigious Corporate Conscious Award for Environmental Stewardship, the National Recycling Coalition's "Recycling Works" award for our leadership in pursuing the "triple bottom line" of social, environmental and economic performance, and The Coalition for Government Procurement's "Green Contractor Award," upon the nomination of the U.S. General Services Administration (GSA).

        Pursue Strategic Acquisitions.    Our senior management team has experience in acquiring and integrating companies and plans to follow a disciplined approach to potential future acquisitions. We plan to target acquisitions that (1) expand our geographic focus; (2) further diversify our portfolio of products; (3) enhance penetration of existing end markets and enter new end markets; and (4) lower operating costs and improve manufacturing efficiencies. Through our acquisitions of Monterey and Crossley, we have successfully grown revenues and improved the profitability of each of our brands, while expanding both product capability and geographic reach of the Tandus Group.

Products

        The Tandus Group designs, manufactures and markets a comprehensive package of complementary products under the C&A, Monterey and Crossley brands, including, six-foot roll carpet, modular carpet tile and woven and tufted broadloom carpet. In woven broadloom carpet, yarn is woven together to form a single integrated fabric and is distinguishable from tufted broadloom in which yarn is sewn into a preformed primary backing with the later addition of a second backing. With a portfolio of products available in a wide variety of colors, textures, pile heights and densities, we are able to market ourselves as a one-stop solution for specified commercial carpet. Each of our products offers distinctive characteristics for use and application. We believe that our ability to offer a complete package of product offerings is a distinct competitive advantage since each product provides unique features and benefits as follows:

        Six-Foot Roll Carpet.    We believe that our C&A brand holds the number one market position in vinyl-backed, six-foot roll carpet. Six-foot roll carpet provides performance advantages over twelve-foot broadloom carpet and hard surface flooring and is used primarily in applications that require ease of maintenance, long-term appearance retention, comfort under foot and longer useful life. A vast majority of our six-foot roll carpet utilizes the Powerbond backing technology and the patented RS "peel & stick" installation system. We believe this cushion system and the patented RS technology enhancement give us a competitive advantage.

        Modular Carpet Tile.    We believe C&A was the first manufacturer in the United States to introduce vinyl-backed modular carpet tile technology and is among the leading brands within the domestic modular carpet tile market. Our modular carpet tile system is specifically engineered to have a monolithic appearance on the floor and because of the product's unique reduced seam visibility, it is often mistaken for roll goods. Our modular carpet tile products are offered in a variety of sizes to accommodate a range of domestic and international requirements. A majority of our C&A brand carpet tile is being made with ER3, our recycled content backing, which we believe provides a distinct competitive advantage and has been a deciding factor on many competitive contracts.

        Broadloom Carpet.    Monterey and Crossley are recognized design leaders in the high-style, fashion-oriented sector of the commercial broadloom carpet market. Sold primarily in twelve-foot rolls, Monterey broadloom carpet is tufted carpet, while Crossley manufactures both tufted and woven broadloom carpet. Broadloom carpet is particularly suited for fashionable designs and stylish interiors as its width provides an expanse of canvas upon which creative designs and intricate patterns can be displayed in a wide variety of colors, textures, pile heights and densities. Designer broadloom carpet is primarily used in end markets where aesthetics and style are the drivers rather than durability or long-term appearance retention. In general, broadloom carpet is more frequently replaced than six-foot roll goods or carpet tile because of its prevalence in spaces which are regularly renovated in order to reflect current fashion trends and styles.

Product Features

        Powerbond.    In 1967, we introduced Powerbond, the industry's first vinyl cushioned backing system. This closed-cell backing technology exhibits superior durability and cleaning characteristics and reduced seam visibility. Powerbond combines the best attributes of hard surface (longer useful life and ease of maintenance) and carpet floorcoverings (comfort, acoustics and aesthetics). Powerbond eliminates problems associated with traditional broadloom carpet, including delamination (separation of carpet backing), zippering and unraveling. In addition, these products are installed using chemically-welded seams rather than conventional glued seams to provide a homogeneous, impermeable moisture barrier. Other Powerbond features include its ease of repair, long-term appearance retention, a 50% to 100% longer useful life than conventional broadloom carpet and 15 to 20 year non-prorated warranty against delamination, loss of cushion resiliency and watermarking.

        RS.    In 1988, we introduced our RS technology, a patented releasable "peel & stick" adhesive system for Powerbond vinyl-backed product installation, which dramatically simplifies installation. The RS technology enables products to be bonded to a surface without the use of wet adhesives thus minimizing disruption to customers during the installation process. Conventional installations with wet adhesives normally require significant downtime for the adhesive to cure prior to installation. The RS technology also addresses carpet-related indoor air quality concerns by eliminating the fumes typically associated with wet adhesives. The RS technology minimizes disruption to usable space which is critical in each of our end markets.

        ER3.    ER3 is a breakthrough in carpet recycling technology. ER3 is a patented backing for modular carpet tile produced from both post-consumer and post-industrial carpet waste. This closed-loop system (waste-to-product) allows us to take used carpet tile from our customers and use it as raw material for producing new carpet tile. This system eliminates our customers' disposal costs and keeps waste out of landfills at a time when environmental sensitivities are high. We are the only company in the industry with this capability, which has been the deciding factor on many competitive contracts.

        Crossley Weaving Heritage.    John Crossley was the first to use the power loom for carpet production in 1852. As the pioneer, weaving continues to be an important differentiation for us in high-end markets. Woven fabrics are unique in construction and highly valued by professional designers as a result of their more refined styling capability and pattern flexibility. Woven carpets are a single integrated fabric that offer strength, stability and locked-in-yarns to prevent zippering or pulling. Today, we are one of only a few manufacturers in North America with weaving capability, accounting for approximately 2% of our net sales.

End Markets

        Corporate.    We believe this market provides our greatest opportunity for growth. We estimate that our current market share is less than 10.0%. We offer a complete package of product offerings that addresses virtually every need of the corporate facility manager and their interior designers and architects, including six-foot roll carpet, modular carpet tile and tufted and woven broadloom carpet. In early 2000, we established the Corporate Development Group, which focuses exclusively on marketing all of our brands to the corporate market under the Tandus Group name. This group works with the individual brands to develop flooring solutions for corporate facility managers. We have focused on projects where we tend to excel on the basis of product durability, appearance retention, production design and service rather than pricing. As part of our strategy to increase penetration of this market, we have a national accounts program that targets the country's largest corporations. This group focuses on Fortune 1000 corporations by developing relationships at the senior levels in facility management and purchasing. Through this strategy, our Corporate Development Group personnel work with the individual brand representatives to present floorcovering solutions to these facility managers.

        Education.    The education market has been a primary focus for the C&A brand since the development of Powerbond in 1967. Powerbond's long-term appearance retention characteristics have been the principal factor behind its success in this end market, as customers tend to be particularly sensitive to longer useful life, comfort, acoustics and ease of maintenance. The Powerbond product in many of these installations has been in use for more than 20 years. We aggressively use this track record in marketing to potential customers. Historically, we have focused on the kindergarten through 12th grade market, however, over the last few years, we have focused on expanding into the college and university market. We expect to capitalize on our broad product offerings to grow this segment, as colleges and universities have more diverse floorcovering needs than the primary and secondary school markets.

        Health Care.    We believe that Powerbond RS is particularly well suited to the health care market because of its moisture impermeability and quick, safe installation. Powerbond RS, which is installed without wet adhesives, facilitates use immediately following installation, a critical concern within the health care market, and its moisture impermeability and welded seams make it easy to maintain. As healthcare facilities continue to create "home like" environments for their patients, we anticipate that there will be increased demand for a combination of high-performance and high-style products, allowing our diverse product lines to compliment each other. With the growth and consolidation of national health care organizations, we are well-positioned to cross promote Monterey and Crossley to existing customer relationships that have a need for broadloom products in addition to Powerbond RS products.

        Government.    We market and sell to federal, state and local governments. We are suppliers to the U.S. General Services Administration, which establishes product categories and related minimum product specifications for various budget levels and aesthetic requirements. State and local governments purchase floorcovering products independently through contracts with approved suppliers. We are currently an approved supplier to several states and municipalities. We believe that our success in the government market is due in part to our environmental initiatives, including both the Powerbond RS "peel & stick" backing system and our ER3 recycled content product offerings.

        Retail Stores.    We focus on major retail chains which have the potential for large, nationwide volumes. This segment requires a diverse product offering, as needs vary from high-end boutiques to mass merchandisers. We believe that our products are particularly suited to fulfill these needs and provide the added advantage of reducing potential "slip and fall" liability. A significant portion of these sales flow directly through our Source One distribution program. Our installation service, which we market as completed "on time every time", and our comprehensive project management capabilities are critical to meet short construction schedules inherent in the retail market.

        International Markets.    In July 1999, we acquired Crossley, a floorcoverings company in Canada. Crossley now represents all three of our product brands in Canada, which allows us to leverage the brand recognition that it has earned over the last several decades. In addition, in August 1998, we acquired a 51.0% interest in Collins & Aikman Floorcoverings Asia Pte. Ltd., a start-up commercial carpet distribution venture in Singapore. We established our first international sales office in 1989 in the United Kingdom, and in 1998 acquired a carpet backing manufacturer headquartered in Wales. Our presence in such international markets enables us to distribute our products throughout the world. In 1996, we were awarded the primary contract for the Petronas Towers in Kuala Lumpur, Malaysia

(currently the tallest office buildings in the world). We have expanded our sales and distribution efforts into Mexico, South America and Europe. We plan to continue to add distributors and dedicated sales personnel in strategic international markets.

Sales and Segmentation Strategy

        We utilize a segmented sales and marketing strategy to target the specific needs of the customers in each of our end markets. This strategy differentiates us from our competitors, whose sales forces are generally responsible for all end markets within a geographical region. This segmented marketing strategy requires each sales person to develop an expertise in a specific end market, resulting in greater customer-focused service, comprehensive market coverage and increased sales productivity.

        We provide custom designed products, performance studies and promotional materials for each end market which highlight the advantages of our products in several key performance categories. Each end market is sensitive to different issues and places value on different performance characteristics. We have developed our proprietary products and technical innovations in response to the needs of our target customers and segments. Although we will work with a distributor in order to arrange for delivery and sale, our primary contact with the customer is through our sales force and not through an intermediary. This enables us to continue to customize our products and services to respond to the specific requirements of our customers, which we believe is a unique approach in the industry. We have an in-house design team dedicated to developing new, innovative designs for each of our primary end markets.

        Across our brands, the majority of sales are specified by the facility owner, whose purchasing decision frequently is influenced by interior designers and architects. Because each market has distinct performance, design and installation requirements, our account managers focus on educating the facility owners and their design professionals on (i) the technical specifications and proprietary advantages of our products, (ii) our unique design capabilities for specific market segments, (iii) our dedication to responsive delivery of customer service and (iv) our environmental initiatives. We believe this end market-oriented strategy has resulted in an improvement in service and greater sales.

Distribution

        We sell and distribute our products through three primary channels: direct to end customer, Source One and dealers. Although a majority of our invoicing is through floorcovering dealers, our primary marketing efforts are focused on the end customer and professional designers and architects who create specifications for our products. By focusing on the needs of the end customer, our distribution strategy enables the sales and marketing personnel to establish multiple relationships within specific segments and regions. We operate with this flexible distribution philosophy to meet the needs of the customer rather than mandating from whom our customers can buy our products. Our distribution channels are outlined below.

        Direct.    Direct distribution allows customers to purchase floorcoverings directly from us. Our account managers work directly with the customer to advise, educate and make recommendations for the selection and specification of the right product for the particular application. The customer is responsible for sub-contracting the project management and installation.

        Source One.    Source One, our in-house project management department, provides the first single-source coordination and turn-key project management service offered by a floorcoverings manufacturer. The department was established to provide a "one phone call," "single-source" project management service to meet the specific needs of our customer base. The service includes facility measurement, project coordination, order entry, delivery and installation of a wide range of interior finishes from our broad product offerings. A network of over 1,000 certified installers and strategic dealer partnerships throughout the United States provides installation.

        Dealers.    The carpet industry traditionally has sold products to customers through local dealers, who typically broker products from manufacturers and subcontract installation through local installers. Many customers request that the product be delivered through a local dealer who provides a range of project management services, including carpet removal, staging and installation. Through a non-exclusive alignment with DuPont Flooring Systems, a nationwide network of owned and franchised floorcovering dealers, we provide turn-key floorcovering services, including estimations, installation, reclamation of existing and future materials and maintenance.

Product Development and Design

        Leadership in product development and design is important in the commercial floorcovering marketplace as designers and customers seek up-to-date product aesthetics. We believe that the ability of our creative and technical professionals to consistently introduce new designs and styles, coupled with the technical strength of our products, provides us with a key competitive advantage. Unlike many of our competitors which manufacture standard products that serve a wide cross-section of markets, we develop specific products tailored to the requirements of different market segments. This process begins with feedback from leading designers and customers in each segment relating to product features such as color, texture and pattern. This process is vital as the product/styling needs may be very different for each segment. Our Product Development Group is highly integrated with our sales organization and customer base, which increases the effectiveness of the product development process. We currently offer 52 standard styles in approximately 1,000 colors.

        In the development of each new style, we implement a process of quality assurance called "fabric adoption." Through this process, we evaluate each style and color for seam visibility, color mix, overall aesthetics and manufacturing feasibility. This process increases customer satisfaction and lowers off-quality costs.

        We estimate that approximately 30% of our sales involve custom colors or designs which require accurate interpretation of customer needs and timely conversion into a sample fabric. Each brand has dedicated sample equipment which facilitates quick turnaround of custom design requests, and we believe that our custom design capability is a competitive advantage, particularly in the corporate market.

Competition

        The commercial floorcovering industry is highly competitive. Our C&A brand competes with other brands of vinyl-backed carpet, including vinyl-backed rolls of similar lengths, as well as twelve-foot broadloom carpet and other types of commercial floorcovering. The major competitors to the C&A brand are Lees Carpet and Shaw Industries, Inc. in the six-foot roll goods and Interface Flooring Systems, Milliken, Lees Carpet and Shaw Industries, Inc. in modular carpet tile products. Our Monterey and Crossley brands compete with other carpet manufacturers and manufacturers of vinyl and other types of floorcovering. The major competitors to the Monterey and Crossley brands are Bentley Mills, Mohawk Industries, Lees Carpet, Atlas Carpets, Masland Carpets and Shaw Industries, Inc. Although the industry recently has experienced consolidation, a large number of manufacturers remain. We believe that we are the largest manufacturer of six-foot roll carpet in North America, a leading manufacturer of modular carpet tile in North America and a design leader in the high-style commercial broadloom carpet market in North America. There are a number of domestic and foreign competitors that manufacture these products and certain of these competitors have greater financial resources than we do.

        We believe the key competitive factors in our primary floorcovering markets are product durability, appearance retention, product design and service. In the specified commercial market, six-foot roll carpet and modular carpet tiles compete with various floorcoverings, of which broadloom carpet has the largest market share. Our six-foot roll carpet has gained market share from traditional broadloom carpet in end markets in which it has distinct performance advantages, such as ease of maintenance, appearance retention and longer useful life. Modular carpet tile has also increasingly been used instead of other flooring surfaces due to increased raised flooring applications, which enable under-the-floor cable management and air delivery systems, and the continuing trend toward modular furniture systems which require the functionality of tile. In the high-style specified commercial broadloom carpet market, the principal competitive advantages of the Monterey and Crossley brands are aesthetics, service and quality.

Manufacturing and Facilities

        We own four manufacturing facilities in Dalton, Georgia including (i) a yarn processing plant with carpet dyeing capabilities, (ii) a carpet tufting plant, (iii) a carpet finishing and tile cutting plant, which includes tile printing and recycling operations and (iv) a customer service center and distribution warehouse. CAF Extrusion, Inc. owns a yarn extrusion facility in Calhoun, Georgia. Crossley owns a manufacturing, administrative and warehouse facility in Truro, Nova Scotia. ACT owns two facilities in the United Kingdom, including a six-foot roll and tile finishing plant. Monterey leases a carpet tufting, administrative and warehouse facility in Santa Ana, California. In addition to these facilities, we lease 18 sales and service facilities and one warehouse in the United States and one sales and service facility in the United Kingdom. We believe our manufacturing capacity is sufficient to meet our requirements for the foreseeable future.

        The following table summarizes our manufacturing, distribution and sales facilities:

Location	Operation	Owned/ Leased	Approx. Square Feet
C&A
Dalton, Georgia (4 facilities)	Manufacturing/Corporate	Owned	695,490
Dalton, Georgia	Warehouse/Recycling	Leased	95,350
Calhoun, Georgia	Manufacturing	Owned	125,928
Blaina, Gwent, Wales (2 facilities)	Manufacturing/Warehouse	Owned	46,000
Blaina, Gwent, Wales (3 facilities)	Chemical Mixing Warehouse Sales/Showroom	Leased	14,360
Monterey
Santa Ana, California (2 facilities)	Manufacturing/Corporate	Leased	191,024
Crossley
Truro, Nova Scotia	Manufacturing/Warehouse Administration	Owned	365,000

        We have a 50% partnership interest in Chroma, which operates a 88,266 square foot carpet dyeing and finishing plant in Santa Ana, California. Monterey and the other partner have agreed to purchase carpet dyeing and finishing services exclusively from Chroma at market prices. These service agreements can be canceled upon one-year's notice and withdrawal from the partnership. In addition, Monterey has agreed to provide certain executive management and operational services at cost while Chroma has agreed to provide Monterey with certain maintenance and utility services at cost.

Raw Materials

        Raw materials, including yarn, primary backing and various coater materials, represent the single largest component of costs. Yarn comprises about one-third of the carpet's cost structure and in excess of 50% of total raw material costs. Historically, we have been able to pass on yarn price increases in the ordinary course of business in response to published increases by major yarn suppliers. See "Risk Factors—Increases in the cost of petroleum-based raw materials could adversely effect us if we were unable to pass the increases through to our customers" and "—Unanticipated termination or interruption of our arrangement with our primary third-party supplier of nylon yarn could have a material adverse effect on us." We use DuPont 6.6 continuous filament yarn for all of our products.

Yarn is either purchased directly from DuPont to be processed through the yarn and dye plant in Dalton or from outside yarn processors who process DuPont yarn prior to delivery. While we rely on DuPont, we believe that there are adequate alternative sources of supply from which we could fulfill our synthetic fiber requirement.

        Other significant raw materials used by us in our manufacturing process include coater materials, such as vinyl resins and primary backing. See "Risk Factors—Increases in the cost of petroleum-based products could have a material adverse affect on us if we were unable to pass the increase through to our customers." We have never experienced a problem sourcing nylon, processed yarn or any other raw material used in the manufacture of carpet from our suppliers and do not anticipate any difficulties in sourcing these raw materials in the future.

Patents, Copyrights and Trademarks

        We own numerous patents and copyrights in the United States and certain other countries, including our Powerbond RS patent which expires in 2008, and our recently-obtained patents (process and product) for the ER3 backing produced from our environmental programs, which expire in 2014. We consider our know-how and technology more important to our current business than our patents and, accordingly, believe that expiration of existing patents would not have a material adverse effect on our operations. However, we actively maintain and enforce patents and trade secrets. We also own numerous registered trademarks in the United States, including Powerbond and Powerbond RS.

Employees

        At April 27, 2002, we had a total of 1,432 employees of which 886 were hourly and 546 salaried. We have experienced no work stoppages and believe that our employee relations are good. All of our employees are non-union with the exception of Crossley's approximately 232 manufacturing workers in Canada which are unionized. The collective bargaining agreement which represents this union expires on June 30, 2003. We are not aware of any discussions or attempts to organize the workforce within any of our other facilities.

        We have made a significant investment in our employees. In addition to ongoing quality training seminars, we also offer General Equivalency Diploma (GED) tutoring. We believe our employee turnover and absentee rates are low compared to our competitors. Benchmarking surveys of quality performance and monthly meetings of employees to share manufacturing initiatives and ideas are reflective of a motivated workforce and a unique partnership culture.

Litigation

        From time to time, we are subject to claims and suits arising in the ordinary course of business, including workers' compensation and product liability claims which may or may not be covered by insurance. It is the opinion of management that the various asserted claims and litigation in which we are currently involved will not have a material adverse effect on our financial position.

Environmental Matters

        Our operations are subject to federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. The costs of complying with environmental protection laws and regulations have not had a material adverse impact on our financial condition or results of operations in the past and are not expected to have a material adverse impact in the future. The environmental management systems of our floorcovering manufacturing facilities are certified under ISO 14001.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth the names and ages for each of the directors of Tandus Group and each of our directors and executive officers and the positions they hold:

Name	Age	Position
Edgar M. (Mac) Bridger	50	President, Chief Executive Officer and Director of the Company and Director of Tandus Group
Lee H. Schilling	62	Senior Vice President of Marketing and Sales of the Company
Darrel V. McCay	41	Vice President, Chief Financial Officer and Secretary of the Company and Director of Tandus Group
Wallace J. Hammel	56	Vice President of Manufacturing of the Company
Jeffrey M. Raabe	41	Vice President of Sales of the Company
Henry L. Millsaps, Jr.	47	Vice President of Human Resources of the Company
Gordon Laing	42	Chief Executive Officer and President of Crossley
Ronald N. Beck	47	Chairman of the Board of Directors of Tandus Group
Stephen M. Burns	40	Director of Tandus Group
Timothy C. DeVries	45	Director of Tandus Group
Caleb S. Kramer	33	Director of the Company and Tandus Group
Jason A. Mehring	31	Director of the Company and Tandus Group
Robert F. Perille	44	Director of Tandus Group

        Set forth below is a brief description of the business experience of each of our directors and executive officers.

        Edgar M. (Mac) Bridger has served as President and Chief Executive Officer of the Company since February 1997, and as a director of the Company since February 1997. Prior to that time, he served as the Company's President from December 1993 to February 1997. In addition, Mr. Bridger served as Vice President of Sales from February 1993 to November 1993 and served as National Sales Manager from July 1991 to January 1993.

        Lee H. Schilling has served as Senior Vice President of Marketing and Sales of the Company since June 1994. Prior to that time, he served as Vice President of Marketing and Sales from July 1987 to June 1994. From January 1985 to July 1987, Mr. Schilling served as National Sales Manager.

        Darrel V. McCay has served as Vice President, Chief Financial Officer and Secretary of the Company since February 1997 and as a director of Tandus Group since February 1997. Prior to that time, he served as Vice President of Administration and Control from August 1994 to February 1997. From March 1989 to February 1997, Mr. McCay also served as Division Controller.

        Wallace J. Hammel has served as Vice President of Manufacturing of the Company since April 1994. From July 1991 to April 1994, Mr. Hammel served as the Director of Customer Service and Claims of the Company. Mr. Hammel joined the Company in March 1983 as a Finishing Manager.

        Jeffrey M. Raabe has served as Vice President of Sales of the Company since February 1996. Prior to that time, he served as the Southeast District Sales Manager and Director of North American Sales of the Company from October 1990 to February 1996. Mr. Raabe joined the Company in January 1989 as a Contract Specialist in Atlanta, Georgia.

        Henry L. Millsaps, Jr. has served as Vice President of Human Resources of the Company since April 1995. Mr. Millsaps joined the Company in 1980 and served as Human Resources Director from March 1988 until April 1995.

        Gordon Laing has served as Chief Executive Officer and President of Crossley since August 1999. Prior to that time, he served as Vice President Finance and Administration of Crossley from January 1995 to August 1999. Mr. Laing was the Director of Finance and Administration and Chief Financial Officer of Crossley from January 1994 to January 1995.

        Ronald N. Beck has been Chairman of the Board of Directors of Tandus Group since January 2001. He joined Oaktree Capital Management, LLC as Managing Director in May 2000 and is the co-head of the Principal Opportunities Group, which includes OCM Principal Opportunities Fund II, L.P. and its predecessor funds. Prior to joining Oaktree Capital Management, LLC, Mr. Beck managed Seneca Capital Partners LLC, a private equity investment firm that he co-founded in 1996. Mr. Beck holds a B.A. in Economics from Stanford University, a J.D. from Stanford Law School and a M.B.A. from the Stanford Graduate School of Business.

        Stephen M. Burns has been a director of Tandus Group since November 1996. He has been a Vice President of Quad-C Management, Inc. since 1992. Prior to joining Quad-C Management, Mr. Burns was a Vice President of Paribas North America and Paribas.

        Timothy C. DeVries has been a director of Tandus Group since January 2001. He has been with Norwest Equity Partners since 1998. Prior to that time, he worked at Churchill Companies, where for more than 11 years he led Churchill's real estate, financial services and industrial acquisition efforts. Mr. DeVries holds a B.A. from Bethel College.

        Caleb S. Kramer has been a director of the Company since January 2001 and a director of Tandus Group since January 2001. He is Managing Director of Oaktree Capital Management, LLC. Prior to joining Oaktree Capital Management, LLC in May 2000, Mr. Kramer co-founded Seneca Capital Partners, LLC, a private equity investment firm. From 1994 to 1996, Mr. Kramer was employed by Archon Capital Partners, an investment firm. Mr. Kramer holds a B.A. in Economics from the University of Virginia.

        Jason A. Mehring has been a director of the Company since January 2001 and a director of Tandus Group since January 2001. He is a Principal with BACI and has been with Bank of America Corporation and its predecessors since 1994. Prior to that time, Mr. Mehring was with Firstar, a regional commercial bank based in Milwaukee. Mr. Mehring holds a B.B.A. from the University of Wisconsin-Eau Claire in Finance and Economics.

        Robert F. Perille has been a director of Tandus Group since January 2001. Mr. Perille is a Managing Director of BACI. Mr. Perille has been employed by Bank of America Corporation and its predecessors since 1980. Mr. Perille is also a director of Zimmerman Sign Company. Mr. Perille holds a B.A. from Lawrence University and an M.B.A. from Babson College.

Committees of the Board of Directors

        Tandus Group's board of directors currently has three standing committees. Its executive committee is composed of Mr. Beck, who is the chairman, and Messrs. Bridger and Perille. Its compensation committee is composed of Mr. Perille, who is the chairman, and Messrs. Beck and Bridger. Its audit committee is composed of Mr. Mehring, who is the chairman, and Messrs. DeVries and Kramer. Each of these committees was established in October 2001. Our board of directors does not currently have any standing committees.

Director Compensation

        None of Tandus Group's or our directors are entitled to receive any fees for serving as directors. All of Tandus Group's and our directors are reimbursed for out-of-pocket expenses related to their service as directors.

Compensation of Executive Officers

  Summary Compensation Table

        The following table summarizes compensation awarded or paid by Tandus Group for fiscal years 2001, 2000 and 1999 to our chief executive officer and our four next most highly compensated executive officers.

	Annual Compensation($)(a)				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus		Restricted Stock Awards	Securities Underlying Options(#)	All Other Compensation(b)(c)
Edgar M. Bridger President and Chief Executive Officer	2001 2000 1999	$306,667 300,000 276,492	$	— 243,000 99,000	— — —	8,559.25 — 205,020	$5,828 5,351 5,593
Lee H. Schilling Senior Vice President of Marketing and Sales	2001 2000 1999	$176,000 168,000 161,210		— 108,864 44,352	— — —	2,853.08 — 97,920	855 2,958 5,611
Jeffrey M. Raabe Vice President of Sales	2001 2000 1999	$160,000 145,750 139,550		— 94,446 38,478	— — —	3,423.70 — 88,740	3,461 3,199 3,581
Wallace J. Hammel Vice President of Manufacturing	2001 2000 1999	$160,000 145,750 139,441		— 94,446 38,478	— — —	2,853.08 — 88,740	4,648 3,392 3,592
Darrel V. McCay Vice President and Chief Financial Officer	2001 2000 1999	$165,833 150,000 137,498		25,000 93,960 38,280	— — —	3,423.70 — 88,740	3,349 1,200 1,115

(a)
None of the named executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of their salary and bonus.

(b)
Includes payments of the following amounts for life insurance on behalf of each of the executive officers above for fiscal 2001: $2,123 for Mr. Bridger, $855 for Mr. Schilling, $763 for Mr. Raabe, $943 for Mr. Hammel and $805 for Mr. McCay. Includes 401(k) plan employer matching contributions on behalf of each of the executive officers above for fiscal 2001: $3,705 for Mr. Bridger, $2,698 for Mr. Raabe, $3,705 for Mr. Hammel and $2,544 for Mr. McCay. Includes payments of the following amounts for life insurance on behalf of each of the executive officers above for fiscal 2000: $2,056 for Mr. Bridger, $806 for Mr. Schilling, $561 for Mr. Raabe, $561 for Mr. Hammel and $596 for Mr. McCay. Includes 401(k) plan employer matching contribution on behalf of each of the executive officers above for fiscal 2000: $3,295 for Mr. Bridger, $2,152 for Mr. Schilling, $2,638 for Mr. Raabe, $2,831 for Mr. Hammel and $604 for Mr. McCay. Includes payments of the following amounts for life insurance on behalf of each of the executive officers above for fiscal 1999: $3,208 for Mr. Bridger, $3,208 for Mr. Schilling, $3,208 for Mr. Raabe, $2,296 for Mr. Hammel and $802 for Mr. McCay. Includes 401(k) plan employer matching contribution on behalf of each of the executive officers above for fiscal 1999: $2,385 for Mr. Bridger, $2,403 for Mr. Schilling, $373 for Mr. Raabe, $1,296 for Mr. Hammel and $313 for Mr. McCay.

(c)
Excludes payments of amounts relating to the cancellation of all outstanding stock options in connection with our January 2001 recapitalization.

  Option Grants in Last Fiscal Year

        The following table shows all grants of options to acquire shares of Tandus Group common stock made to the executive officers named above in the Summary Compensation Table during fiscal 2001. The options disclosed below are granted pursuant to the Tandus Group's 2001 Executive and Management Stock Option Plan. The plan provides for the issuance of non-qualified options to purchase up to 57,061.64 shares of Tandus Group's common stock and is administered by the compensation committee of Tandus Group's board of directors. Directors, officers, employees, consultants and advisors to Tandus Group are eligible for grants of options pursuant to the plan. The common stock underlying the options granted pursuant to the plan is subject to repurchase by Tandus Group under certain circumstances, as well as to other restrictions.

	Individual Grants
		Percent of Total Options Granted to Tandus Group Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(b)
	Number of Securities Underlying Options Granted
Name			Exercise Price(a)	Expiration Date
					5%	10%
Edgar M. Bridger	8,559.25	15.0%	$35.70	7/31/11	$192,168	$486,992
Lee H. Schilling	2,853.08	5.0	35.70	7/31/11	64,056	162,331
Jeffrey M. Raabe	3,423.70	6.0	35.70	7/31/11	76,867	194,797
Wallace J. Hammel	2,853.08	5.0	35.70	7/31/11	64,056	162,331
Darrel V. McCay	3,423.70	6.0	35.70	7/31/11	76,867	194,797

(a)
Exercise price equals 100% of the fair market value of the common stock on the date of grant. Each option expires 10 years after the grant date, or earlier if the option holder's employment terminates. The options generally contain performance vesting provisions. In particular, the options may become exercisable in part at the end of fiscal years 2002, 2003 and 2004 if Tandus Group achieves certain cumulative EBITDA targets for those years. The options may also become exercisable in whole or in part if the shareholders of Tandus Group achieve certain returns on their investments.

(b)
Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. A zero percent gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the rules of the SEC. These growth rates are not intended to forecast future appreciation, if any, of the price of Tandus Group common stock.

  Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

        The following table shows aggregate exercises of options to purchase Tandus Group common stock made during fiscal 2001 by the executive officers named above in the Summary Compensation Table.

			Number Of Securities Underlying Unexercised Options At Fiscal Year-End		Value Of Unexercised In-The-Money Options At Fiscal Year-End(a)
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Edgar M. Bridger	—	—	—	8,559.25	—	—
Lee H. Schilling	—	—	—	2,853.08	—	—
Jeffrey M. Raabe	—	—	—	3,423.70	—	—
Wallace J. Hammel	—	—	—	2,853.08	—	—
Darrel V. McCay	—	—	—	3,423.70	—	—

(a)
Options are "in-the-money" at fiscal year-end if the market value of the underlying securities on that date exceeds the exercise price of the options.

  Pension Plans

        Provided certain eligibility requirements are met, at the end of each calendar month pay credits are added to a participant's account under the our Pension Account Plan. The percentage of compensation is based on the participant's length of credited service and compensation (as defined in the plan) during that month. For participants aged 50 or older, the percentage of compensation is based on either credited service or age, whichever results in a higher percentage.

        The following chart sets forth how pay credits were determined under the plan:

Eligibility Requirements			Percentage of Compensation Used to Determine Pay Credits
Years of Credited Service	or	Age	Up to 1/3 of the S.S. Wage Base	Over 1/3 of the S.S. Wage Base
less than 10		less than 50	2.5%	4.5%
10-14		50-54	3.0%	5.5%
15-19		55-59	4.0%	6.5%
20-24		60-64	5.0%	8.0%
25 or more		64 or more	6.0%	10.0%

        Participants make no contributions to the plan. Our contributions are 100% vested after five years of service or at age 65, whichever was earlier, and might have vested under certain other circumstances as set forth in the plan. The estimated annual benefits payable upon retirement at normal retirement age under the plan for Messrs. Bridger, Schilling, Raabe, Hammel and McCay are $36,416, $11,880, $75,671, $23,944 and $71,377, respectively. Participants in the plan have the option, however, of receiving the value of their vested account in a lump sum following termination of employment.

OWNERSHIP OF CAPITAL STOCK

        All of our outstanding capital stock is owned by Tandus Group. The table below sets forth certain information regarding the beneficial ownership of Tandus Group's common stock as of April 30, 2002 by (i) each person known to us to beneficially own more than 5% of any class of Tandus Group's common stock, (ii) each of the directors of Tandus Group and each of our directors and named executed officers and (iii) all of the directors of Tandus Group and all of our directors and named executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, which generally attributes beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In computing the number of shares beneficially owned by a person and the percent of ownership of that person, shares subject to options or warrants held by that person that are exercisable as of the date of this offering or will become exercisable within 60 days after the closing of this offering are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percent ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name	Number of Shares of Common Stock	Percentage of Common Stock
Principal Stockholders:
OCM Principal Opportunities Fund II, L.P.(1) 333 South Grand Avenue, 28th Floor Los Angeles, California 90071	112,044.82	34.53%
BancAmerica Capital Investors II, L.P.(2) 231 South LaSalle Street Chicago, Illinois 60697	91,036.41	28.06%
Norwest Equity Partners VII, L.P.(3) 300 Sand Hill Road Menlo Park, California 94025	28,011.20	8.63%
Quad-C Management, Inc.(4) 230 East High Street Charlottesville, Virginia 22902	27,091.39	8.35%
Abu Dhabi Investment Authority(5) P.O. Box 7106 Corniche Street Abu Dhabi, United Arab Emirates	21,008.40	6.48%
Directors and Executive Officers:(6)
Edgar M. Bridger	6,302.52	1.94%
Lee H. Schilling	2,450.98	*
Jeffrey M. Raabe	2,100.84	*
Wallace J. Hammel	1,820.73	*
Darrel V. McCay	2,240.90	*
Ronald N. Beck(7)	—	—
Stephen M. Burns(8)	83.87	*
Timothy C. DeVries(9)	—	—
Caleb S. Kramer(10)	—	—
Jason A. Mehring(11)	—	—
Robert F. Perille(12)	—	—
All directors and officers as a group (13 people)	18,537.76	5.75%

*
Less than one percent
(1)
Oaktree Capital Management, LLC, as the sole general partner of the Oaktree Fund, may be deemed to beneficially own the shares held of record by the Oaktree Fund.

(2)
BancAmerica Capital Management II, L.P., as the general partner of BancAmerica Capital Investors II, L.P. ("BACI L.P."), may be deemed to beneficially own the shares held of record by BACI L.P. BACM II GP, LLC, as the general partner of BancAmerica Capital Management II, L.P., may also be deemed to beneficially own the shares held of record by BACI L.P.

(3)
Itasca LBO Partners VII, LP, as the general partner of Norwest Equity Partners VII, L.P., may be deemed to beneficially own the shares held of record by Norwest Equity Partners VII, L.P.

(4)
Includes 1,062.41 shares of common stock owned by Quad-C Partners II, L.P. ("Quad-C II"), 2,012.98 shares of common stock owned by Quad-C Partners III, L.P. ("Quad-C III"), 12,832.76 shares of common stock owned by Quad-C Partners IV, L.P. ("Quad-C IV"), 5,376.34 shares of common stock owned by QCP Investors, LLC ("QCP Investors") and 215.28 shares of common stock owned by QCP Investors II, LLC ("QCP Investors II"). Quad-C XI, L.L.C., as the general partner of Quad-C II; Quad-C II, L.L.C., as the general partner of Quad-C III; and Quad-C IV, L.L.C. as the general partner of Quad-C IV, may each be deemed to beneficially own the shares held of record by the entity of which it is the general partner. Terry Daniels, as the managing member of each of these general partners, and as the managing member of each of QCP Investors and QCP Investors II, may also be deemed to beneficially own the shares held of record by each of these entities. Also includes 5,591.62 shares of common stock owned of record by Paribas Principal Inc., which Quad-C Management, Inc. has the power to vote pursuant to a proxy.

(5)
The Abu Dhabi Investment Authority is an instrumentality of the government of the Emirate of Abu Dhabi and is wholly owned and controlled by that government.

(6)
The address of each director and executive officer is c/o Collins & Aikman Floorcoverings, Inc., 311 Smith Industrial Boulevard, Dalton, Georgia 30722.

(7)
Mr. Beck is a co-manager of Oaktree Fund and the Principal Opportunities Group of Oaktree Capital Management, LLC. Mr. Beck disclaims beneficial ownership of all shares beneficially owned by Oaktree Fund, except for those shares in which he has a pecuniary interest.

(8)
Mr. Burns is a Vice-President of Quad-C Management, Inc. Mr. Burns disclaims beneficial ownership of all shares beneficially owned by Quad-C Management, Inc., except for those shares in which he has a pecuniary interest.

(9)
Mr. DeVries is a Partner of Norwest Equity Partners. Mr. DeVries disclaims beneficial ownership of all shares beneficially owned by Norwest Equity Partners, except for those shares in which he has a pecuniary interest.

(10)
Mr. Kramer is a Managing Director of Oaktree Capital Management, LLC. Mr. Kramer disclaims beneficial ownership of all shares beneficially owned by Oaktree Fund, except for those shares in which he has a pecuniary interest.

(11)
Mr. Mehring is a Principal of BACI L.P. Mr. Mehring disclaims beneficial ownership of all shares beneficially owned by BACI L.P., except for those shares in which he has a pecuniary interest.

(12)
Mr. Perille is a Managing Director of BACI L.P. Mr. Perille disclaims beneficial ownership of all shares beneficially owned by BACI L.P., except for those shares in which he has a pecuniary interest.

DESCRIPTION OF TANDUS GROUP'S SECURITIES

General

        Tandus Group's authorized capital stock consists of: 45,000,000 shares of Class A Preferred Stock, no par value; 200,000,000 shares of Class B Preferred Stock, no par value; and 1,000,000 shares of common stock, no par value. As of April 30, 2002, there were 37,197,917.00 shares of Class A Preferred Stock, 182,875,000.00 shares of Class B Preferred Stock, and 324,438.96 shares of common stock outstanding. Tandus Group's classes of stock generally differ with respect to dividend payment, liquidation preference, redemption, and voting rights. The common stock is entitled to one vote per share. The Class A Preferred Stock and the Class B Preferred Stock do not have voting rights.

Class A Preferred Stock

        Dividends on the Class A Preferred Stock accrue daily at a rate of 8% per annum on the liquidation value of the Class A Preferred Stock plus all accumulated and unpaid dividends. These dividends accumulate on March 31, June 30, September 30 and December 31 of each year if not paid on those dates. The liquidation value of the Class A Preferred Stock is $1.00 per share. Upon a liquidation of Tandus Group, the holders of Class A Preferred Stock would be entitled to receive the liquidation value of their shares plus accrued and unpaid dividends prior to any distributions to the holders of common stock. So long as there is any Class A Preferred Stock outstanding, Tandus Group may not, nor may it allow any of its subsidiaries to, make any distributions or pay any dividends to holders of common stock. So long as there is any Class A Preferred Stock outstanding, Tandus Group may not, nor may it allow any of its subsidiaries to, redeem or repurchase any common stock, except from employees of Tandus Group or any of its subsidiaries in accordance with the terms of agreements with those employees. Tandus Group must redeem all the outstanding shares of the Class A Preferred Stock on January 25, 2021, at a price equal to its liquidation value plus accrued and unpaid dividends. Tandus Group may redeem all or any portion of the Class A Preferred Stock at any time. The terms of the Class A Preferred Stock may not be changed without the approval of the holders of more than 50% of the Class A Preferred Stock.

Class B Preferred Stock

        The Class B Preferred Stock has the same rights and preferences as the Class A Preferred Stock and shares ratably in dividends and distributions upon liquidation with the Class A Preferred Stock. The scheduled redemption date of the Class B Preferred Stock is January 25, 2019. The terms of the Class B Preferred Stock may not be changed without the approval of the holders of more than 50% of the Class B Preferred Stock.

Common Stock

        Dividends on the common stock are payable when and as declared by Tandus Group's board of directors, subject to the rights of the Class A Preferred Stock and the Class B Preferred Stock. The holders of the common stock participate in any distribution upon liquidation ratably, subject to the rights of the holders of the Class A Preferred Stock and the Class B Preferred Stock. The terms of the common stock may not be changed without the approval of the holders of more than 50% of the common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Recapitalization

        On January 25, 2001, Tandus Group was acquired by an investor group led by Oaktree Fund, BACI and members of our senior management in a recapitalization. The recapitalization was financed through a cash investment by Oaktree Fund, BACI and other investors of $192.5 million, senior bank borrowings of $209.0 million and "rollover" equity of $38.4 million by certain existing stockholders, including members of our senior management team.

Investor Rights Agreement

        In connection with the January 2001 recapitalization, Tandus Group and each of its stockholders entered into an investor rights agreement containing the following provisions with respect to Tandus Group's governance and shareholdings.

        Restrictions on Transfer and Voting of Securities.    The investor rights agreement generally prohibits the transfer of capital stock of Tandus Group by the holders of that stock other than in certain limited circumstances. On or after January 25, 2004, investors managed by Quad-C Management, Inc. may transfer the capital stock of Tandus Group that it owns subject to a right of first offer in favor of Tandus Group and all the other stockholders of Tandus Group. Oaktree Fund and BACI may transfer their shares at any time, subject to a participation right in the transfer in favor of all the other stockholders of Tandus Group. There are a limited number of other exceptions that allow the stockholders to transfer their shares.

        The investor rights agreement provides that if the holders of more than two-thirds of the capital stock of Tandus Group owned by Oaktree Fund and BACI approve a sale of a majority of Tandus Group's capital stock to a third party, or a sale of all the assets of Tandus Group, then all the other stockholders of Tandus Group must cooperate and vote in favor such a sale of Tandus Group.

        If the board of directors of Tandus Group and the holders of more than two-thirds of the capital stock of Tandus Group owned by Oaktree Fund and BACI approve an initial public offering of the securities of Tandus Group, all the other stockholders of Tandus Group must cooperate and vote in favor of such an offering.

        Preemptive Rights.    If Tandus Group proposes to issue capital stock or other securities that have rights to acquire capital stock of Tandus Group to Oaktree Fund or BACI, the other stockholders of Tandus Group have preemptive rights to purchase their pro rata share of the issuance.

        Board of Directors.    The investor rights agreement provides that Tandus Group's board of directors will be established at 11 members. The agreement provides that the board will consist of:

  •
  Tandus Group's chief executive officer;

  •
  one person designated by Quad-C Management, Inc;

  •
  one person designated by Norwest Equity Partners VII, L.P.;

  •
  three persons designated by Oaktree Fund;

  •
  three persons designated by BACI; and

  •
  two persons designated jointly by Oaktree Fund and BACI.

        The rights of persons to designate members of the board generally decrease and then lapse as their ownership of Tandus Group's capital stock declines. The holders of more than two-thirds of the capital stock of Tandus Group owned by Oaktree Fund and BACI also have the power to direct the voting of all of the other stockholders of Tandus Group on certain important matters.

        Registration Rights.    Each of Oaktree Fund and BACI may request at any time that their common stock of Tandus Group be registered with the SEC at Tandus Group's expense. Subject to certain limitations, the other stockholders may participate in any registration by BACI or Oaktree Fund. Tandus Group has also granted to its other stockholders piggyback registration rights with respect to certain registrations by it and has agreed to pay the expenses of stockholders who exercise their piggyback registration rights.

        Covenants.    The investor rights agreement contains a number of affirmative and negative convenants, which, among other things, restrict Tandus Group's ability to enter into affiliate transactions and require Tandus Group to provide financial and other information to certain of its stockholders.

Professional Services Agreements

        In connection with the January 2001 recapitalization, we entered into Professional Services Agreements with each of Oaktree Fund and a certain affiliate of BACI. The terms of both agreements are substantially the same. Oaktree Fund and an affiliate of BACI will provide management and financial consulting services to us as we may request from time to time. These services will include consulting on business strategy, future investments, future acquisitions and divestitures, and debt and equity financing. For these services we have agreed to pay each of Oaktree Fund and BACI's affiliate quarterly fees of $62,500 and to reimburse them for reasonable travel and other out-of-pocket fees and expenses incurred by them in providing services to us (including, but not limited to, fees and expenses incurred in attending Company related meetings). We have also agreed to indemnify each of Oaktree Fund and BACI against any losses they may suffer arising out of the services they provide to us in connection with these agreements, such as losses arising from third party suits. The agreements terminate on the first of the date on which Oaktree Fund or BACI, as the case may be, own less than 25% of the capital stock in Tandus Group they purchased in the January 2001 recapitalization, the date on which there is an initial public offering of the capital stock of Tandus Group, or the date on which Tandus Group is either sold to a party who does not currently own more than 5% of Tandus Group's common stock or substantially all the assets of Tandus Group are sold.

DESCRIPTION OF AMENDED SENIOR CREDIT FACILITY

General

        In connection with the January 2001 recapitalization, we entered into our senior credit facility, which consisted of a $50.0 million tranche A term loan facility, a $156.0 million tranche B term loan facility, and a $50.0 million revolving credit facility, which included a letter-of-credit sublimit of $15.0 million. The proceeds from our senior credit facility were used to fund our January 2001 recapitalization, which included the retirement of certain previously outstanding senior and subordinated debt and the payment of related fees and expenses.

        In connection with the offering of the outstanding notes, we amended our senior credit facility. Following the offering, our senior credit facility consists of approximately $59.0 million in term loan borrowings and a $50.0 million revolving credit facility, which includes a letter-of-credit sublimit of $15.0 million. In addition, our senior credit facility, as amended, allows for up to $75.0 million of additional term loans to be made under the senior credit facility, subject to one or more lender committing to provide such loans and other specific requirements, including compliance with financial covenants.

Interest Rates

        Our senior credit facility bears interest at a per annum rate equal to our choice of (a) an adjusted rate based on an adjusted LIBOR rate plus a Eurodollar margin or (b) an alternate base rate (which is equal to the greater of (i) Credit Suisse First Boston's prime rate or (ii) the Federal Funds Effective Rate plus 0.5%) plus a base rate margin. With respect to the revolving credit facility, the Eurodollar margin and the base rate margin adjust quarterly on a sliding scale based on our leverage ratio for the immediately preceding four consecutive fiscal quarters. With respect to the tranche B term loan, the Eurodollar margin is 3.5% and the base rate margin is 2.5%.

Maturity

        The tranche B term loan matures on January 25, 2008. Approximately .25% of the principal amount is payable each quarter commencing on March 31, 2003 through March 31, 2007, with the remaining approximately 95% of the principal amount payable in four installments on June 30, September 30 and December 31, 2007, and January 25, 2008. Borrowings under the revolving senior credit facility are due January 25, 2007 and may be repaid and reborrowed from time-to-time prior to maturity.

Security and Guarantees

        Our obligations under our senior credit facility are secured by a pledge of all our capital stock, substantially all our tangible and intangible assets and 65% of the capital stock of, or equity interest in, each of our foreign subsidiaries. All of our obligations under the senior credit facility are guaranteed by all of our present and future domestic subsidiaries.

Covenants

        Our senior credit facility contains certain customary restrictive covenants, including:

  •
  reporting and other affirmative covenants;

  •
  restrictive covenants, including restrictions on the incurrence of additional indebtedness, capital expenditures, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in loan agreements.

  •
  financial covenants, including required levels of interest coverage, fixed charge coverage and leverage ratios, in each case calculated based upon consolidated EBITDA (as defined in the senior credit agreement); in particular, these covenants require as follows:

  •
  we may not let our interest coverage ratio (as defined in the senior credit agreement) fall below the following levels for the related periods:

to and including January 26, 2002	2.65 to 1.00
from and including January 27, 2003 to and including January 31, 2004	2.10 to 1.00
from and including February 1, 2004 to and including January 29, 2005	2.25 to 1.00
from January 30, 2005 and thereafter	2.50 to 1.00
    •
    we may not let our fixed charge coverage ratio (as defined in the senior credit agreement) fall below 1.10 to 1.00 for any period of four consecutive fiscal quarters

    •
    we may not let our senior leverage ratio (as defined in the senior credit agreement) exceed the following levels for the related periods:

from and including January 27, 2002 to and including January 31, 2004	2.00 to 1.00
from and including February 1, 2004 to and including January 29, 2005	1.85 to 1.00
from January 30, 2005 and thereafter	1.75 to 1.00

Events of Default

        Our senior credit facility contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, judgment defaults and a change of control. Certain of the defaults are subject to exceptions, materiality qualifiers and baskets.

EXCHANGE OFFER

Reasons for the Exchange Offer

        We entered into a registration rights agreement in connection with the issuance of the notes. The registration rights agreement provides that we will take the following actions at our expense, for the benefit of the holders of the notes:

  •
  within 90 days after the date on which the outstanding notes were issued, we will file the exchange offer registration statement, of which this prospectus is a part, relating to the exchange offer. The exchange notes will have terms substantially identical in all material respects to the outstanding notes except that the exchange notes will not contain transfer restrictions;

  •
  we will use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date on which the outstanding notes were issued;

  •
  we will, as soon as practicable after the registration statement is declared effective, offer the exchange notes in exchange for surrender of the outstanding notes; and

  •
  we will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders.

        For each of the outstanding notes surrendered in the exchange offer, the holder who surrendered the note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the later of (1) the last interest payment date on which interest was paid on the outstanding note surrendered or (2) if no interest has been paid on the outstanding note, from the date on which the outstanding notes were issued.

        If:

  •
  because of any change in law or in applicable interpretations of the law by the staff of the SEC, we are not permitted to effect an exchange offer;

  •
  the exchange offer is not consummated within 220 days of the date on which the outstanding notes were issued;

  •
  any initial purchaser so requests with respect to outstanding notes held by the initial purchaser that are not eligible to be exchanged for exchange notes in the exchange offer;

  •
  any holder is not eligible to participate in the exchange offer, or in the case of any holder that participates in and meets all of the requirements of the exchange offer, the holder does not receive freely transferable exchange notes in exchange for tendered notes, then we will, subject to certain exceptions, file a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

  (1)
  the exchange notes bear a series B designation and a different CUSIP number from the outstanding notes;

  (2)
  the exchange notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

  (3)
  the holders of the exchange notes will not be entitled to certain rights under the exchange and registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture.

        As of the date of this prospectus, $175,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on            , 2002 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

        Holders of outstanding notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

        We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

        If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The term "expiration date" will mean 5:00 p.m., New York City time, on                        , 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

        In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "—Conditions" have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

        The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on August 15, 2002. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

        Interest on the exchange notes is payable semi-annually on each February 15 and August 15, commencing on August 15, 2002. For more information regarding the terms of the exchange notes, see "Description of the Notes."

Procedures for Tendering

        Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

        By executing the letter of transmittal, each holder will make to us the representations set forth below under the heading "—Resale of the Exchange Notes."

        The tender by a holder and our acceptance thereof will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

        The method of delivery of outstanding notes and the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf.

See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (the "Medallion System") unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

        If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account with respect to the outstanding notes in accordance with DTC's procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

        Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

  (A)
  the tender is made through a member firm of the Medallion System;

  (B)
  prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

  (C)
  the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

  (1)
  specify the name of the person having deposited the outstanding notes to be withdrawn;

  (2)
  identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  (3)
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

  (4)
  specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

        All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, whose determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

  (1)
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

  (2)
  any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  (3)
  any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

        If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see "—Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier, Registered/Certified Mail or Hand Delivery:	Facsimile Transmission:	For Information Telephone:
The Bank of New York Corporate Trust Services Reorganization Unit—16th Floor 15 Broad Street New York, NY 10007	(212) 235-2261 Confirmation of Receipt:

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

        We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

        The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

  (1)
  to us upon redemption thereof or otherwise;

  (2)
  so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  (3)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (4)
  pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

        Based on existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the exchange notes will be freely transferable by holders of the notes, other than our affiliates, after the exchange offer without further registration under the Securities Act. See Shearman & Sterling (available July 2, 1993); Morgan Stanley & Co. Incorporated (available June 5, 1991); and Exxon Capital Holdings Corporation (available May 13, 1989). Holder of outstanding notes, however, who are our affiliates, who intend to participate in the exchange offer for the purpose of distributing the new securities, or who are broker-dealers who purchased the outstanding notes from us for resale, may not freely offer, sell or transfer the outstanding notes, may not participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or transfer of outstanding notes.

        Each holder who is eligible to and wishes to exchange its outstanding notes for exchange notes will be required to make the following representations:

  •
  any exchange notes to be received by the holder will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

  •
  the holder is not our affiliate as defined in Rule 405 promulgated under the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent possible;

  •
  if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of the exchange notes;

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of marker-making activities or other trading activities, the holder will deliver a prospectus in connection with any resale of the exchange notes. We refer to these broker-dealer as participating broker dealers; and

  •
  the holder is not acting on behalf of any person or entity that could not truthfully make these representations.

        Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

DESCRIPTION OF THE NOTES

        The Company issued the notes, and will issue the exchange notes, under an indenture between itself and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. Any notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities under the indenture.

        Certain terms used in this description are defined under the subheading "—Certain Definitions." In this description, the word "Company" refers only to Collins & Aikman Floorcoverings, Inc. and not to any of its subsidiaries.

        The following description is only a summary of the material provisions of the indenture. We urge you to read the indenture because it, not this description, define your rights as holders of these notes. Unless otherwise required by the context, exchanges in this description to the notes include the notes issued to the initial purchasers in a private transaction that is not subject to the registration requirements of the Securities Act, and the exchange notes, which will be registered under the Securites Act.

Brief Description of the Notes

  The Notes

  •
  are unsecured senior subordinated obligations of the Company;

  •
  are subordinated in right of payment to all existing and future senior indebtedness of the Company;

  •
  are senior in right of payment to any future subordinated obligations of the Company; and

  •
  are subject to registration with the SEC pursuant to the registration rights agreement.

  The Subsidiary Guaranties

        Each subsidiary guaranty:

  •
  unconditionally guarantees the obligations of the Company under the notes; and

  •
  is a senior subordinated obligation of the relevant subsidiary guarantor.

Principal, Maturity and Interest

        The Company issued the notes initially with a maximum aggregate principal amount of $175.0 million. The Company issued the notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on February 15, 2010. Subject to our compliance with the covenant described under the subheading "—Certain Covenants—Limitation on Indebtedness," we are entitled to, without the consent of the holders, issue more notes under the indenture on the same terms and conditions and with the same CUSIP numbers as the notes that have been offered in an unlimited aggregate principal amount (the "additional notes"). The notes and the additional notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this "Description of the Notes," references to the notes include any additional notes actually issued.

        Interest on these notes will accrue at the rate of 9 3/4% per annum and will be payable semiannually in arrears on February 15 and August 15, commencing on August 15, 2002. We will make each interest payment to the holders of record of these notes on the immediately preceding February 1 and August 1.

        Interest on these notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Additional interest may accrue on the notes in certain circumstances pursuant to the registration rights agreement.

Optional Redemption

        Except as set forth below, we will not be entitled to redeem the notes at our option prior to February 15, 2006.

        On and after February 15, 2006, we will be entitled at our option to redeem all or a portion of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of holders of record on the related record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Period	Redemption Price
2006	104.875%
2007	102.438%
2008 and thereafter	100.000%

        In addition, before February 15, 2005, we may at our option on one or more occasions redeem notes (which includes additional notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes additional notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 109.75%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more equity offerings. If the equity offering is by Tandus Group, a portion of the net cash proceeds of the offering equal to the amount required to redeem the notes must be contributed to the capital of the Company. This redemption right is subject to the conditions that

  (1)
  at least 65% of the aggregate principal amount of notes (which includes additional notes, if any) remains outstanding immediately after the occurrence of each redemption (other than notes held, directly or indirectly, by the Company or its affiliates); and
  (2)
  each redemption occurs within 90 days after the date of the related equity offering.

Selection and Notice of Redemption

        If we are redeeming less than all the notes at any time, the trustee will select notes on a pro rata basis, by lot or by any other method as the trustee in its sole discretion shall deem to be fair and appropriate.

        We will redeem notes of $1,000 or less in whole and not in part. We will mail notices of redemption by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of the note to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder of the note upon cancelation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions "—Change of Control" and "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase notes in the open market or otherwise.

Subsidiary Guaranties

        Each of the subsidiary guarantors will jointly and severally guarantee, on a senior subordinated basis, our obligations under these notes. The obligations of each subsidiary guarantor under its subsidiary guaranty will be limited as necessary to prevent that subsidiary guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors—The notes or a subsidiary guarantee could be voided if they constitute a fraudulent transfer under U.S. bankruptcy laws or comparable state laws, which could result in, among other things, the holders of notes not being able to receive payment on the notes or to rely on that subsidiary guarantor to satisfy claims."

        Each subsidiary guarantor that makes a payment under its subsidiary guaranty will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from each other subsidiary guarantor in an amount equal to the other subsidiary guarantor's pro rata portion of the payment based on the respective net assets of all the subsidiary guarantors at the time of the payment determined in accordance with GAAP.

        If a subsidiary guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable subsidiary guarantor, and, depending on the amount of such indebtedness, a subsidiary guarantor's liability on its subsidiary guaranty could be reduced to zero. See "Risk Factors—A subsidiary guaranty could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy laws or comparable state laws, which could result in the holders of notes not being able to rely on that subsidiary guarantor to satisfy claims."

        Pursuant to the indenture, a subsidiary guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other person to the extent described below under "—Certain Covenants—Merger and Consolidation." However, if the other person is not the Company, the subsidiary guarantor's obligations under its subsidiary guaranty must be expressly assumed by the other person.

        The subsidiary guaranty of a subsidiary guarantor will be released:

  (1)
  upon the sale or other disposition (including by way of consolidation or merger) of a subsidiary guarantor;
  (2)
  upon the sale or disposition of all or substantially all the assets of a subsidiary guarantor;
  (3)
  if the Company properly designates any restricted subsidiary that is a subsidiary guarantor as an unrestricted subsidiary in accordance with the applicable provisions of the indenture; or
  (4)
  at such time as such subsidiary guarantor no longer guarantees or otherwise has outstanding any other indebtedness of the Company or another subsidiary guarantor;

in the case of paragraphs (1) and (2), other than to the Company or an affiliate of the Company and as permitted by the indenture.

Ranking

Senior Indebtedness versus Notes

        The payment of the principal of, premium, if any, and interest on the notes and the payment of any subsidiary guaranty will be subordinate in right of payment to the prior payment in full of all senior indebtedness of the Company or the relevant subsidiary guarantor, including all bank indebtedness of the Company and the subsidiary guarantors under the credit agreement.

        As of April 27, 2002,

  (1)
  the Company's (excluding its subsidiaries) senior indebtedness was approximately $60.1 million, including $59.0 million of secured indebtedness; and
  (2)
  the senior indebtedness of the subsidiary guarantors was approximately $59.0 million, all of which was secured indebtedness. Virtually all of the senior indebtedness of the subsidiary guarantors consists of their respective guaranties of senior indebtedness of the Company under the credit agreement.

        Although the indenture contains limitations on the amount of additional indebtedness that the Company and the subsidiary guarantors may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such indebtedness may be senior indebtedness. See "—Certain Covenants—Limitation on indebtedness."

Liabilities of Non-Guarantor Subsidiaries versus Notes

        A portion of our operations are conducted through our subsidiaries. Some of our subsidiaries are not guaranteeing the notes. Claims of creditors of these non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by these non-guarantor subsidiaries, and claims of preferred stockholders, if any, of these non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of these non-guarantor subsidiaries over the claims of our creditors, including holders of the notes, even if these claims do not constitute senior indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of these non-guarantor subsidiaries.

        At April 27, 2002, the total liabilities of our non-guarantor subsidiaries was approximately $10.6 million, including trade payables (but excluding intercompany payables). Although the indenture limits the incurrence of indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered indebtedness under the indenture. See "—Certain Covenants—Limitation on indebtedness."

Other Senior Subordinated Indebtedness versus Notes

        Only indebtedness of the Company or a subsidiary guarantor that is senior indebtedness will rank senior to the notes and the relevant subsidiary guaranty in accordance with the provisions of the indenture. The notes and each subsidiary guaranty will in all respects rank pari passu with all other senior subordinated indebtedness of the Company and the relevant subsidiary guarantor, respectively.

        We and the subsidiary guarantors have agreed in the indenture that we and they will not incur, directly or indirectly, any indebtedness that is contractually subordinate or junior in right of payment to our senior indebtedness or the senior indebtedness of the subsidiary guarantors, unless the indebtedness is senior subordinated indebtedness of the Company or the subsidiary guarantors, as applicable, or is expressly subordinated in right of payment to senior subordinated indebtedness of the Company or the subsidiary guarantors, as applicable. The indenture does not treat unsecured indebtedness as subordinated or junior to secured indebtedness merely because it is unsecured.

Payment of Notes

        We are not permitted to pay principal of, premium, if any, or interest on the notes or make any deposit pursuant to the provisions described under "—Defeasance" below and may not purchase, redeem or otherwise retire any notes if either of the following occurs (a "payment default"):

  (1)
  any designated senior indebtedness of the Company is not paid in full in cash when due; or
  (2)
  any other default on designated senior indebtedness of the Company occurs and the maturity of the designated senior indebtedness is accelerated in accordance with its terms;

unless, in either case, the payment default has been cured or waived and any acceleration has been rescinded or the designated senior indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the notes if we and the trustee receive written notice approving payment from the representatives of all designated senior indebtedness with respect to which the payment default has occurred and is continuing.

        During the continuance of any default (other than a payment default) with respect to any designated senior indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes for a period (a "payment blockage period") commencing upon the receipt by the trustee (with a copy to us) of written notice (a "blockage notice") of such default from the representative of the designated senior indebtedness specifying an election to effect a payment blockage period and ending 179 days thereafter. The payment blockage period will end earlier if the payment blockage period is terminated:

  (1)
  by written notice to the trustee and us from the person or persons who gave the blockage notice;
  (2)
  because the default giving rise to the blockage notice is cured, waived or otherwise no longer continuing; or
  (3)
  because the designated senior indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless a payment default exists, we are permitted to resume paying the notes after the end of the payment blockage period. The notes will not be subject to more than one payment blockage period in any consecutive 360-day period irrespective of the number of defaults with respect to designated senior indebtedness of the Company during that period, except that if any blockage notice is delivered to the Trustee by or on behalf of holders of designated senior indebtedness of the Company (other than holders of the bank indebtedness), a representative of holders of bank indebtedness may give another blockage notice within such period. However, in no event may the total number of days during which any payment blockage period or periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no payment blockage period is in effect.

        Upon any payment or distribution upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

  (1)
  the holders of senior indebtedness of the Company will be entitled to receive payment in full in cash of the senior indebtedness before the holders of the notes are entitled to receive any payment;
  (2)
  until the senior indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the senior indebtedness as their interests may appear, except that holders of notes may receive certain capital stock and subordinated debt obligations; and

  (3)
  if a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, the holders of the notes are required to hold it in trust for the holders of senior indebtedness of the Company and pay it over to them as their interests may appear.

        If payment of the notes is accelerated because of an event of default, the Company or the trustee must promptly notify the holders of designated senior indebtedness of the Company or the representative of such designated senior indebtedness of the acceleration. If any designated senior indebtedness of the Company is outstanding, neither the Company nor any subsidiary guarantor may pay the notes until five business days after the representatives of all the issues of the designated senior indebtedness receive notice of acceleration and, thereafter, may pay the notes only if the indenture otherwise permits payment at that time.

        The obligations of a subsidiary guarantor under its subsidiary guaranty are senior subordinated obligations. As such, the rights of noteholders to receive payment by a subsidiary guarantor pursuant to a subsidiary guaranty will be subordinated in right of payment to the rights of holders of senior indebtedness of the subsidiary guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the notes apply equally to a subsidiary guarantor and the obligations of the subsidiary guarantor under the subsidiary guaranty.

        By reason of the subordination provisions contained in the indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a subsidiary guarantor who are holders of senior indebtedness of the Company or a subsidiary guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors of ours who are not holders of senior indebtedness may recover less, ratably, than holders of our senior indebtedness and may recover more, ratably, than the holders of the notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under "—Defeasance".

Book-Entry, Delivery and Form

        The notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A notes"). Notes were also offered and sold in offshore transactions in reliance on Regulation S ("Regulation S notes"). Except as set forth below, notes were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes were issued at the closing of the offering only against payment in immediately available funds.

        Rule 144A notes initially will be represented by one or more notes in registered, global form without interest coupons (the "Rule 144A global notes"). Regulation S notes initially will be represented by one or more notes in registered, global form without interest coupons (the "Regulation S global notes" and, together with the Rule 144A global notes, the "global notes"). The global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the offering and the closing of the offering (such period through and including the 40th day, the "restricted period"), beneficial interests in the Regulation S global notes may be held only through the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A global note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A global notes may not be exchanged for beneficial interests in the Regulation S global notes at any time except in the limited circumstances described below. See "—Exchanges between Regulation S Notes and Rule 144A Notes."

        Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

        Rule 144A notes (including beneficial interests in the Rule 144A global notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Transfer Restrictions." Regulation S notes will also bear the legend as described under "Transfer Restrictions." In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

  (1)
  upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the global notes; and
  (2)
  ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

        Investors in the Rule 144A global notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Rule 144A global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Investors in the Regulation S global notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the restricted period (but not earlier), investors may also hold interests in the Regulation S global notes through participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S global notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of

Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the Trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or
  (2)
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Transfer Restrictions," transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described in this section, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A global notes and the Regulation S global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A global note is exchangeable for definitive notes in registered certificated form ("certificated notes") if:

  (1)
  DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the global notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

  (2)
  the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

  (3)
  there has occurred and is continuing a default or event of default with respect to the notes.

          In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Transfer Restrictions," unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Transfer Restrictions."

Exchanges Between Regulation S Notes and Rule 144A Notes

        Prior to the expiration of the restricted period, beneficial interests in the Regulation S global note may be exchanged for beneficial interests in the Rule 144A global note only if:

  (1)
  such exchange occurs in connection with a transfer of the notes pursuant to Rule 144A; and

  (2)
  the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that the notes are being transferred to a person:

  (a)
  who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

  (b)
  purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

  (c)
  in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

        Beneficial interest in a Rule 144A global note may be transferred to a person who takes delivery in the form of an interest in the Regulation S global note, whether before or after the expiration of the restricted period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the restricted period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

        Transfers involving exchanges of beneficial interests between the Regulation S global notes and the Rule 144A global notes will be effected in DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S global note and a corresponding increase in the principal amount of the Rule 144A global note or vice versa, as applicable. Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in the other global note will, upon transfer, cease to be an interest in such global note and will become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other global note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S global note prior to the expiration of the restricted period.

Same Day Settlement and Payment

        The Company will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each holder's registered address. The notes represented by the global notes are eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Change of Control

        Upon the occurrence of any of the following events (each a "change of control"), each holder shall have the right to require that the Company repurchase the holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  (1)
  Any person, other than the permitted holders, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the voting stock of the Company. However, the permitted holder must also beneficially own, directly or indirectly, less in the aggregate of the total voting power of the voting stock of the Company than the acquiring person and the permitted holders must also not be able to elect, by whatever means, a majority of the members of the board of directors of the Company. The definition of person and beneficial ownership under this section will be determined with reference to the provisions of the Exchange Act. Furthermore, beneficial ownership will include rights to acquire voting stock of the Company, whether or not those rights are currently exercisable. The provisions of this section will extend to ownership of the stock of the Company held by a parent entity which is in turn held by an acquiring person.

  (2)
  Individuals who were members of the board of directors of the Company or Tandus Group on the dates the notes were issued, as well as individuals who were elected by them or whose nomination for election was approved by them (and individuals that they in turn elect or nominate) cease to be a majority on the board of directors of the Company or Tandus Group.

  (3)
  The Company shall adopt a plan of liquidation or dissolution.

  (4)
  The Company or Tandus Group merges or consolidates into any person, any person merges or consolidates into the Company or Tandus Group, or the Company or Tandus Group sell all or substantially all of their assets. However, this section will not apply in the case where the holders of the voting stock of Tandus Group or the Company own, directly or indirectly, at least a majority of the voting stock of the surviving entity following the merger or consolidation. Furthermore, this section will not apply to a sale of assets to a person controlled by the permitted holders. Finally, this section will not apply to a sale of assets where the buyer becomes the obligor under the notes and a subsidiary of the person transferring the assets.

        Within 30 days following any change of control, we will mail a notice to each holder with a copy to the trustee (the "change of control offer") stating:

  (1)
  that a change of control has occurred and that the holder has the right to require us to purchase the holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding the change of control;

  (3)
  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed); and

  (4)
  the instructions, as determined by us, consistent with this covenant, that a holder must follow in order to have its notes purchased.

        We will not be required to make a change of control offer following a change of control if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by us and purchases all notes validly tendered and not withdrawn under the change of control offer.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a change of control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under this covenant by virtue of our compliance with these securities laws or regulations.

        The change of control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Tandus Group and the Company and, thus, the removal of incumbent management. The change of control purchase feature is a result of negotiations between Tandus Group, the Company and the initial purchasers. Neither the Company nor Tandus Group have the present intention to engage in a transaction involving a change of control, although it is possible that we or they could decide to do so in the future. Subject to the limitations discussed below, we or they could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in those covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        The credit agreement prohibits us from purchasing any notes prior to October 26, 2002, and thereafter imposes conditions and limitations on our ability to purchase the notes. The credit agreement also provides that the occurrence of certain change of control events with respect to Tandus Group or the Company would constitute a default under the credit agreement. In the event that at the time of a change of control the terms of any senior indebtedness of the Company (including the credit agreement) restrict or prohibit the purchase of notes following a change of control, then prior to the mailing of the notice to holders but in any event within 30 days following any change of control, we undertake to (1) repay in full all the senior indebtedness or (2) obtain the requisite consents under the agreements governing the senior indebtedness to permit the repurchase of the notes. If we do not repay this senior indebtedness or obtain the required consents, we will remain prohibited from purchasing notes. In this case, our failure to comply this undertaking, after appropriate notice and lapse of time would result in an event of default under the indenture, which would, in turn, constitute a default under the credit agreement. In these circumstances, the subordination provisions in the indenture would likely restrict payment to the holders of notes.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a change of control or require the repurchase of the indebtedness upon a change of control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under the indebtedness, even if the change of control itself does not, due to the financial effect of the repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a change of control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "change of control" includes a disposition of all or substantially all of the assets of the Company to any person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear whether a change of control has occurred and whether a holder of notes may require the company to make an offer to repurchase the notes as described above.

        The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a change of control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

        The indenture contains covenants including, among others, the following:

Limitation on Indebtedness

        (a)  The Company will not, and will not permit any restricted subsidiary to, incur, directly or indirectly, any indebtedness; provided, however, that the Company and its restricted subsidiaries will be entitled to incur indebtedness if, on the date of the incurrence and after giving effect to the incurrence on a pro forma basis, no default has occurred and is continuing and the consolidated coverage ratio exceeds 2 to 1.

        (b)  Notwithstanding the foregoing paragraph (a), the Company and the restricted subsidiaries will be entitled to incur any or all of the following indebtedness:

  (1)
  indebtedness incurred by the Company and its restricted subsidiaries pursuant the credit agreement; provided, however, that, immediately after giving effect to any incurrence, the aggregate principal amount of all indebtedness incurred under this clause (1) and then outstanding does not exceed the greater of

  (A)
  $125.0 million less the sum of all principal payments with respect to such indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" and

  (B)
  the sum of (x) 50% of the book value of the inventory of the Company and its restricted subsidiaries and (y) 80% of the book value of the accounts receivable of the Company and its restricted subsidiaries;

  (2)
  Indebtedness owed to and held by the Company or a restricted subsidiary; provided, however, that

  (A)
  any subsequent issuance or transfer of any capital stock which results in any restricted subsidiary ceasing to be a restricted subsidiary or any subsequent transfer of indebtedness (other than to the Company or a restricted subsidiary) shall be deemed, in each case, to constitute the incurrence of such indebtedness by the obligor thereon and

    (B)
    if the company is the obligor on the indebtedness, the indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

  (3)
  the notes and the exchange notes (other than any additional notes);

  (4)
  indebtedness outstanding on the date the notes were first issued (other than indebtedness described in clause (1), (2) or (3) of this covenant);

  (5)
  refinancing indebtedness in respect of indebtedness incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) or this clause (5);

  (6)
  hedging obligations of the company or any restricted subsidiary entered into in the ordinary course of business and not for the purpose of speculation;

  (7)
  obligations in respect of performance, bid surety and other similar bonds and completion guarantees provided by the company or any restricted subsidiary in the ordinary course of business;

  (8)
  indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that the indebtedness is extinguished within two business days;

  (9)
  indebtedness consisting of the subsidiary guaranties and guarantees of other indebtedness otherwise permitted to be incurred pursuant to the Indenture;

  (10)
  indebtedness (including capital lease obligations) incurred by the company or any of its restricted subsidiaries to finance the purchase, lease, construction or improvement of (real or personal) property or equipment (whether through the direct purchase of assets or the capital stock of a person owning the assets) within 180 days after the purchase, lease or improvement in an aggregate principal amount which, when added together with the amount of indebtedness incurred pursuant to this clause (10) and then outstanding, does not exceed $10.0 million (including any refinancing indebtedness with respect thereto);

  (11)
  indebtedness evidenced by promissory notes subordinated to the notes and the exchange notes issued to employees, directors or officers (in each case either current or former) of Tandus Group and its subsidiaries in lieu of cash payment for any equity interest of Tandus Group being repurchased from those persons; provided, that the aggregate amount of the indebtedness does not exceed $2.0 million at any one time outstanding;

  (12)
  indemnities given in the ordinary course of business in favor of companies issuing title insurance policies insuring the title to any property to induce such issuance; and

  (13)
  indebtedness of the Company or of any of its restricted subsidiaries in an aggregate principal amount which, when taken together with all other indebtedness of the Company and its restricted subsidiaries outstanding on the date of the incurrence (other than indebtedness permitted by clauses (1) through (12) above or paragraph (a)) does not exceed $15.0 million.

        (c)  Notwithstanding the foregoing, neither the Company nor any subsidiary guarantor will incur any indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to refinance any subordinated obligations of the Company or any subsidiary guarantor unless the indebtedness shall be subordinated to the notes or the applicable subsidiary guaranty to at least the same extent as the subordinated obligations.

        (d)  For purposes of determining compliance with this covenant,

  (1)
  in the event that an item of indebtedness meets the criteria of more than one of the types of indebtedness described above, the Company, in its sole discretion, will classify the item of indebtedness at the time of incurrence and only be required to include the amount and type of the indebtedness in one of the above clauses (provided that any indebtedness originally classified as incurred pursuant to clause (b)(13) above may later be reclassified as having been incurred pursuant to paragraph (a) above to the extent that such reclassified indebtedness could be incurred pursuant to paragraph (a) above at the time of such reclassification) and

  (2)
  the Company will be entitled to divide and classify an item of indebtedness in more than one of the types of indebtedness described above.

        All indebtedness outstanding under the credit agreement on the issue date shall be deemed to have been incurred pursuant to clause (b)(1) above.

        (e)  Notwithstanding paragraphs (a) and (b) above, neither the Company nor any subsidiary guarantor will incur

  (1)
  any indebtedness if the indebtedness is subordinate in right of payment to any senior indebtedness of the Company or the subsidiary guarantor, as applicable, unless the indebtedness is senior subordinated indebtedness or is expressly subordinated in right of payment to senior subordinated indebtedness of the Company or the subsidiary guarantor, as applicable, or

  (2)
  any secured indebtedness (for borrowed money) that is not senior indebtedness of a Person unless contemporaneously therewith the person makes effective provision to secure the notes or the relevant subsidiary guaranty, as applicable, equally and ratably with the secured indebtedness for so long as the secured indebtedness is secured by a lien.

        (f)    For purposes of determining compliance with any U.S. dollar restriction on the incurrence of indebtedness where the indebtedness incurred is denominated in a different currency, the amount of the indebtedness will be the U.S. dollar equivalent determined on the date of the incurrence of the indebtedness; provided, however, that if any indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on the indebtedness, the amount of the indebtedness expressed in U.S. dollars will be as provided in the currency agreement. The principal amount of any refinancing indebtedness incurred in the same currency as the indebtedness being refinanced will be the U.S. dollar equivalent of the indebtedness refinanced, except to the extent that (1) the U.S. dollar equivalent was determined based on a currency agreement, in which case the refinancing indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing indebtedness exceeds the principal amount of the indebtedness being refinanced, in which case the U.S. dollar equivalent of such excess will be determined on the date the refinancing indebtedness is incurred.

Limitation on Restricted Payments

        (a)  The Company will not, and will not permit any restricted subsidiary, directly or indirectly, to make a restricted payment if at the time the Company or the restricted subsidiary makes the restricted payment:

  (1)
  a default shall have occurred and be continuing (or would result from the making of the restricted payment);

  (2)
  the Company is not entitled to incur an additional $1.00 of indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness;" or

  (3)
  the aggregate amount of the restricted payment and all other restricted payments since the date the notes were first issued would exceed the sum of (without duplication):

  (A)
  50% of the consolidated net income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the notes were first issued occurs to the end of the most recent fiscal quarter for which internal financial statements are available on or prior to the date of the restricted payment (or, in case such consolidated net income shall be a deficit, minus 100% of the deficit); provided, however, that if, at the time of a proposed restricted payment under paragraph (a) of this covenant, the consolidated leverage ratio is less than 2.75 to 1, for purposes of calculating the availability of amounts hereunder for the restricted payment only, the reference to 50% in this clause will be 75%; plus

  (B)
  100% of the aggregate net cash proceeds received by the Company from the issuance or sale of its capital stock (other than disqualified stock) after the date the notes were first issued (other than an issuance or sale to a subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders after the date the notes were first issued; plus

  (C)
  the amount by which indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a subsidiary of the Company) after the date the notes were first issued of any indebtedness of the Company for capital stock (other than disqualified stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon the conversion or exchange); plus

  (D)
  an amount equal to the sum of

  (x)
  the net reduction in the investments made by the Company or any restricted subsidiary in any person resulting from repurchases, repayments or redemptions of investments by the person, proceeds realized on the sale of the investment and proceeds representing the return of capital, in each case received by the Company or any restricted subsidiary, and

  (y)
  to the extent the person is an unrestricted subsidiary, the portion (proportionate to the Company's equity interest in the subsidiary) of the fair market value of the net assets of such unrestricted subsidiary at the time such unrestricted subsidiary is designated a restricted subsidiary;

    provided, however, that the foregoing sum shall not exceed, in the case of any person, the amount of investments previously made (and treated as a restricted payment) by the Company or any restricted subsidiary in the person; plus

    (E)
    $10.0 million.

  (b)
  The preceding provisions will not prohibit:

  (1)
  any restricted payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, capital stock of the Company (other than disqualified stock and other than capital stock issued or sold to a subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by indebtedness of the plan or trust to the Company or any restricted subsidiary or indebtedness guaranteed by the Company or a restricted subsidiary) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that

    (A)
    the restricted payment shall be excluded in the calculation of the amount of restricted payments and

    (B)
    the net cash proceeds from the sale or cash capital contribution (to the extent used for a restricted payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

    (2)
    any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of subordinated obligations of the Company or any subsidiary guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, indebtedness which is permitted to be incurred pursuant to the covenant described under "—Limitation on indebtedness;" provided, however, that the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of restricted payments;

    (3)
    dividends paid within 60 days after the date they are declared if at that date the dividend would have complied with this covenant; provided, however, that the dividend shall be included in the calculation of the amount of restricted payments;

    (4)
    so long as no default has occurred and is continuing, a distribution to Tandus Group for the repurchase or other acquisition of shares of, or options to purchase shares of, common stock or preferred stock of Tandus Group, the Company or any of its subsidiaries from employees, former employees, consultants, former consultants, directors or former directors or from a deferred compensation plan that holds shares of, or options to purchase shares of, common stock or preferred stock of the Company or its subsidiaries for the benefit of any of the foregoing persons, Tandus Group, the Company or any of its Subsidiaries or permitted transferees, pursuant to the terms of the agreements or plans approved by the board of directors of Tandus Group or the Company under which these individuals purchase or sell or are granted the option to purchase or sell, shares of common stock or preferred stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed the sum of

    (x)
    $5.0 million,

    (y)
    the net cash proceeds from the sale of capital stock to employees, former employees, consultants, former consultants, directors or former directors of Tandus Group, the Company and its subsidiaries that occur after the date the notes were first issued (to the extent the net cash proceeds from the sale of the capital stock have not otherwise been applied to the payment of restricted payments by virtue of clause (3)(B) of paragraph (a) above) and

    (z)
    the cash proceeds of any "key man" life insurance policies that are used to make the repurchases;

      provided further, however, that (A) such repurchases and other acquisitions shall be excluded in the calculation of the amount of restricted payments and (B) the net cash proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

    (5)
    dividends or other distributions to Tandus Group to be used by Tandus Group solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including amounts payable pursuant to the professional services agreements) incurred by Tandus Group in the ordinary course of its business; provided, however, that any dividends or other distributions made pursuant to this clause (5) shall not exceed $3.0 million in any calendar year; provided further, however, that these dividends or distributions shall be excluded in the calculation of the amount of restricted payments;

    (6)
    the distribution, as a dividend or otherwise, of shares of capital stock or assets of an unrestricted subsidiary provided that the fair market value (as determined in good faith by the board of directors of the Company) of the shares of capital stock or assets shall not exceed the amount of the investments that were made (and not subsequently reduced pursuant to clause (3)(D) of paragraph (a) above) by the Company in the unrestricted subsidiary and were treated as restricted payments or were included in the calculation of the amount of restricted payments previously made; provided, however, that

    (A)
    these distributions shall be excluded in the calculation of the amount of restricted payments and

    (B)
    any net reduction in investments in the unrestricted subsidiary resulting from such distribution shall be excluded from the calculation of amounts under clause (3)(D) of paragraph (a) above;

    (7)
    permitted tax payments; provided, however, that these payments shall be excluded in the calculation of the amount of restricted payments;

    (8)
    repurchases of capital stock deemed to occur upon the exercise of stock options or warrants if the capital stock represents a portion of the exercise price thereof and repurchases of capital stock deemed to occur upon the withholding of a portion of the capital stock granted or awarded to an employee to pay for the taxes payable by the employee upon the grant or award; provided, however, that this amount shall be excluded in the calculation of the amount of restricted payments; or

    (9)
    restricted payments not exceeding $10.0 million in the aggregate; provided, however, that

    (A)
    at the time of the restricted payments, no default shall have occurred and be continuing (or result therefrom) and

    (B)
    the restricted payments shall be included in the calculation of the amount of restricted payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any restricted subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any restricted subsidiary to (a) pay dividends or make any other distributions on its capital stock to the Company or a restricted subsidiary or pay any indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

  (1)
  with respect to clauses (a), (b) and (c),

  (i)
  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date the notes were first issued (including the indenture and the credit agreement);

  (ii)
  any encumbrance or restriction with respect to a restricted subsidiary pursuant to an agreement relating to any indebtedness incurred by the restricted subsidiary on or prior to the date on which the restricted subsidiary was acquired by the Company (other than indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which the restricted subsidiary became a restricted subsidiary or was acquired by the Company) and outstanding on such date;

    (iii)
    any encumbrance or restriction pursuant to an agreement effecting a refinancing of indebtedness incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to the restricted subsidiary contained in any such refinancing agreement or amendment are no less favorable to the noteholders than encumbrances and restrictions with respect to the restricted subsidiary contained in predecessor agreements;

    (iv)
    provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

    (v)
    any restriction with respect to a restricted subsidiary imposed pursuant to an agreement entered into for the sale or disposition of assets permitted by the Indenture pending the closing of such sale or disposition;

    (vi)
    any restriction arising under applicable law, regulation or order;

    (vii)
    any agreement or instruction governing capital stock (other than disqualified stock) of any person that is in effect on the date the person is acquired by the Company or a restricted subsidiary;

    (viii)
    any restriction on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

    (ix)
    any restriction in any agreement that is not more restrictive than the restrictions under the terms of the credit agreement as in effect on the date the notes were first issued; and

  (2)
  with respect to clause (c) only,

  (i)
  any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent those provisions restrict the transfer of the lease or the property leased thereunder; and

  (ii)
  restrictions contained in security agreements or mortgages securing indebtedness of a restricted subsidiary to the extent the restrictions restrict the transfer of the property subject to the security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

        (a)  The Company will not, and will not permit any restricted subsidiary to, directly or indirectly, consummate any asset disposition unless:

  (1)
  the Company or the restricted subsidiary receives consideration at the time of the asset disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of the Company, of the shares and assets subject to the asset disposition;

  (2)
  at least 75% of the consideration received by the Company or the restricted subsidiary is in the form of cash or cash equivalents; and

  (3)
  an amount equal to 100% of the net available cash from the asset disposition is applied by the Company (or the restricted subsidiary, as the case may be) pursuant to one or more of the following:

  (A)
  to the extent the Company elects (or is required by the terms of any indebtedness), to prepay, repay, redeem or purchase senior indebtedness of the Company or indebtedness (other than any disqualified stock) of a restricted subsidiary (in each case other than indebtedness owed to the Company or an affiliate of the Company) within one year from the later of the date of the asset disposition or the receipt of the net available cash;

  (B)
  to the extent the Company elects, to acquire additional assets within one year from the later of the date of the asset disposition or the receipt of the net available cash; and

  (C)
  to the extent the Company elects, or to the extent of the balance of the net available cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the notes (and to holders of other senior subordinated indebtedness of the Company designated by the Company) to purchase notes (and such other senior subordinated indebtedness of the Company) pursuant to and subject to the conditions contained in the indenture;

    provided, however, that in connection with any prepayment, repayment or purchase of indebtedness pursuant to clause (A) or (C) above, the Company or the restricted subsidiary shall permanently retire the indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, the Company and the restricted subsidiaries will not be required to apply any net available cash in accordance with this covenant except to the extent that the aggregate net available cash from all asset dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of net available cash pursuant to this covenant, the net available cash shall be invested in temporary cash investments or applied to temporarily reduce revolving credit indebtedness.

        For the purposes of this covenant, any of the following are deemed to be cash or cash equivalents:

  (1)
  the assumption of indebtedness of the Company or any restricted subsidiary and the release of the Company or the restricted subsidiary from all liability on the indebtedness in connection with the asset disposition;

  (2)
  securities, notes or other obligations received by the Company or any restricted subsidiary from the transferee that are converted by the Company or the restricted subsidiary into cash (within 180 days after the asset disposition (to the extent of the cash received)); and

  (3)
  any additional assets (so long as the additional assets are acquired for fair market value in connection with the transaction giving rise to the asset disposition, as determined in good faith by the board of directors of the Company or the restricted subsidiary, as applicable), which additional assets shall be deemed to have been acquired pursuant to clause (A) of the preceding paragraph in connection with the asset disposition.

        (b)  In the event of an asset disposition that requires the purchase of notes (and other senior subordinated indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase notes tendered pursuant to an offer by the Company for the notes (and such other senior subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other senior subordinated indebtedness of the Company was issued with original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other senior subordinated indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of the senior subordinated indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of the securities tendered exceeds the net available cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other senior subordinated indebtedness of the Company) pursuant to this covenant if the net available cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the net available cash from any subsequent asset disposition).

        (c)  The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

        (a)  The Company will not, and will not permit any restricted subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any affiliate of the Company (an "affiliate transaction") unless:

  (1)
  the terms of the affiliate transaction are no less favorable to the Company or the restricted subsidiary than those that could be obtained at the time of the affiliate transaction in arm's-length dealings with a person who is not an affiliate;

  (2)
  if the affiliate transaction involves an amount in excess of $2.0 million, the terms of the affiliate transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to the affiliate transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant affiliate transaction as evidenced by a resolution of the board of directors; and

  (3)
  if the affiliate transaction involves an amount in excess of $10.0 million, the board of directors of the Company shall also have received a written opinion from an independent qualified party to the effect that the affiliate transaction is fair, from a financial standpoint, to the Company and its restricted subsidiaries or is not less favorable to the Company and its restricted subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a person who was not an affiliate.

        (b)  The provisions of the preceding paragraph (a) will not prohibit:

  (1)
  any investment (other than a permitted investment) or other restricted payment, in each case permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments;"

  (2)
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Company;

  (3)
  loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its restricted subsidiaries, which are approved by a majority of the board of directors of the Company or the Restricted Subsidiary, as applicable, in good faith;

  (4)
  the payment of reasonable fees to and reimbursement of ordinary course expenses of directors of Tandus Group, the Company and its restricted subsidiaries who are not employees of Tandus Group, the Company or its Restricted Subsidiaries;

  (5)
  any transaction exclusively between or among the Company and a restricted subsidiary or joint venture or similar entity which would constitute an affiliate transaction solely because the Company or a restricted subsidiary owns an equity interest in or otherwise controls the restricted subsidiary, joint venture or similar entity;

  (6)
  the issuance or sale of any capital stock (other than disqualified stock) of the Company;

  (7)
  the payment of management, consulting and advisory fees and related expenses made pursuant to the professional services agreements as in effect on the date the notes were first issued and the payment of other customary management, consulting and advisory fees and related expenses to the permitted holders party thereto and their affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which fees and expenses are made pursuant to arrangements approved by the board of directors of the Company or any restricted subsidiary in good faith;

  (8)
  any agreement with the Company or any restricted subsidiary in effect as of the date the notes were first issued or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any amendment or replacement agreement is not more disadvantageous to the Company or the restricted subsidiary in any material respect than the original agreement as in effect on the date the notes were first issued;

  (9)
  any consulting or employment agreement entered into by the Company or any of its restricted subsidiaries in the ordinary course of business consistent with the past practice of the Company or the restricted subsidiary; and

  (10)
  any tax sharing agreement or arrangement and payments pursuant thereto among the Company and its subsidiaries and other person with which the Company or its subsidiaries is required or permitted to file a consolidated tax return or with which the Company or any of its restricted subsidiaries is or could be part of a consolidated group for tax purposes in amounts not otherwise prohibited by the indenture.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

        The Company

  (1)
  will not, and will not permit any restricted subsidiary to, sell, lease, transfer or otherwise dispose of any capital stock of any restricted subsidiary that was a restricted subsidiary as of the date the notes were first issued to any person (other than the Company or a wholly owned subsidiary), and

  (2)
  will not permit any restricted subsidiary that was a restricted subsidiary as of the date the notes were first issued to issue any of its capital stock (other than, if necessary, shares of its capital stock constituting directors' or other legally required qualifying shares) to any person (other than to the Company or a wholly owned subsidiary), unless

    (A)
    immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its subsidiaries own any capital stock of the restricted subsidiary; or

    (B)
    immediately after giving effect to the issuance, sale or other disposition, the restricted subsidiary would no longer constitute a restricted subsidiary and any investment in the person remaining after giving effect thereto is treated as a new investment by the Company and the investment would be permitted to be made under the covenant described under "—Limitation on Restricted Payments" if made on the date of the issuance, sale or other disposition.

Merger and Consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any person, unless:

  (1)
  the resulting, surviving or transferee person (the "successor company") shall be a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the successor company (if not the company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company under the notes and the indenture;

  (2)
  immediately after giving pro forma effect to the transaction (and treating any indebtedness which becomes an obligation of the successor company or any subsidiary as a result of the transaction as having been incurred by the successor company or the subsidiary at the time of such transaction), no default shall have occurred and be continuing;

  (3)
  immediately after giving pro forma effect to the transaction, the successor company would be able to incur an additional $1.00 of indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness;" and

  (4)
  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

provided, however, that clause (3) will not be applicable to

    (A)
    a restricted subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company; or

    (B)
    the Company merging with an affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

        The successor company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, and the predecessor company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

        The Company will not permit any subsidiary guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any person unless:

  (1)
  except in the case of a subsidiary guarantor that has been disposed of in its entirety to another person (other than to the Company or an affiliate of the Company), whether through a merger, consolidation or sale of capital stock or assets, if in connection therewith the Company provides an officers' certificate to the trustee to the effect that the Company will comply with its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of the disposition, the resulting, surviving or transferee person (if not the subsidiary) shall be a person organized and existing under the laws of the jurisdiction under which the subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and the person shall expressly assume, by a guaranty agreement, in a form satisfactory to the Trustee, all the obligations of the subsidiary, if any, under its subsidiary guaranty;

  (2)
  immediately after giving effect to the transaction or transactions on a pro forma basis (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee person as a result of such transaction as having been issued by such person at the time of such transaction), no default shall have occurred and be continuing; and

  (3)
  the Company delivers to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the guaranty agreement, if any, complies with the indenture.

        Pursuant to the indenture, if at any time Tandus Group guarantees the notes, Tandus Group will covenant in its guaranty agreement not to merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any person unless:

  (1)
  the resulting, surviving or transferee person (if not Tandus Group) shall be a person organized and existing under the laws of the jurisdiction under which Tandus Group was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and the person shall expressly assume all the obligations of Tandus Group, if any, under the parent guaranty;

  (2)
  immediately after giving effect to the transaction or transactions on a pro forma basis (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee person as a result of the transaction as having been issued by such person at the time of the transaction), no default shall have occurred and be continuing; and

  (3)
  the Company delivers to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the guaranty agreement, if any, complies with the indenture.

Future Guarantors

        The Company will cause each domestic restricted subsidiary that incurs any indebtedness to, at the same time, execute and deliver to the Trustee a guaranty agreement pursuant to which the restricted subsidiary will guarantee payment of the notes on the same terms and conditions as those set forth in the indenture.

        If at any time, Tandus Group conducts any business or holds any significant assets other than the capital stock of the Company, the Company shall cause the Tandus Group to execute a guaranty agreement pursuant to which Tandus Group will fully and unconditionally guarantee the Company's obligations with respect to the notes on a senior subordinated basis.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such a filing and commencing with the effectiveness of the exchange offer or shelf registration statement) and will in any event provide the Trustee and noteholders with annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those sections, information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under those sections.

        In addition, the Company will furnish to the holders of the notes and to prospective investors, upon the requests of the holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Defaults

        Each of the following is an Event of Default:

  (1)
  a default in the payment of interest on the notes when due, continued for 30 days;

  (2)
  a default in the payment of principal of any note when due at its stated maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

  (3)
  the failure by the Company or Tandus Group to comply with its obligations under "—Certain Covenants—Merger and Consolidation" above;

  (4)
  the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "—Certain Covenants" under "—Limitation on Indebtedness," "—Limitation on Restricted Payments," "—Limitation on Restrictions on Distributions from Restricted Subsidiaries," "—Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "—Limitation on Affiliate Transactions," "—Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "—Future Guarantors" or "—SEC Reports;"

  (5)
  the failure by the Company or any subsidiary guarantor to comply for 60 days after notice with its other agreements contained in the indenture;

  (6)
  indebtedness of the Company, any guarantor or any significant subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of the indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision");

  (7)
  certain events of bankruptcy, insolvency or reorganization of the Company, a guarantor or any significant subsidiary (the "bankruptcy provisions");

  (8)
  any judgment or decree for the payment of money in excess of $10.0 million is entered against the Company, a guarantor or any significant subsidiary, and remains undischarged, unpaid or unstayed for a period of 60 consecutive days following the judgment (the "judgment default provision"); or

  (9)
  The parent guaranty, if applicable, or any subsidiary guaranty of a significant subsidiary ceases to be in full force and effect (other than in accordance with the terms of the guaranty) or any guarantor denies or disaffirms its obligations under its guaranty.

However, a default under clauses (4), (5) and (8) will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure the default within the time specified after receipt of such notice.

        If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, the principal and interest shall be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any acceleration with respect to the notes and its consequences.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  the holder has previously given the trustee notice that an event of default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

  (3)
  the holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with the request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)
  holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

        If a default occurs, is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

  (1)
  reduce the amount of notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest on any note;

  (3)
  reduce the principal of or extend the stated maturity of any note;

  (4)
  reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "—Optional Redemption" above;

  (5)
  make any note payable in money other than that stated in the note;

  (6)
  impair the right of any holder of the notes to receive payment of principal of and interest on the holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to the holder's notes;

  (7)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

  (8)
  make any change in the ranking or priority of any note that would adversely affect the noteholders; or

  (9)
  make any change in any guaranty that would adversely affect the noteholders.

        Notwithstanding the preceding, without the consent of any holder of the notes, the Company, the guarantors and trustee may amend the indenture:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for the assumption by a successor corporation of the obligations of the Company or any guarantor under the indenture;

  (3)
  to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of section 163(f) of the Code, or in a manner such that the uncertificated notes are described in section 163(f)(2)(B) of the Code);

  (4)
  to add guarantees with respect to the notes, including any subsidiary guaranties, or to secure the notes;

  (5)
  to add to the covenants of the Company or a subsidiary guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company or a subsidiary guarantor;

  (6)
  to make any change that does not adversely affect the rights of any holder of the notes; or

  (7)
  to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

        However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of senior indebtedness of the Company or a guarantor then outstanding unless the holders of the senior indebtedness (or their representative) consent to the change.

        The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing the amendment. However, the failure to give notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

        The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

        At any time, we may terminate all our obligations under the notes, the guaranties and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

        In addition, at any time we may terminate our obligations under "—Change of Control" and under the covenants described under "—Certain Covenants" (other than the covenant described under "—Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to significant subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained in clause (3) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above ("covenant defeasance").

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an event of default specified in clause (4), (6), (7) (with respect only to significant subsidiaries) or (8) under "—Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each guarantor will be released from all of its obligations with respect to its guaranty.

        In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. government obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Concerning the trustee

        The Bank of New York is to be the trustee under the indenture. We have appointed the trustee as registrar and Paying Agent with regard to the notes.

        The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an event of default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, member, incorporator or stockholder of the Company, Tandus Group or any subsidiary guarantor will have any liability for any obligations of the Company or any subsidiary guarantor under the notes, any subsidiary guaranty or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability and such waiver and release are part of the consideration for issuance of the notes. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

        "additional assets" means:

  (1)
  any property, plant or equipment used in a related business;

  (2)
  the capital stock of a person that becomes a restricted subsidiary as a result of the acquisition of such capital stock by the Company or another restricted subsidiary; or

  (3)
  capital stock constituting a minority interest in any person that at the time is a restricted subsidiary;

provided, however, that any restricted subsidiary described in clause (2) or (3) above is primarily engaged in a related business.

        "affiliate" of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments," "—Certain Covenants—Limitation on Affiliate Transactions" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, "affiliate" shall also mean any beneficial owner of capital stock representing 10% or more of the total voting power of the voting stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such capital stock (whether or not currently exercisable) and any person who would be an affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "asset disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any restricted subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1)
  any shares of capital stock of a restricted subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a person other than the Company or a restricted subsidiary);

  (2)
  all or substantially all the assets of any division or line of business of the Company or any restricted subsidiary; or

  (3)
  any other assets of the Company or any restricted subsidiary outside of the ordinary course of business of the Company or the restricted subsidiary

        (other than, in the case of clauses (1), (2) and (3) above,

    (A)
    a disposition or transfer by a restricted subsidiary to the Company or by the Company or a restricted subsidiary to a restricted subsidiary;

    (B)
    for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a restricted payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" or a permitted investment or (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "—Certain Covenants—Merger and Consolidation;"

    (C)
    sales or other dispositions of obsolete, uneconomical, negligible, worn-out or surplus assets in the ordinary course of business (including but not limited to equipment and intellectual property); and

    (D)
    a disposition of assets with a fair market value of less than $1.0 million).

        "attributable debt" in respect of a sale/leaseback transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in a sale/leaseback transaction (including any period for which such lease has been extended); provided, however, that if such sale/leaseback transaction results in a capital lease obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of "capital lease obligation."

        "average life" means, as of the date of determination, with respect to any indebtedness, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such indebtedness multiplied by the amount of such payment by

  (2)
  the sum of all such payments.

        "Bank Indebtedness" means all obligations pursuant to the credit agreement.

        "Board of Directors" with respect to a person means the board of directors of such person or any committee thereof duly authorized to act on behalf of such board.

        "capital lease obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "capital stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities convertible into such equity.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "consolidated coverage ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available on or prior to the date of such determination to (y) consolidated interest expense for such four fiscal quarters; provided, however, that:

  (1)
  if the Company or any restricted subsidiary has incurred any indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the consolidated coverage ratio is an incurrence of indebtedness, or both:

  (A)
  EBITDA and consolidated interest expense for this period shall be calculated after giving effect on a pro forma basis to such indebtedness as if such indebtedness had been incurred on the first day of such period; and

  (B)
  if such indebtedness is revolving indebtedness, the amount of indebtedness deemed to be outstanding for such period shall be the average outstanding amount of such indebtedness during such period;

  (2)
  if the Company or any restricted subsidiary has repaid, repurchased, defeased or otherwise discharged any indebtedness since the beginning of such period or if any indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than indebtedness incurred under any revolving credit facility unless such indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the consolidated coverage ratio:

  (A)
  EBITDA and consolidated interest expense for this period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such restricted subsidiary had not earned the interest income actually earned during this period in respect of cash or temporary cash investments used to repay, repurchase, defease or otherwise discharge such indebtedness;

  (3)
  if since the beginning of this period the Company or any restricted subsidiary shall have made any asset disposition:

  (A)
  EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such asset disposition for such period; or

  (B)
  increased by an amount equal to EBITDA (if negative), directly attributable to the assets which are the subject of the asset disposition for such period and consolidated interest expense for this period shall be reduced by an amount equal to the consolidated interest expense directly attributable to any indebtedness of the Company or any restricted subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing restricted subsidiaries in connection with such asset disposition for this period (or, if the capital stock of any restricted subsidiary is sold, the consolidated interest expense for this period directly attributable to the indebtedness of such restricted subsidiary to the extent the Company and its continuing restricted subsidiaries are no longer liable for such indebtedness after the sale);

  (4)
  if since the beginning of this period the Company or any restricted subsidiary (by merger or otherwise) has made an investment in any restricted subsidiary (or any person which becomes a restricted subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and consolidated interest expense for this period shall be calculated after giving pro forma effect thereto (including the incurrence of any indebtedness) as if such investment or acquisition occurred on the first day of such period; and

  (5)
  if since the beginning of such period any person (that subsequently became a restricted subsidiary or was merged with or into the Company or any restricted subsidiary since the beginning of such period) shall have made any asset disposition, any investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a restricted subsidiary during such period, EBITDA and consolidated interest expense for such period shall be calculated after giving pro forma effect thereto as if such asset disposition, investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of consolidated interest expense associated with any indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company (and shall include any applicable pro forma cost savings). If any indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such indebtedness if such interest rate agreement has a remaining term in excess of 12 months).

        "consolidated interest expense" means, for any period, the total interest expense of the Company and its consolidated restricted subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its restricted subsidiaries, without duplication:

  (1)
  interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a sale/leaseback transaction;

  (2)
  amortization of debt discount and debt issuance cost;

  (3)
  capitalized interest;

  (4)
  non-cash interest expense;

  (5)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (6)
  net payments pursuant to hedging obligations;

  (7)
  dividends paid in cash or disqualified stock in respect of

  (A)
  all preferred stock of restricted subsidiaries and

  (B)
  all disqualified stock of the Company, in each case held by persons other than the Company or a wholly owned subsidiary;

  (8)
  interest incurred in connection with investments in discontinued operations;

  (9)
  interest accruing on any indebtedness of any other person to the extent this indebtedness is guaranteed by (or secured by the assets of) the Company or any restricted subsidiary and this indebtedness is accelerated or any payment is actually made in respect of such guarantee; and

  (10)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Company) in connection with indebtedness incurred by such plan or trust, and less, to the extent included in such total interest expense,

  (x)
  the breakage costs of hedging obligations terminated in connection with the offering of the notes on the issue date and the application of the net proceeds therefrom and

  (y)
  the amortization during such period of capitalized financing costs; provided, however, that the aggregate amount of amortization relating to any such capitalized financing costs deducted in calculating consolidated interest expense shall not exceed 5.0% of the aggregate amount of the financing giving rise to such capitalized financing costs.

        "consolidated leverage ratio" as of any date of determination means, the ratio of (x) consolidated indebtedness of the Company as of the end of the most recent fiscal quarter for which internal financial statements are available to (y) the aggregate amount of the EBITDA for the period of the most recent four consecutive quarters for which internal financial statements are available, in each case with such pro forma adjustments to consolidated indebtedness and EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of consolidated coverage ratio.

        "consolidated net income" means, for any period, the net income of the Company and its consolidated subsidiaries; provided, however, that there shall not be included in such consolidated net income:

  (1)
  any net income of any person (other than the Company) if such person is not a restricted subsidiary, except that:

  (A)
  subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such person for this period shall be included in such consolidated net income up to the aggregate amount of cash actually distributed by such person during this period to the Company or a restricted subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a restricted subsidiary, to the limitations contained in clause (3) below); and

  (B)
  the Company's equity in a net loss of any such person for such period shall be included in determining such consolidated net income;

  (2)
  any net income (or loss) of any person acquired by the Company or a subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

  (3)
  any net income of any restricted subsidiary if such restricted subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such restricted subsidiary, directly or indirectly, to the Company, except that:

  (A)
  subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such restricted subsidiary for such period shall be included in such consolidated net income up to the aggregate amount of cash that could have been distributed by such restricted subsidiary during such period to the Company or another restricted subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another restricted subsidiary, to the limitation contained in this clause); and

  (B)
  the Company's equity in a net loss of any such restricted subsidiary for such period shall be included in determining such consolidated net income;

  (4)
  any gain or loss realized upon the sale or other disposition of any assets of the Company, its consolidated subsidiaries or any other person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any capital stock of any person;

  (5)
  extraordinary gains or losses; and

  (6)
  the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from consolidated net income any repurchases, repayments or redemptions of investments, proceeds realized on the sale of investments or return of capital to the Company or a restricted subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of restricted payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

        "credit agreement" means the Credit Agreement dated as of January 25, 2001, by and among the Company, Tandus Group, the lenders referred to therein and Credit Suisse First Boston, as Administrative Agent, together with the related documents thereto (including any guarantees and security documents, whether in effect on the issue date or entered into thereafter), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or a successor credit agreement, whether by the same or any other lender or group of lenders.

        "currency agreement" means in respect of a person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such person against fluctuations in currency values.

        "default" means any event which is, or after notice or passage of time or both would be, an event of default.

        "designated senior indebtedness," with respect to a person means:

  (1)
  the bank indebtedness; and

  (2)
  any other senior indebtedness of such person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such person in the instrument evidencing or governing such senior indebtedness as "designated senior indebtedness" for purposes of the indenture.

        "disqualified stock" means, with respect to any person, any capital stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable (other than redeemable only for capital stock of such person which is not itself disqualified stock) pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable at the option of the holder for indebtedness or disqualified stock; or

  (3)
  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the stated maturity of the notes; provided, however, that any capital stock that would not constitute disqualified stock but for provisions thereof giving holders thereof the right to require such person to purchase or redeem such capital stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the stated maturity of the notes shall not constitute disqualified stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such capital stock are not more favorable to the holders of such capital stock than the terms applicable to the notes and described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Covenants—Change of Control;" and

  (2)
  any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

The amount of any disqualified stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such disqualified stock as if such disqualified stock were redeemed, repaid or repurchased on any date on which the amount of such disqualified stock is to be determined pursuant to the indenture; provided, however, that if such disqualified stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such disqualified stock as reflected in the most recent financial statements of such person.

        "EBITDA" for any period means the sum of consolidated net income, plus the following to the extent deducted in calculating such consolidated net income:

  (1)
  all income tax expense of the Company and its consolidated restricted subsidiaries;

  (2)
  consolidated interest expense;

  (3)
  depreciation and amortization expense of the Company and its consolidated restricted subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

  (4)
  all other non-cash charges of the Company and its consolidated restricted subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

  (5)
  non-recurring compensation charges incurred as part of the Company's January 2001 recapitalization transaction,

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a restricted subsidiary shall be added to consolidated net income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interest) that the net income of such restricted subsidiary was included in calculating consolidated net income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such restricted subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such restricted subsidiary or its stockholders.

        "equity offering" means a primary offering of common stock of Tandus Group or the Company.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "exchange notes" means the debt securities of the Company issued pursuant to the indenture in exchange for, and in an aggregate principal amount equal to, the notes, in compliance with the terms of the Registration Rights agreement.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the issue date, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board;

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession; and

  (4)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any person and any obligation, direct or indirect, contingent or otherwise, of such person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for the purpose of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

        "guarantor" means Tandus Group and each subsidiary guarantor, as applicable.

        "guaranty" means the Tandus Group guaranty and each subsidiary guaranty, as applicable.

        "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the trustee, pursuant to which Tandus Group or a subsidiary guarantor guarantees the Company's obligations with respect to the notes on the terms provided for in the indenture.

        "hedging obligations" of any person means the obligations of such person pursuant to any interest rate agreement or currency agreement.

        "holder" or "noteholder" means the person in whose name a note is registered on the registrar's books.

        "incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any indebtedness or capital stock of a person existing at the time such person becomes a restricted subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such person at the time it becomes a restricted subsidiary. The term "incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Certain Covenants—Limitation on indebtedness," (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional indebtedness of the same instrument or the payment of regularly scheduled dividends on capital stock in the form of additional capital stock of the same class and with the same terms will not be deemed to be the incurrence of indebtedness.

        "indebtedness" means, with respect to any person on any date of determination (without duplication):

  (1)
  the principal in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

  (2)
  all capital lease obligations of such person and all attributable debt in respect of sale/leaseback transactions entered into by such person;

  (3)
  all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (4)
  all obligations of such person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following payment on the letter of credit);

  (5)
  the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any disqualified stock of such person or, with respect to any preferred stock of any subsidiary of such person, the principal amount of such preferred stock to be determined in accordance with the indenture (but excluding, in each case, any accrued dividends);

  (6)
  all obligations of the type referred to in clauses (1) through (5) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

  (7)
  all obligations of the type referred to in clauses (1) through (6) of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

  (8)
  to the extent not otherwise included in this definition, hedging obligations of such person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any restricted subsidiary of any business, the term "indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

        The amount of indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of indebtedness sold at a discount, the amount of such indebtedness at any time will be the accreted value thereof at such time.

        "independent qualified party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an affiliate of the Company.

        "Interest Rate Agreement" means in respect of a person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such person against fluctuations in interest rates.

        "Investment" in any person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, indebtedness or other similar instruments issued by such person. Except as otherwise provided for herein, the amount of an investment shall be its fair value at the time the investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "unrestricted subsidiary," the definition of "restricted payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

  (1)
  "investment" shall include the portion (proportionate to the Company's equity interest in such subsidiary) of the fair market value of the net assets of any subsidiary of the Company at the time that such subsidiary is designated an unrestricted subsidiary; provided, however, that upon a redesignation of such subsidiary as a restricted subsidiary, the Company shall be deemed to continue to have a permanent "investment" in an unrestricted subsidiary equal to an amount (if positive) equal to (A) the Company's "investment" in such subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such subsidiary) of the fair market value of the net assets of such subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an unrestricted subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of the Company.

        "lenders" has the meaning specified in the Credit Agreement.

        "lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "net available cash" from an asset disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

  (1)
  all legal, title and recording tax expenses, underwriting discounts, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of counsel, accountants and investment bankers), and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such asset disposition;

  (2)
  all payments made on any indebtedness which is secured by any assets subject to such asset disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such asset disposition, or by applicable law, be repaid out of the proceeds from such asset disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in restricted subsidiaries as a result of such asset disposition; and

  (4)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any current or contingent liabilities associated with the property or other assets disposed in such asset disposition and retained by the Company or any restricted subsidiary after such asset disposition.

        "net cash proceeds," with respect to any issuance or sale of capital stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "obligations" means with respect to any indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such indebtedness.

        "officer" means the Chairman of the board, the President, any Vice President, the Treasurer or the Secretary of the Company.

        "officers' certificate" means a certificate signed by two officers.

        "permitted holders" means Oaktree Capital Management, LLC, OCM Principal Opportunities Fund II, L.P. and BancAmerica Capital Investors II, L.P. and their respective affiliates as of the issue date.

        "permitted investment" means an investment by the Company or any restricted subsidiary in:

  (1)
  the Company, a restricted subsidiary or a person that will, upon the making of such investment, become a restricted subsidiary; provided, however, that the primary business of such restricted subsidiary is a related business;

  (2)
  another person if as a result of such investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a restricted subsidiary; provided, however, that such person's primary business is a related business;

  (3)
  cash and temporary cash investments;

  (4)
  receivables owing to the Company or any restricted subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such restricted subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such restricted subsidiary;

  (7)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any restricted subsidiary or in satisfaction of judgments;

  (8)
  any person to the extent such investment represents the non-cash portion of the consideration received for an asset disposition as permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;"

  (9)
  any person where such investment was acquired by the company or any of its restricted subsidiaries (a) in exchange for any other investment or accounts receivable held by the Company or any such restricted subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its restricted subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default; and

  (10)
  other investments in any person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $10.0 million.

        "permitted tax payments" means any payments to Tandus Group in respect of federal, state and local taxes directly attributable to (or arising as a result of) the operations of the Company and its consolidated subsidiaries; provided, however, that in no event shall any such payments exceed the amount of federal, state or local taxes that are, at the time the Company makes such payments, actually due and payable by Tandus Group to the relevant taxing authorities or to become due and payable within 30 days of such payments by the Company.

        "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "preferred stock," as applied to the capital stock of any person, means capital stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of capital stock of any other class of such person.

        "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

        "Professional Services Agreements" means the professional services agreement by and among BA SBIC Sub, Inc. and the Company and the professional services agreement by and among OCM Principal Opportunities Fund II, L.P. and the Company each dated as of January 25, 2001, in each case as in effect on the issue date.

        "pro forma cost savings" means, with respect to any period, the reduction in costs that were

  (1)
  directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and applied as of the issue date, or

  (2)
  implemented by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of such business, as if in the case of each of clause (1) and (2), all such reductions in costs had been effected as of the beginning of such period.

        "rating agency" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the board of directors of the

Company) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

        "refinance" means, in respect of any indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "refinancing" shall have correlative meanings.

        "refinancing indebtedness" means indebtedness that refinances any indebtedness of the Company or any restricted subsidiary existing on the issue date or incurred in compliance with the indenture, including indebtedness that refinances refinancing indebtedness; provided, however, that:

  (1)
  such refinancing indebtedness has a stated maturity no earlier than the stated maturity of the indebtedness being refinanced;

  (2)
  such refinancing indebtedness has an average life at the time such refinancing indebtedness is incurred that is equal to or greater than the average life of the indebtedness being refinanced; and

  (3)
  such refinancing indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the indebtedness being refinanced;

provided further, however, that refinancing indebtedness shall not include (A) indebtedness of a subsidiary that refinances indebtedness of the Company or (B) indebtedness of the Company or a restricted subsidiary that refinances indebtedness of an unrestricted subsidiary.

        "related business" means any business in which the Company was engaged on the issue date and any business reasonably related, ancillary or complementary to any business of the Company in which the Company was engaged on the issue date or a reasonable expansion thereof.

        "representative" means with respect to a person any trustee, agent or representative (if any) for an issue of senior indebtedness of such person.

        "restricted payment" with respect to any person means:

  (1)
  the declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock (including any payment in connection with any merger or consolidation involving such person) or similar payment to the direct or indirect holders of its capital stock (other than dividends or distributions payable solely in its capital stock (other than disqualified stock) and dividends or distributions payable solely to the Company or a restricted subsidiary, and other than pro rata dividends or other distributions made by a subsidiary that is not a wholly owned subsidiary to minority stockholders (or owners of an equivalent interest in the case of a subsidiary that is an entity other than a corporation));

  (2)
  the purchase, redemption or other acquisition or retirement for value of any capital stock of the Company held by any person or of any capital stock of a restricted subsidiary held by any affiliate of the Company (other than a restricted subsidiary), including the exercise of any option to exchange any capital stock (other than into capital stock of the Company that is not disqualified stock);

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any subordinated obligations of such person (other than the purchase, repurchase or other acquisition of subordinated obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

  (4)
  the making of any investment (other than a permitted investment) in any person.

        "sale/leaseback transaction" means an arrangement relating to property owned by the Company or a restricted subsidiary on the issue date or thereafter acquired by the Company or a restricted subsidiary whereby the Company or a restricted subsidiary transfers such property to a person and the Company or a restricted subsidiary leases it from such person.

        "secured indebtedness" means any indebtedness of the Company secured by a lien.

        "senior indebtedness" means with respect to any person:

  (1)
  indebtedness of such person, whether outstanding on the issue date or thereafter incurred; and

  (2)
  accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate or pari passu in right of payment to the notes or the guaranty of such person, as the case may be; provided, however, that senior indebtedness shall not include:

  (1)
  any obligation of such person to any subsidiary;

  (2)
  any liability for federal, state, local or other taxes owed or owing by such person;

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

  (4)
  any indebtedness of such person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other indebtedness or other obligation of such person; or

  (5)
  that portion of any indebtedness which at the time of incurrence is incurred in violation of the indenture.

        "senior subordinated indebtedness" means, with respect to a person, the notes (in the case of the Company), the guaranty (in the case of a guarantor) and any other indebtedness of such person that specifically provides that such indebtedness is to rank pari passu with the notes or such guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligation of such person which is not senior indebtedness of such person.

        "significant subsidiary" means any restricted subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "stated maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "subordinated obligation" means, with respect to a person, any indebtedness of such person (whether outstanding on the issue date or thereafter incurred) which is subordinate or junior in right of payment to the notes or a guaranty of such person, as the case may be, pursuant to a written agreement to that effect.

        "subsidiary" means, with respect to any person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of voting stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such person;

  (2)
  such person and one or more subsidiaries of such person; or

  (3)
  one or more subsidiaries of such person.

        "subsidiary guarantor" means Monterey Carpets, Inc. and Monterey Color Systems, Inc. and each other subsidiary of the Company that executes the indenture as a guarantor on the issue date and each other subsidiary of the Company that thereafter guarantees the notes pursuant to the terms of the indenture.

        "Tandus Group board" means the board of directors of Tandus Group or any committee thereof duly authorized to act on behalf of such Board.

        "Tandus Group Guaranty" means the guarantee of the notes by Tandus Group pursuant to a guaranty agreement.

        "temporary cash investments" means any of the following:

  (1)
  any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

  (2)
  investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

  (3)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

  (4)
  investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group;

  (5)
  investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.; and

  (6)
  money market funds at least 95% of the assets of which constitute temporary cash investments of the kind described in clauses (1) through (5) of this definition.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the issue date.

        "trust officer" means the Chairman of the board, the President or any other officer or assistant officer of the trustee assigned by the trustee to administer its corporate trust matters.

        "U.S. dollar equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two business days prior to such determination.

        Except as described under "—Certain Covenants—Limitation on indebtedness," whenever it is necessary to determine whether the Company has complied with any covenant in the indenture or a default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. dollar equivalent determined as of the date such amount is initially determined in such currency.

        "U.S. government obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "unrestricted subsidiary" means:

  (1)
  any subsidiary of the Company that at the time of determination shall be designated an unrestricted subsidiary by the board of directors of the Company in the manner provided below; and

  (2)
  any subsidiary of an unrestricted subsidiary.

The board of directors of the Company may designate any subsidiary of the Company (including any newly acquired or newly formed subsidiary) to be an unrestricted subsidiary unless such subsidiary or any of its subsidiaries owns any capital stock or indebtedness of, or holds any lien on any property of, the Company or any other subsidiary of the Company that is not a subsidiary of the subsidiary to be so designated; provided, however, that either (A) the subsidiary to be so designated has total assets of $1,000 or less or (B) if such subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        The board of directors of the Company may designate any unrestricted subsidiary to be a restricted subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could incur $1.00 of additional indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on indebtedness" and (B) no default shall have occurred and be continuing. Any such designation by the board of directors of the Company shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the board of directors of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, Collins & Aikman Floorcoverings Asia Pte. Ltd. (Singapore) shall be deemed to be an unrestricted subsidiary as of the issue date.

        "voting stock" of a person means all classes of capital stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "wholly owned subsidiary" means a restricted subsidiary all the capital stock of which (other than directors' qualifying shares) is owned by the Company or one or more wholly owned subsidiaries.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the notes. Unless otherwise stated, this summary deals only with the notes purchased for cash on original issue and held as capital assets.

        This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors and does not discuss securities held as part of a hedge, straddle, "synthetic security" or other integrated transaction.

        This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the notes.

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly on a retroactive basis.

        You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property, and any other tax consequences of the purchase, ownership, and disposition of the notes.

        This subsection describes the material United States federal income tax consequences of owning, selling, and disposing of the notes we are offering. This subsection assumes that the notes will not be offered at a discount.

U.S. Holders of Notes

        For purposes of this summary, U.S. holders are holders of notes that are:

  (1)
  citizens or residents of the United States,

  (2)
  corporations or other entities taxable as corporations created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

  (3)
  estates, the income of which is subject to United States federal income taxation regardless of its source, or

  (4)
  trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust.

        If a partnership or other entity treated as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

        Interest Income.    Payments of interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the holder's regular method of tax accounting).

        Because we are obligated to pay an additional amount to the holders of the notes under certain circumstances described under "Description of the Notes—Principal, Maturity and Interest," the notes may be subject to special rules under Treasury Regulations that are applicable to debt instruments that provide for one or more contingent payments. Under the Treasury Regulations, however, the special rules applicable to contingent payment debt instruments will not apply if, as of the issue date, the contingency is either "remote" or "incidental". We intend to take the position that, solely for these purposes, the payment of the additional amount is a remote or incidental contingency. Our determination that such payments are a remote or incidental contingency for these purposes is binding on a holder, unless such holder discloses in the proper manner to the Internal Revenue Service (the "IRS") that it is taking a different position. Prospective investors should consult their tax advisors as to the tax considerations relating to the payment of the additional amount, in particular in connection with the Treasury Regulations relating to contingent payment interests.

        Sale or Exchange of Notes.    A holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the note and the holder's adjusted tax basis in the note. A holder's adjusted tax basis in the note generally will be the initial purchase price paid therefor. Gain recognized on the sale of a note will be long term capital gain provided the holder's holding period for the note exceeds one year. In the case of a holder other than a corporation, the current maximum marginal United States federal income tax rate applicable to long term capital gain recognized on the sale of a note is 20%.

        If the selling price is less than the holder's adjusted tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

        The Exchange Offer.    The exchange of the notes for exchange notes pursuant to the exchange offer should not constitute a significant modification of the terms of the notes, and, accordingly, such exchange should not constitute an exchange for federal income tax purposes. Therefore, a holder will not recognize gain or loss upon receipt of an exchange note in the exchange offer; a holder's holding period for such note will include the holding period of the note surrendered and such holders adjusted basis in such note will be the same as such holder's basis in the note surrendered. In addition, each holder of notes would continue to be required to include interest on the notes in its gross income in accordance with its method of accounting for federal income tax purposes.

        Information Reporting and Backup Withholding Tax.    We will, where required, report to the holders and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of federal tax withheld, if any with respect to payments. In general, information reporting requirements will apply to payments of principal and interest on the notes and payments of the proceeds of the sale of the notes, and backup withholding tax, currently at a rate of 30%, may apply to those payments if:

  (1)
  the holder fails to furnish or certify its correct taxpayer identification number to us in the manner required,

  (2)
  we are notified by the Internal Revenue Service that the holder has failed to report payments of interest and dividends properly, or

  (3)
  under certain circumstances, the holder fails to certify that the holder has not been notified by the Internal Revenue Service that the holder is subject to backup withholding for failure to report interest and dividend payments.

        Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders of Notes

        For purposes of this summary, non-U.S. holders are holders of notes that are not U.S. holders.

        The rules governing United States federal income taxation of a beneficial owner of notes that, for United States federal income tax purposes, is a holder who is not a United States person as that term is defined in the Code are complex and no attempt will be made herein to provide more than a summary of those rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

        This discussion assumes that the note or interest payment is not subject to the rules of Section 871(h)(4)(A) of the Code, relating to interest payments that are determined by reference to income, profits, changes in value of property or other attributes of the issuer or a related party.

        Interest Income.    Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a note held by a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that the interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that:

  (1)
  the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of our stock entitled to vote;

  (2)
  the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership;

  (3)
  the non-U.S. holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

  (4)
  either (A) the non-U.S. holder certifies to us or our or its agent, under penalties of perjury, by submitting a properly executed IRS Form W-8BEN (or successor form), that it is not a United States person or (B) an authorized representative of a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes in that capacity, certifies to us or our agent, under penalties of perjury, that such a statement on Form W-8BEN (or successor form) or a similar substitute has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes to us or our agent a copy thereof.

        Except to the extent that an applicable treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a holder that is a United States person if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate (or, if applicable, at a lower tax rate specified by a treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor.

        Sale or Exchange of Notes.    A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or other disposition of a note unless:

  (1)
  the gain is effectively connected with the conduct of a United States trade or business of the non-U.S. holder,

  (2)
  in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met, or

  (3)
  the non-U.S. holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

        With respect to a non-U.S. holder, subject to U.S. Federal income tax as described in the preceding paragraph, an exchange of a note for an exchange note will not be treated as a taxable exchange of the note. As described under "U.S. Holders of Notes—Interest Income", the notes provide for the payment of an additional amount in certain circumstances. Non-U.S. holders should consult their tax advisors as to the tax considerations relating to debt instruments that provide for one or more contingent payments, in particular as to the availability of the exemption for portfolio interest, and the ability of non-U.S. holders to claim the benefits of income tax treaty exemptions from U.S. withholding tax on interest, in respect of such additional amounts.

        Information Reporting and Backup Withholding Tax.    United States backup withholding tax will not apply to payments on the notes to a non-U.S. holder if the statement described in "Interest Income" is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a United States person. Information reporting may still apply with respect to payments of interest. Information reporting and backup withholding tax will not apply to payments of the proceeds of the sale of notes to a non-U.S. holder effected by a broker, provided that either a sale occurs through a foreign office of a foreign broker that has no connection with the United States, as described in applicable regulations or such broker has in its records certain documentary evidence allowed by Treasury regulations that the beneficial owner is a non-U.S. holder, certain other conditions are met, and the broker does not have actual knowledge that the holder is a United States person.

        Estate Tax.    If interest on the notes is exempt from withholding of United States Federal income tax under the Portfolio Interest Exemption (without regard to the certification requirement), the notes will not be included in the estate of a deceased non-U.S. holder for United States Federal estate tax purposes.

Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

PLAN OF DISTRIBUTION

        Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale. In addition, until                        , 2002, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions or any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to the outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of the shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

        The validity of the exchange notes and the related guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon for us by Kirkland & Ellis, Chicago, Illinois, a partnership including professional corporations. Partners of Kirkland & Ellis are partners in Randolph Street Partners, which acquired less than 1.0% of Tandus Group's common stock in connection with the closing of the January 2001 recapitalization.

EXPERTS

        The consolidated financial statements and schedules of Collins & Aikman Floorcoverings, Inc. included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. As noted in their report, Arthur Andersen LLP did not audit the financial statements of Crossley Carpet Mills Limited, a consolidated subsidiary, as of January 26, 2002 and January 27, 2001 and for the two years in the period ended January 26, 2002. Those statements were audited by Ernst & Young LLP, whose report was relied upon insofar as it relates to amounts of Crossley Carpet Mills Limited and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Chroma Systems Partners included in this prospectus and elsewhere in the registration statement have been audited by Kushner, Smith, Joanou & Gregson, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

        We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in this prospectus as having certified our consolidated financial statements for the three years ended January 26, 2002, as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore your right of recovery under that section may be limited as a result of the lack of consent.

FORWARD-LOOKING STATEMENTS

        This prospectus contains both historical and forward-looking statements. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. Such forward-looking statements may be contained in "Prospectus Summary," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," among other places in this prospectus. Pursuant to Section 21E(b)(2)(C) of the Securities Exchange Act of 1934, or the Exchange Act, the safe harbor for forward looking statements under the Private Securities Litigation Reform Act of 1995 is not applicable to a forward-looking statement made connection with an exchange offer. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found under "Risk Factors," including:

  •
  increased competition in the commercial floorcoverings industry;

  •
  cycles in the construction and renovation of commercial and institutional buildings;

  •
  quarterly variations in sales and gross profits;

  •
  failure to retain senior executives and other qualified personnel;

  •
  unanticipated termination or interruption of our arrangement with our primary third-party supplier of nylon yarn;

  •
  failure to introduce successful new products; and

  •
  various other factors beyond our control.

Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this document are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

INDUSTRY DATA

        In this prospectus, we rely on and refer to information regarding the floorcovering industry and its segments and participants from market research reports, analyst reports and other publicly available information, including reports issued or prepared by Floor Covering Weekly. Neither we nor any of our affiliates requested that these reports be prepared, nor have we independently verified these reports. These organizations have not consented to the inclusion of data from their reports in our prospectus, nor have we sought their consent. Although we believe that this information is reliable, we cannot guarantee the accuracy and completeness of this information, and we have not independently verified any of this information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-88212) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement including the exhibits and schedules, for further information about us and the securities we are offering. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

        Upon effectiveness of the registration statement of which this prospectus is a part, we will file annual, quarterly and special reports and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC's public reference room at the following address:

Public Reference Room
450 Fifth Street
Room 1024
Washington, DC 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

        You can obtain a copy of any of our filings, at no cost, by writing or telephoning us at the following address:

Collins & Aikman Floorcoverings, Inc.
311 Smith Industrial Blvd.
Dalton, Georgia 30722
Attention: Chief Financial Officer
(706) 259-9711

        To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements are based on our consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the year ended January 26, 2002 has been adjusted to give effect to the offering and the application of the net proceeds therefrom, as if these transactions occurred on the first day of the applicable period.

        The unaudited pro forma statements of operations do not purport to be indicative of the results of operations that would actually have been obtained if this offering had occurred on the dates indicated or of the results of operations that may be obtained in the future. The unaudited pro forma statements of operations are presented for comparative purposes only. The pro forma adjustments, as described in the accompanying data, are based on available information and certain assumptions that management believes are reasonable. The unaudited pro forma statements of operations should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes appearing elsewhere in this offering circular.

P-1

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(in thousands)

For the Fiscal Year Ended January 26, 2002

	Historical(a)	Pro Forma Adjustments		Pro Forma
Statement of Operations Data:
Net sales	$322,036	$—		$322,036
Cost of goods sold	207,036	—		207,036

Gross profit	115,000	—		115,000
Selling, general and administrative expenses	66,606	—		66,606
Goodwill and other intangibles amortization	9,946	—		9,946

Operating income	38,448	—		38,448
Net interest expense	23,645	1,004	(a)	24,649
Income before income taxes and extraordinary items	16,308	(1,004)		15,304
Income tax expense	8,774	(542	)(b)	8,232

Income before extraordinary items	$7,534	$(462)		$7,072

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Fiscal Year Ended January 26, 2002

(a)
The increase (decrease) in pro forma interest expense as a result of this offering is summarized as follows:

Fiscal Year Ended January 26, 2002
(in thousands)
Interest on notes (9.75%)	$17,063
Amortization of debt issue costs	800
Historical interest expense associated with repaid debt	(9,476)
Interest expense recorded for market value of hedging arrangements, including interest accrued during the period	(6,668)
Elimination of amortization of debt issue costs on repaid debt	(715)

Net increase	$1,004
(b)
Represents the tax effects of the pro forma adjustments described herein.

P-2

 COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and In Thousands)

	Thirteen Weeks Ended
	April 28, 2001	April 27, 2002
NET SALES	$77,292	$66,417

COST OF GOODS SOLD	49,588	43,101
SELLING, GENERAL & ADMINISTRATIVE EXPENSES	20,298	17,355

	69,886	60,456

OPERATING INCOME	7,406	5,961
MINORITY INTEREST IN INCOME OF SUBSIDIARY	15	16
EQUITY IN EARNINGS OF AFFILIATE	481	476
NET INTEREST EXPENSE	5,873	5,913

INCOME BEFORE INCOME TAXES	1,999	508
INCOME TAX EXPENSE	1,126	356

NET INCOME BEFORE EXTRAORDINARY ITEM	873	152
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT, NET OF TAX	(5)	(1,500)

NET INCOME (LOSS)	$868	$(1,348)

The accompanying notes are an integral part of these consolidated financial statements.

 COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited and In Thousands)

	Thirteen Weeks Ended
	April 28, 2001	April 27, 2002
NET INCOME (LOSS)	$868	$(1,348)
OTHER COMPREHENSIVE INCOME (LOSS):
Foreign Currency Translation Adjustments	(166)	144

COMPREHENSIVE INCOME (LOSS)	$702	$(1,204)

The accompanying notes are an integral part of these consolidated financial statements.

 COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited and In Thousands)

	January 26, 2002	April 27, 2002
		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,234	$44,065
Accounts receivable, net of allowances of $745 and $762 in fiscal 2001 and 2002, respectively	33,524	34,309
Inventories	31,834	38,360
Deferred tax assets	3,955	1,902
Prepaid expenses and other	1,667	2,413

Total current assets	77,214	121,049
PROPERTY, PLANT, AND EQUIPMENT, net	45,390	45,053
DEFERRED TAX ASSETS	3,876	6,578
GOODWILL	96,087	96,087
OTHER INTANGIBLE ASSETS, net	40,460	39,588
OTHER ASSETS	7,406	11,090

	$270,433	$319,445

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,416	$14,570
Accrued expenses	19,150	18,039
Current portion of long-term debt	4,787	1,023

Total current liabilities	35,353	33,632
OTHER LIABILITIES, including postretirement benefit obligation	3,991	3,991
LONG-TERM DEBT, net of current portion	185,197	238,955
MINORITY INTEREST	310	327
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
Common stock; $.01 par value per share, 1,000 shares authorized, issued, and outstanding in fiscal 2001 and 2002	—	—
Paid-in capital	72,648	72,648
Retained deficit	(26,108)	(29,294)
Accumulated other comprehensive loss	(958)	(814)

	45,582	42,540

	$270,433	$319,445

        The accompanying notes are an integral part of these consolidated balance sheets.

 COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and In Thousands)

	Thirteen Weeks Ended
	April 28, 2001	April 27, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$868	$(1,348)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and leasehold amortization	2,533	1,900
Amortization of goodwill and other intangible assets	1,964	971
Amortization of deferred financing fees	272	247
Deferred income tax expense (benefit)	638	(649)
Equity in earnings of affiliate	(481)	(476)
Minority interest in income of subsidiary	15	16
Extraordinary loss on early extinguishment of debt	5	1,500
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	158	(785)
Inventories	(8,219)	(6,526)
Accounts payable	3,194	3,154
Accrued expenses	2,224	(25)
Other, net	(305)	(1,033)

Total adjustments	(1,998)	(1,706)

Net cash provided by (used in) operating activities	2,866	(3,054)

CASH FLOWS FROM INVESTING ACTIVITIES:
Equity distribution from affiliate	315	553
Additions to property, plant, and equipment	(2,850)	(1,300)

Net cash used in investing activities	(2,535)	(747)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments of revolving credit facilities	(1,000)	—
Proceeds from issuance of long-term debt	—	175,000
Repayments of long-term debt	(3,680)	(125,133)
Dividends to parent	—	(1,837)
Financing costs	—	(6,398)

Net cash (used in) provided by financing activities	(4,680)	41,632

NET CHANGE IN CASH	(4,349)	37,831
CASH, beginning of year	5,751	6,234

CASH, end of year	$1,402	$44,065

The accompanying notes are an integral part of these consolidated financial statements.

 COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. General

        The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included herein. The accompanying unaudited consolidated financial statements, in the opinion of management, include all adjustments necessary for fair presentation. All such adjustments are of a normal and recurring nature.

2. Organization

        Collins & Aikman Floorcoverings, Inc. (the "Company") is a leading manufacturer of floor coverings for the specified commercial sector of the floor coverings market offering vinyl-backed six foot and modular carpet tiles and tufted and woven broadloom products. The Company is headquartered in Georgia, with additional locations in California, Canada, the United Kingdom, and Asia.

        The Company is a wholly owned subsidiary of Tandus Group, Inc. ("Tandus"), formerly known as CAF Holdings, Inc. Subsequent to a Recapitalization Transaction (the "Recapitalization") on January 25, 2001, a majority of Tandus' outstanding capital stock is controlled by investment funds managed by Oaktree Capital Management, LLC, ("Oaktree") and Bank of America Capital Investors ("BACI").

3. Reclassifications

        Certain prior year amounts have been reclassified to conform to the current period's presentation.

4. Cash and Cash Equivalents

        The Company considers all short-term deposits and investments with original maturities of three months or less to be cash equivalents.

5. Inventories

        Net inventory balances are summarized below (in thousands):

	January 26, 2002	April 27, 2002
		(Unaudited)
Raw materials	$12,121	$17,857
Work in process	4,693	6,710
Finished goods	15,020	13,793

	$31,834	$38,360

6. Accrued Expenses

        Accrued expenses are summarized below (in thousands):

	January 26, 2002	April 27, 2002
		(Unaudited)
Payroll and employee benefits	$5,192	$6,301
Accrued taxes	2,517	2,633
Customer claims	1,475	1,778
Fair value of derivative instruments	5,162	—
Accrued interest	1,796	4,247
Customer deposits	615	453
Accrued professional fees	765	992
Other	1,628	1,635

	$19,150	$18,039

7. Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") finalized SFAS No. 141, "Business Combinations, " and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interest method of accounting for business combinations. SFAS No. 141 also requires the recognition of acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS No. 141 applies to all business combinations initiated after June 30, 2001 and for purchase combinations completed on or after July 1, 2001.

        SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires the identification of reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. SFAS No. 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS No. 142 requires a transitional test for potential impairment of goodwill within six months of adoption, while a second test, if needed, measures the amount of impairment, if any. Any impairment charge resulting from the transitional impairment tests will be reflected as the cumulative effect of a change in accounting principle in the first quarter of 2002. The Company has not yet determined what the effect of theses tests will be on the earnings and financial position of the Company.

        SFAS No. 142 requires disclosure of the income (loss) before extraordinary items after being adjusted to reflect the results for the respective periods as if SFAS No. 142 had been in effect for all periods presented. The impact of these items is shown net of tax.

Three Months Ended
April 28, 2001
Income before extraordinary items	$1,671

Net income	$1,666

        A reconciliation from the previously reported results to the adjusted results for the three months ended April 28, 2001, is as follows:

Net income as reported	$868
Plus: Goodwill amortization	697
Plus: Trade name amortization	101

Adjusted net income	$1,666

	April 27, 2002
	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Non-compete	$12,000	$(10,143)
Patent	27,000	(12,882)

Total	$39,000	$(23,025)

Unamortized intangible assets:
Trade name	$23,613

Three Months Ended April 27, 2002
Aggregate amortization expense	$971

Estimated Amortization Expense:
Fiscal 2002	$3,932
Fiscal 2003	$3,193
Fiscal 2004	$2,455
Fiscal 2005	$2,455
Fiscal 2006	$2,455

        The changes in the carrying amount of goodwill for the period ended April 27, 2002 is as follows:

Total
Balance as of January 26, 2002	$96,087
Goodwill acquired during the year	0
Impairment losses	0

Balance as of April 27, 2002	$96,087

        In June, 2001, the FASB approved the issuance of SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for the recognition and measurement of legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 will become effective for us on January 1, 2003 and requires recognition of a liability for an asset retirement or obligation in the period in which it is incurred. We are in the process of evaluating the impact of this standard on our financial statements.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. We are in the process of evaluating the impact this standard will have on our financial statements.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds FASB Statement No. 4, " Reporting Gains and Losses from Extinguishment of Debt", FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers", FASB Statement No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements", and amends FASB Statement No. 13, "Accounting for Leases." SFAS No. 145 addresses the treatment of gains and losses related to debt extinguishments and should only be classified as extraordinary items if they meet certain criteria. The provisions of this Statement are effective beginning May 15, 2002. We are in the process of evaluating the impact this standard will have on our financial statements.

8. Long-Term Debt

        On February 20, 2002, the Company (the "Issuer") issued at par value $175.0 million of 9.75% Senior Subordinated Notes due 2010 (the "9.75% Notes"). Interest is payable semiannually in arrears on February 15 and August 15, commencing August 15, 2002. The 9.75% Notes are unsecured obligations of the Issuer and are subordinated in right of payment to all existing and future senior debt of the Issuer. The indenture governing the 9.75% Notes contains certain restrictive covenants that limit the ability of the Issuer among other things, to incur additional indebtedness, to pay dividends or make certain other restricted payments, and to put limitations on the incurrence of indebtedness, asset dispositions, and transactions with affiliates. The 9.75% Notes are guaranteed on a senior subordinated basis by the Issuer's existing domestic subsidiaries.

        The proceeds of the offering were used to retire $125.0 million of term bank debt plus accrued interest of $0.7 million, pay fees and offering expenses of $6.3 million, and terminate the interest rate hedging agreements for $5.5 million. The remaining proceeds of $37.5 million will be used for general working capital purposes and possible acquisitions.

        Upon the occurrence of certain events, as defined, the Issuer is required to repurchase the 9.75% Notes at a purchase price in cash equal to 101.0% of the principal amount, plus accrued and unpaid interest at the date of repurchase. Prior to February 15, 2005, the Issuer can redeem up to 35.0% of the original principal amount of the 9.75% Notes with the proceeds of an equity offering at a price of 109.75% of the principal amount, plus accrued and unpaid interest at the date of repurchase.

        On or after February 15, 2006, the Issuer can redeem all or a portion of the 9.75% Notes at the redemption prices listed below, plus accrued and unpaid interest at the date of repurchase if redeemed during the twelve month period commencing February 15th of the years set forth below.

Period	Redemption Price
2006	104.875%
2007	102.438%
2008 and Thereafter	100.000%

        In connection with the 9.75% Notes offering, the Company amended its Senior Credit Facility ("Senior Credit Facility"). The amended Senior Credit Facility consists of $59.0 million in term loan borrowings and a $50.0 million revolving credit line, which includes a letter-of-credit sublimit of $15.0 million. In addition, the amended Senior Credit Facility allows for up to $75.0 million of additional term loans to be made under the existing facility, subject to one or more lender committing to provide such loans and other specific requirements, including compliance with financial covenants.

        The amended Senior Credit Facility bears interest at a per annum rate equal to the Company's choice of (a) an adjusted rate based on LIBOR plus a Eurodollar margin or (b) an alternative base rate, as defined by the Senior Credit Facility, plus a base rate margin. With respect to the revolving facility, the Eurodollar margin and the base rate margin adjust quarterly on a sliding scale based on our leverage ratio for the immediately preceding four consecutive fiscal quarters. With respect to the term loan, the Eurodollar margin is 3.5% and the base rate margin is 2.5%.

        The term loan matures on January 25, 2008. Approximately 0.25% of the principal amount is payable each quarter commencing March 31, 2003 through March 31, 2007, with the remaining approximately 95.0% of the principal amount payable in four installments on June 30, September 30 and December 31, 2007, and January 25, 2008. Borrowings under the revolving Senior Credit Facility are due January 25, 2007 and may be repaid and reborrowed from time to time prior to maturity.

        The amended Senior Credit Facility contains covenants, representation and warranties that are customary in credit agreements and security instruments relating to financing of this type. Obligations under the Senior Credit Facility are secured by a pledge of all the Company's capital stock, substantially all tangible and intangible assets and 65.0% of the capital stock of, or equity interest in, each of the foreign subsidiaries. All obligations under the Senior Credit Facility are guaranteed by all present and future domestic subsidiaries.

        Total net interest expense was $5.9 million for the first quarter of fiscal 2002 and fiscal 2001, which includes interest income of $0.1 million for both periods.

9. Segment Information

        The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement addresses reporting of operating segment information and disclosures about products, services, geographic areas, and major customers. Management has reviewed the requirements of SFAS No. 131 concluding that the Company operates its business as one reportable segment.

        No single customer amounted to or exceeded 10.0% of the Company's sales for any period presented.

        Information relative to sales and long-lived assets for the United States and other countries for the periods ended April 27, 2002 and April 28, 2001 are summarized in the following tables (amounts in thousands). Revenues by geographic area are based upon revenues generated from each country's operations. Long-lived assets include assets associated with operations in the indicated geographic area including the net book value of property, plant and equipment, goodwill and other intangible assets.

	For the Three Months Ended
	April 28, 2001	April 27, 2002
Net Sales
Domestic	$65,750	$56,377
Canada	8,592	7,617
Other International	2,950	2,423

Total	$77,292	$66,417

Long-lived assets
Domestic	$178,975	$169,725
Canada	8,039	8,041
Other International	5,516	2,962

Total	$192,530	$180,728

10. Investment in Affiliate

        Monterey has a one-half ownership in a partnership ("Chroma") which operates a carpet dyeing and finishing plant. As the Company does not exercise control over the partnership, the Company accounts for the partnership under the equity method of accounting. The condensed financial information of Chroma Systems Partners for the three months ended April 28, 2001 and April 27, 2002 and as of April 29, 2001 and April 28, 2002 are summarized below:

	Three Months Ended
	April 28, 2001	April 27, 2002
Net Sales	$4,673	$4,334
Cost of Goods Sold	3,480	3,161

Gross Profit	1,193	1,173
Income from Operations	968	963
Net Income	941	952
	As of
	April 29, 2001	April 28, 2002
Current assets	$2,030	$2,059
Property, plant & equipment, net	8,784	8,780

Total assets	$10,814	$10,839

Current liabilities	$1,249	$1,033
Long term debt	5,322	5,175
Partners' Capital	4,243	4,631

Total liabilities and partners' capital	$10,814	$10,839

11. Subsequent Event

        On May 8, 2002, the Company completed its acquisition of an extrusion manufacturing facility in Calhoun, Georgia ("Extrusion Acquisition"). Assets acquired consisted of land, building, machinery and equipment, and certain inventory. The transaction was funded by available cash of approximately $33.2 million and includes a three-year supply agreement with the seller.

12. Condensed Consolidating Financial Statements

        The 9.75% Notes of the Company are guaranteed by certain of the Company's domestic subsidiaries (the "guarantor subsidiaries"). Separate consolidated financial statements of the guarantor subsidiaries have not been presented because management believes that such information would not be material to investors. However, condensed consolidating financial formation as of April 27, 2002 and January 26, 2002, and for each of the Thirteen Weeks in the period ended April 27, 2002 and April 28, 2001 are presented. The condensed consolidating financial information of the Company and its subsidiaries are as follows:

COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THIRTEEN WEEKS ENDED APRIL 27, 2002
(Unaudited and In Thousands)

	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Net Sales	$42,821	$15,491	$11,005	$(2,900)	$66,417
Cost of Goods Sold	26,663	10,103	9,235	(2,900)	43,101
Selling, General & Administrative Expenses	11,456	4,378	1,521	—	17,355

	38,119	14,481	10,756	(2,900)	60,456

Operating Income	4,702	1,010	249	—	5,961
Minority Interest in Income of Subsidiary	—	—	16	—	16
Equity in Earnings of Affiliate	—	476	—	—	476
Net Interest Expense	5,909	—	4	—	5,913

Income (Loss) Before Income Taxes and Extraordinary Item	(1,207)	1,486	229	—	508
Income Tax (Benefit) Expense	(280)	603	33	—	356

Net (Loss) Income Before Extraordinary Items	(927)	883	196	—	152
Extraordinary Loss on Early Extinguishment of Debt, net of tax	(1,500)	—	—	—	(1,500)

Net (Loss) Income	$(2,427)	$883	$196	$—	$(1,348)

COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES
GUARANTOR FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THIRTEEN WEEKS ENDED APRIL 28, 2001
(Unaudited and In Thousands)

	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
Net Sales	$49,702	$20,019	$12,192	$(4,621)	$77,292
Cost of Goods Sold	31,365	12,987	9,857	(4,621)	49,588
Selling, General & Administrative Expenses	12,891	5,262	2,145	—	20,298

	44,256	18,249	12,002	(4,621)	69,886

Operating Income	5,446	1,770	190	—	7,406
Minority Interest in Income of Subsidiary	—	—	15	—	15
Equity in Earnings of Affiliate	—	481	—	—	481
Net Interest Expense	5,813	18	42	—	5,873

(Loss) Income Before Income Taxes and Extraordinary Items	(367)	2,233	133	—	1,999
Income Tax Expense (Benefit)	(114)	1,207	33	—	1,126

Net (Loss) Income Before Extraordinary Item	(253)	1,026	100	—	873
Extraordinary Loss on Early Extinguishment of Debt, net of tax	(5)	—	—	—	(5)

Net (Loss) Income	$(258)	$1,206	$100	$—	$868

COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES
GUARANTOR FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING BALANCE SHEETS
April 27, 2002
(Unaudited and In Thousands)

	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41,155	$7	$2,903	$—	$44,065
Accounts receivable, net	20,152	7,021	7,136		34,309
Inventories	21,092	8,999	8,269		38,360
Deferred tax assets	1,063	650	189		1,902
Prepaid expenses and other	1,394	96	923		2,413

Total current assets	84,856	16,773	19,420		121,049
PROPERTY, PLANT AND EQUIPMENT, net	31,495	5,895	7,663	—	45,053
DEFERRED TAX ASSETS	4,826	29	1,730	(7)	6,578
GOODWILL	62,486	30,361	3,240	—	96,087
OTHER INTANGIBLES, net	39,588	—	—	—	39,588
INVESTMENT IN SUBSIDIARIES	60,171	—	—	(60,171)	—
OTHER ASSETS	8,647	2,317	126	—	11,090

	$292,069	$55,375	$32,179	$(60,178)	$319,445

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,649	$2,234	$3,716	$(29)	$14,570
Accrued expenses	9,933	5,985	2,121	—	18,039
Current portion of long-term debt	802	—	221	—	1,023

Total current liabilities	19,384	8,219	6,058	(29)	33,632
INTERCOMPANY PAYABLE (RECEIVABLE)	1,537	(17,361)	15,795	29	—
OTHER LIABILITIES, including post-retirement obligation	3,816	—	182	(7)	3,991
LONG-TERM DEBT, net of current portion	234,612	—	4,343	—	238,955
MINORITY INTEREST	—	—	—	327	327
STOCKHOLDER'S EQUITY
Preferred stock	—	—	133	(133)	—
Common stock	—	2,056	6,061	(8,117)`	—
Paid-in capital	72,648	49,699	2,365	(52,064)	72,648
Retained earnings (deficit)	(39,489)	12,762	(2,481)	(86)	(29,294)
Accumulated other comprehensive loss	(439)	—	(277)	(98)	(814)

	32,720	64,517	5,801	(60,498)	42,540

	$292,069	$55,375	$32,179	$(60,178)	$319,445

COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES
GUARANTOR FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING BALANCE SHEETS
JANUARY 26, 2002
(In Thousands)

	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,271	$49	$3,914	$—	$6,234
Accounts receivable, net	21,754	5,791	5,979	—	33,524
Inventories	15,246	8,363	8,225	—	31,834
Deferred tax assets	3,213	559	183	—	3,955
Prepaid expenses and other	888	107	672	—	1,667

Total current assets	43,372	14,869	18,973	—	77,214
PROPERTY, PLANT AND EQUIPMENT, net	31,458	6,305	7,627	—	45,390
DEFERRED TAX ASSETS	2,150	55	1,678	(7)	3,876
GOODWILL	62,486	30,361	3,240	—	96,087
OTHER INTANGIBLES, net	40,460	—	—	—	40,460
INVESTMENT IN SUBSIDIARIES	60,171	—	—	(60,171)	—
OTHER ASSETS	4,987	2,393	26	—	7,406

	$245,084	$53,983	$31,544	$(60,178)	$270,433

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,461	$3,165	$2,790	$—	$11,416
Accrued expenses	12,202	5,006	1,942	—	19,150
Current portion of long-term debt	4,418	—	369	—	4,787

Total current liabilities	22,081	8,171	5,101	—	35,353
INTERCOMPANY PAYABLE (RECEIVABLE)	1,231	(17,821)	16,590	—	—
OTHER LIABILITIES, including post-retirement obligation	3,816	—	182	(7)	3,991
LONG-TERM DEBT, net of current portion	180,972	—	4,225	—	185,197
MINORITY INTEREST	—	—	—	310	310
STOCKHOLDER'S EQUITY:
Preferred stock	—	—	133	(133)	—
Common stock	—	2,056	6,061	(8,117)	—
Paid-in capital	72,648	49,699	2,365	(52,064)	72,648
Retained earnings (deficit)	(35,225)	11,878	(2,692)	(69)	(26,108)
Accumulated other loss	(439)	—	(421)	(98)	(958)

	36,984	63,633	5,446	(60,481)	45,582

	$245,084	$53,983	$31,544	$(60,178)	$270,433

COLLINS & AIKMAN FLOORCOVERINGS, INC. & SUBSIDIARIES
GUARANTOR FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE THIRTEEN WEEKS ENDED APRIL 27, 2002
(Unaudited and In Thousands)

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total
CASH FLOWS FROM OPERATING ACTIVITIES:	$(1,744)	$(533)	$(777)	$(3,054)

CASH FLOWS FROM INVESTING ACTIVITIES:
Equity distribution from affiliate	—	553	—	553
Additions to property, plant, and equipment	(1,137)	(62)	(101)	(1,300)

Net cash (used in) provided in investing activities	(1,137)	491	(101)	(747)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	175,000	—	—	175,000
Repayments of long-term debt	(125,000)	—	(133)	(125,133)
Cash dividends paid	(1,837)	—	—	(1,837)
Financing costs	(6,398)	—	—	(6,398)

Net cash provided in (used in) financing activities	41,765	—	(133)	41,632

NET CHANGE IN CASH AND CASH EQUIVALENTS	38,884	(42)	(1,011)	37,831
CASH AND CASH EQUIVALENTS, beginning of year	2,271	49	3,914	6,234

CASH AND CASH EQUIVALENTS, end of year	$41,155	$7	$2,903	$44,065

COLLINS & AIKMAN FLOORCOVERINGS, INC. & SUBSIDIARIES
GUARANTOR FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE THIRTEEN WEEKS ENDED APRIL 28, 2001
(Unaudited and In Thousands)

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total
CASH FLOWS FROM OPERATING ACTIVITIES:	$1,438	$570	$858	$2,866

CASH FLOWS FROM INVESTING ACTIVITIES:
Equity distribution from affiliate	—	315	—	315
Additions to property, plant and equipment	(1,163)	(910)	(777)	(2,850)

Net cash used in provided by investing activities	(1,163)	(595)	(777)	(2,535)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments of revolving credit facilities	(1,000)	—	—	(1,000)
Proceeds from issuance of long-term debt	—	—	—	—
Repayments of long-term debt	(3,500)	—	(180)	(3,680)

Net cash used in financing activities	(4,500)	—	(180)	(4,680)

NET CHANGE IN CASH	(4,225)	(25)	(99)	(4,349)
CASH AND CASH EQUIVALENTS, beginning of year	5,142	51	558	5,751

CASH AND CASH EQUIVALENTS, end of year	$917	$26	$459	$1,402

NOTE:        THIS IS A COPY OF A REPORT ISSUED BY ARTHUR ANDERSEN LLP, OUR FORMER INDEPENDENT ACCOUNTANTS. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH THE FILING OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Collins & Aikman Floorcoverings, Inc. and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of COLLINS & AIKMAN FLOORCOVERINGS, Inc. (a Delaware corporation) AND SUBSIDIARIES as of January 27, 2001 and January 26, 2002 and the related consolidated statements of operations, comprehensive income (loss), stockholder's equity, and cash flows for each of the three years in the period ended January 26, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Crossley Carpets Ltd. as of January 27, 2001 and January 26, 2002 and for the two years in the period ended January 26, 2002, which statements reflect total assets and total revenues of 8.0% and 11.0% in 2001, respectively, and 9.0% and 11.0% in 2002, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for this entity, is based solely on the report of the other auditors.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Collins & Aikman Floorcoverings, Inc. and Subsidiaries as of January 27, 2001 and January 26, 2002 and the results of their operations and their cash flows for each of the three years in the period ended January 26, 2002 in conformity with accounting principles generally accepted in the United States.

Atlanta, Georgia
March 28, 2002
(except with respect to the matter
discussed in the last paragraph of Note 18
to which the date is May 2, 2002)

AUDITORS' REPORT

To the Directors of
Crossley Carpet Mills Limited

        We have audited the consolidated balance sheet of Crossley Carpet Mills Limited as at January 26, 2002 and January 27, 2001, and the consolidated statements of income and retained earnings and cash flow for each of the fifty-two week periods in the two periods ended January 26, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at January 26, 2002 and January 27, 2001, and the results of its operations and cash flows for each of the fifty-two week periods in the two periods ended January 26, 2002 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Halifax, Canada

March 1, 2002

COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JANUARY 29, 2000, JANUARY 27, 2001,
AND JANUARY 26, 2002

(In Thousands)

	Fiscal Year Ended
	January 29, 2000	January 27, 2001	January 26, 2002
NET SALES	$262,148	$341,293	$322,036

COST OF GOODS SOLD	169,214	219,969	207,036
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	60,407	108,372	76,552

	229,621	328,341	283,588

OPERATING INCOME	32,527	12,952	38,448
MINORITY INTEREST IN INCOME OF SUBSIDIARY	62	67	29
EQUITY IN EARNINGS OF AFFILIATE	1,215	2,293	1,534
NET INTEREST EXPENSE	16,338	17,151	23,645

INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS	17,342	(1,973)	16,308
INCOME TAX EXPENSE	8,496	968	8,774

NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS	8,846	(2,941)	7,534
EXTRAORDINARY GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT, net of tax	1,226	(5,617)	750

NET INCOME (LOSS)	$10,072	$(8,558)	$8,284

The accompanying notes are an integral part of these consolidated statements.

COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED JANUARY 29, 2000, JANUARY 27, 2001,
AND JANUARY 26, 2002

(In Thousands)

	Fiscal Year Ended
	January 29, 2000	January 27, 2001	January 26, 2002
NET INCOME (LOSS)	$10,072	$(8,558)	$8,284
OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustments	95	(184)	(543)
Minimum pension liability adjustment	—	(246)	(505)
Income tax benefit related to minimum pension liability adjustment	—	100	212

COMPREHENSIVE INCOME (LOSS)	$10,167	$(8,888)	$7,448

The accompanying notes are an integral part of these consolidated statements.

COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JANUARY 27, 2001 AND JANUARY 26, 2002

(In Thousands, Except Share Amounts)

	January 27, 2001	January 26, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,751	$6,234
Accounts receivable, net of allowances of $791 and $745 in fiscal 2000 and 2001, respectively	47,845	33,524
Inventories	34,506	31,834
Deferred tax assets	3,996	3,955
Prepaid expenses and other	1,787	1,667

Total current assets	93,885	77,214
PROPERTY, PLANT, AND EQUIPMENT, net	47,613	45,390
DEFERRED TAX ASSETS	4,598	3,876
GOODWILL, net	102,235	95,987
OTHER INTANGIBLE ASSETS, net	44,575	40,560
OTHER ASSETS	8,757	7,406

	$301,663	$270,433

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,190	$11,416
Payable to parent	6,168	—
Accrued expenses	17,543	19,150
Current portion of long-term debt	6,017	4,787

Total current liabilities	42,918	35,353
OTHER LIABILITIES, including postretirement benefit obligation	3,622	3,991
LONG-TERM DEBT, net of current portion	212,093	185,197
MINORITY INTEREST	281	310
COMMITMENTS AND CONTINGENCIES (Note 17)
STOCKHOLDER'S EQUITY:
Common stock; $.01 par value per share, 1,000 shares authorized, issued, and outstanding in fiscal 2000 and 2001	—	—
Paid-in capital	72,648	72,648
Retained deficit	(29,777)	(26,108)
Accumulated other comprehensive loss	(122)	(958)

	42,749	45,582

	$301,663	$270,433

The accompanying notes are an integral part of these consolidated balance sheets.

COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

FOR THE YEARS ENDED JANUARY 29, 2000, JANUARY 27, 2001, AND JANUARY 26, 2002

(In Thousands, Except Share Amounts)

					Accumulated Other Comprehensive Income (Loss)
	Common Stock
			Paid-In Capital	Retained Earnings (Deficit)	Foreign Currency Translation Adjustment	Minimum Pension Liability
	Shares	Amount					Total
BALANCE, January 30, 1999	1,000	$—	$51,576	$8,840	$113	$—	$60,529
Net income	—	—	—	10,072	—	—	10,072
Foreign currency translation adjustment	—	—	—	—	95	—	95

BALANCE, January 29, 2000	1,000	—	51,576	18,912	208	—	70,696
Net loss	—	—	—	(8,558)	—	—	(8,558)
Net capital contributions by Tandus Group, Inc.	—	—	849	—	—	—	849
Cancellation of stock options	—	—	20,223	—	—	—	20,223
Dividend to parent	—	—	—	(40,131)	—	—	(40,131)
Foreign currency translation adjustment	—	—	—	—	(184)	—	(184)
Minimum pension liability adjustment, net of tax	—	—	—	—	—	(146)	(146)

BALANCE, January 27, 2001	1,000	—	72,648	(29,777)	24	(146)	42,749
Net income	—	—	—	8,284	—	—	8,284
Dividend to parent	—	—	—	(4,615)	—	—	(4,615)
Foreign currency translation adjustment	—	—	—	—	(543)	—	(543)
Minimum pension liability adjustment, net of tax	—	—	—	—	—	(293)	(293)

BALANCE, January 26, 2002	1,000	$—	$72,648	$(26,108)	$(519)	$(439)	$45,582

The accompanying notes are an integral part of these consolidated statements.

COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JANUARY 29, 2000, JANUARY 27, 2001
AND JANUARY 26, 2002

(In Thousands)

	Fiscal Year Ended
	January 29, 2000	January 27, 2001	January 26, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$10,072	$(8,558)	$8,284

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and leasehold amortization	7,810	9,582	10,190
Amortization of goodwill and other intangible assets	7,898	8,066	7,704
Amortization of deferred financing fees	1,316	1,257	1,092
Change in deferred income taxes	1,330	(5,386)	763
Equity in earnings of affiliate	(1,215)	(2,293)	(1,534)
Minority interest in income of subsidiary	62	67	29
Extraordinary (gain) loss on early extinguishment of debt	(1,985)	9,570	(1,185)
Cancellation of Tandus Group, Inc. stock options	—	30,223	—
Non-cash goodwill impairment charge	—	—	2,242
Changes in operating assets and liabilities, net of effects of acquisitions:
Due from factor	1,379	4,813	—
Accounts receivable	(3,902)	(14,273)	14,321
Inventories	(783)	(2,369)	2,672
Accounts payable	1,682	(755)	(7,942)
Accrued expenses	3,072	4,491	1,607
Other, net	854	(1,248)	(154)

Total adjustments	17,518	41,745	29,805

Net cash provided by operating activities	27,590	33,187	38,089

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired	(53,805)	(728)	—
Equity distribution from affiliate	1,128	2,065	1,250
Additions to property, plant, and equipment	(8,378)	(10,702)	(8,224)

Net cash used in investing activities	(61,055)	(9,365)	(6,974)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (payments) of revolving credit facilities	5,904	(12,848)	(3,000)
Proceeds from issuance of long-term debt	40,319	209,222	101
Repayments of long-term debt	(10,855)	(161,496)	(23,118)
Capital contributions from Tandus Group, Inc.	—	849	—
Dividends to parent	—	(33,963)	(4,615)
Tender premiums on senior subordinated notes repurchases	—	(7,411)	—
Cash paid for cancellation of Tandus Group, Inc. stock options	—	(10,000)	—
Financing costs	—	(6,538)	—

Net cash provided by (used in) financing activities	35,368	(22,185)	(30,632)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,903	1,637	483

CASH AND CASH EQUIVALENTS, beginning of year	2,211	4,114	5,751

CASH AND CASH EQUIVALENTS, end of year	$4,114	$5,751	$6,234

The accompanying notes are an integral part of these consolidated statements.

COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JANUARY 29, 2000, JANUARY 27, 2001,
AND JANUARY 26, 2002

1. ORGANIZATION

        Collins & Aikman Floorcoverings, Inc. and Subsidiaries (the "Company") is a leading manufacturer of floor coverings for the specified commercial sector of the floor coverings market offering vinyl-backed six foot and modular carpet tiles and tufted and woven broadloom products. The Company is headquartered in Dalton, Georgia, with locations in California, Canada, the United Kingdom, and Asia.

        The Company is a wholly owned subsidiary of Tandus Group, Inc. ("Tandus"), formerly known as CAF Holdings, Inc. Subsequent to a Recapitalization Transaction (the "Recapitalization") (Note 2) on January 25, 2001, a majority of Tandus' outstanding capital stock is controlled by investment funds managed by Oaktree Capital Management, LLC, ("Oaktree") and Bank of America Capital Investors ("BACI"). Prior to the Recapitalization, the majority of Tandus' outstanding capital stock was controlled by Quad-C, Inc. ("Quad-C"), a Virginia merchant banking firm, and Paribas Principal Partners ("Paribas").

2. RECAPITALIZATION

        On January 25, 2001, Tandus was acquired in a recapitalization transaction by an investor group led by investment funds controlled by Oaktree and BACI, and members of management. The recapitalization was financed through a cash investment by the Oaktree and BACI Funds and other investors of $192.5 million, senior bank borrowings of $209.0 million and "rollover" equity of $38.4 million by certain existing stockholders, including members of management. The transaction was treated as a recapitalization whereby the assets and liabilities of Tandus remained at their historical cost.

        In conjunction with the Recapitalization, the Company entered into a $256.0 million Senior Secured Credit Facility (the "2001 Credit Facility") with a group of banks, of which the Company borrowed $209.0 million to extinguish its existing credit facility (Note 12), repurchase the senior subordinated notes (Note 12), pay a dividend to Tandus for $40.1 million, and pay other direct costs associated with the transaction. Of the dividend to Tandus, $6.2 million was recorded as a payable to Tandus in the accompanying financial statements at January 27, 2001. As part of the Recapitalization, all outstanding options for Tandus' common stock were canceled either through cash settlement, issuance of common stock, or conversion to a deferred benefit, as defined. The cancellation of the options resulted in a compensation charge of approximately $30.2 million related to employees of the Company, of which $10.0 million was settled in cash and $20.2 million was settled in stock and deferred compensation of Tandus. Of the $10.0 million settled in cash, $.3 million was paid by the Company and $9.7 million was paid on behalf of Tandus and reflected in paid-in capital. The Company also recorded an $8.9 million return of capital for the fees paid by the Company on behalf of Tandus related to the direct costs of the Recapitalization.

        In fiscal 2001, the Company paid approximately $5.4 million in additional purchase price for the recapitalization on behalf of Tandus. This amount is shown as a dividend to parent, offset by approximately $0.8 million of a payable to Tandus that was forgiven.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include the accounts of Collins & Aikman Floorcoverings, Inc., its subsidiaries, joint venture, and its equity investment. All significant intercompany items have been eliminated in consolidation.

Reclassifications

        Certain reclassifications have been made to the fiscal 1999 and fiscal 2000 financial statements to conform to the fiscal 2001 presentation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year

        The fiscal year of the Company ends on the last Saturday of January. Fiscal years are identified according to the calendar year in which the majority of the months fall. Fiscal 1999 was a 52-week year which ended on January 29, 2000, fiscal 2000 was a 52-week year which ended on January 27, 2001, and fiscal 2001 was a 52-week year which ended on January 26, 2002.

Foreign Currency

        Foreign currency activity is reported in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." SFAS No. 52 generally provides that the assets and liabilities of foreign operations be translated at the current exchange rates as of the end of the accounting period and that revenues and expenses be translated using average exchange rates. The resulting translation adjustments arising from foreign currency translations are accumulated as a separate component of stockholder's equity. Translation adjustments resulted in changes in accumulated other comprehensive income (loss) of approximately $95,000 in fiscal 1999, $(184,000) in fiscal 2000 and $(543,000) in fiscal 2001.

        Gains and losses resulting from foreign currency transactions are recognized in income and were not material.

Revenue Recognition

        Revenue is recognized when carpet products and related accessories are shipped. The terms for these sales are FOB shipping point. For product installations subject to customer approval, revenue is recognized upon acceptance by the customer.

        The Company provides installation services to customers utilizing independent third-party contractors. The billings and expenses for these services are included in net sales and cost of goods sold, respectively, in the accompanying statements of operations. These billings and expenses are $15.5 million, $13.1 million and $14.6 million for fiscal 1999, 2000, and 2001, respectively.

Cost of Goods Sold

        Cost of goods sold includes raw materials, labor, manufacturing overhead, freight costs, depreciation and the cost of installation services provided to our customers through independent third-party contractors.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses include compensation and related expenses, selling and marketing expenses, travel expenses, professional services, depreciation and amortization.

Financial Instruments

        Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, trade accounts receivable, and long-term debt. Because of the short-term maturity of cash and cash equivalents and trade accounts receivable, carrying value approximates fair value.

        The carrying value of the senior credit facility portion of the Company's long-term debt approximates the fair value as the Company's credit facility (Note 12) is subject to variable interest rates.

Cash and Cash Equivalents

        Cash and cash equivalents include all cash balances and investments with an original maturity of three months or less.

Inventories

        Inventories are valued at the lower of cost or market, but not in excess of net realizable value. Cost is determined on the first-in, first-out basis.

Property, Plant, and Equipment

        Property, plant, and equipment are stated at cost. Provisions for depreciation are primarily computed on a straight-line basis over the estimated useful lives of the assets, presently ranging from 3 to 40 years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the improvements. Repairs and maintenance are charged to operations as incurred.

Long-Lived Assets

        Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. As discussed in Note 10, the Company recorded an impairment charge of $2.2 million during fiscal 2001 related to an investment in one of its subsidiaries.

Customer Claims Reserve

        The Company maintains an accrual for customer claims such as manufacturing issues, product returns, sales accommodations, shipping errors and administrative issues. The accrual is based upon historical claims analysis and is recorded monthly as a percentage of net sales. Actual claims that are paid monthly reduces the accrual.

Income Taxes

        The Company accounts for income taxes under an asset and liability approach pursuant to SFAS No. 109, "Accounting for Income Taxes." This method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in tax laws or rates. The effect on deferred tax assets and liabilities of a change in tax rates will be recognized as income or expense in the period that includes the enactment date.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") finalized SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations. SFAS No. 141 also requires the recognition of acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS No. 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001.

        SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires the identification of reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. SFAS No. 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS No. 142 requires a transitional goodwill impairment test six months from the date of adoption. We will also be required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS No. 142. We are in the process of evaluating the impact this standard will have on our financial statements.

        The income before extraordinary items and net income (loss) shown below have been adjusted to reflect the results for the respective periods as if SFAS No. 142 had been in effect for all periods presented (in thousands). The impact to these items is shown net of tax.

	Fiscal Year Ended
	January 29, 2000	January 27, 2001	January 26, 2002
Income before extraordinary items	$11,538	$496	$10,963
Net income (loss)	$12,764	$(5,121)	$11,713
A reconciliation from the previously reported results to the adjusted results is shown below:
Net income (loss) as reported	$10,072	$(8,558)	$8,284
Plus: Goodwill amortization	2,287	3,032	3,024
Plus: Trade name amortization	405	405	405

Adjusted net income (loss)	$12,764	$(5,121)	$11,713

        In June 2001, the FASB approved the issuance of SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for the recognition and measurement of legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 will become effective for us on January 1, 2003 and requires recognition of a liability for an asset retirement of obligation in the period in which it is incurred. We are in the process of evaluating the impact this standard will have on our financial statements.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. We are in the process of evaluating the impact this standard will have on our financial statements.

        Effective fiscal year 2000, the Company adopted the FASB Emerging Issues Task Force Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." Therefore, freight charged to customers is included in sales rather than as an offset to freight expense. Freight costs included in sales were $3.8 million, $4.9 million, and $4.8 million in fiscal 1999, 2000, and 2001, respectively.

4. ACQUISITIONS AND INVESTMENT IN JOINT VENTURE

        On June 28, 1999, pursuant to an agreement and plan of merger dated June 4, 1999, the Company acquired all the outstanding capital stock of Monterey Carpets, Inc. ("Monterey") for $50.4 million (the

"Monterey Acquisition"). In addition, approximately $.4 million of indebtedness of Monterey was extinguished by the Company commensurate with the acquisition. Based in California, Monterey is a manufacturer of high-style tufted broadloom carpet. The Monterey Acquisition has been accounted for by the purchase method, pursuant to which the purchase price has been allocated among the acquired assets and liabilities. The excess of the purchase price over the fair value of the net assets acquired amounted to approximately $34.8 million, which is being accounted for as goodwill and amortized over 20 years using the straight-line method.

        On July 30, 1999, the Company acquired all the outstanding capital stock of Crossley Carpet Mills Limited ("Crossley") for $22.1 million (the "Crossley Acquisition"). Based in Nova Scotia, Canada, Crossley is a manufacturer of tufted and woven broadloom carpet. The Crossley Acquisition has been accounted for by the purchase method, pursuant to which the purchase price has been allocated among the acquired assets and liabilities. The excess of the purchase price over the fair value of the net assets acquired amounted to approximately $3.9 million, which is being accounted for as goodwill and is being amortized over 20 years using the straight-line method. As a result of this acquisition, the Company assumed approximately $17.5 million in debt. Approximately $9.5 million of the assumed long-term debt is sinking fund bonds held and issued by the Nova Scotia Business Development Corporation (the "Bond Holder"). The Bond Holder agreed to forgive the principal amount of the bonds up to a maximum of $6.3 million at various rates, dependent primarily on maintaining a certain level of annual hours worked by its employees. The remaining balance will become repayable over five years once the forgiveness has expired. At January 26, 2002, the balance of the sinking fund bonds is $3.7 million.

        The following summary presents unaudited pro forma results of operations as if these acquisitions occurred as of January 31, 1999 (in thousands):

Fiscal Year Ended January 29, 2000
Net sales	$285,515
Income before extraordinary item, net of tax	10,510
Net income	11,736

        These pro forma results neither purport to represent what the Company's results of operations would have been if these acquisitions had occurred as of such date nor what results will be for any future period.

        In June 1998, the Company acquired all of the outstanding capital stock of Advance Carpet Tiles, Ltd. ("ACT") from Headlam Group PLC ("Headlam") for $5.6 million (the "ACT Acquisition"), including assumed debt of $.6 million. Financing for the ACT Acquisition was provided under an existing credit facility and an agreement to pay $1.9 million to Headlam in September 2000 at an effective interest rate of 8.5%. The ACT Acquisition was accounted for using the purchase method of accounting. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $1.9 million and is being amortized over 40 years using the straight-line method.

        The following information relates to the Monterey and Crossley Acquisitions in fiscal 1999 (in thousands):

Fiscal Year Ended January 29, 2000
Business acquisitions, net of cash acquired:
Fair value of assets acquired	$40,282
Purchase price in excess of net assets acquired	38,690
Liabilities assumed	(25,167)

Net cash paid for acquisitions	$53,805

        In August 1998, the Company entered into a joint venture with a group of individuals to form Collins & Aikman Floorcoverings Asia Pte. Ltd. Based in Singapore, the newly formed company markets and distributes the Company's products throughout the Asia-Pacific region. The Company obtained a 51% ownership in the new company.

5. INVENTORIES

        Net inventory balances are summarized below (in thousands):

	January 27, 2001	January 26, 2002
Raw materials	$13,323	$12,121
Work in process	5,524	4,693
Finished goods	15,659	15,020

	$34,506	$31,834

6. PROPERTY, PLANT, AND EQUIPMENT

        Property, plant, and equipment, net, are summarized below (in thousands):

	Depreciable Lives	January 27, 2001	January 26, 2002
Land and improvements	15 years	$1,732	$1,760
Buildings	35 years	14,655	15,847
Machinery and equipment	3-9 years	54,904	62,542
Leasehold improvements	lease term or 10 years	1,457	2,924
Construction in progress	—	3,301	354

		76,049	83,427
Less accumulated depreciation and amortization		(28,436)	(38,037)

		$47,613	$45,390

        Depreciation expense and leasehold amortization of property, plant, and equipment were $7.8 million for fiscal 1999, $9.6 million for fiscal 2000, and $10.2 million for fiscal 2001.

7. ACCRUED EXPENSES

        Accrued expenses are summarized below (in thousands):

	January 27, 2001	January 26, 2002
Payroll and employee benefits	$11,014	$5,192
Accrued taxes	1,799	2,517
Customer claims	1,958	1,475
Fair value of derivative instruments	—	5,162
Accrued interest	122	1,796
Customer deposits	521	615
Accrued professional fees	638	765
Other	1,491	1,628

	$17,543	$19,150

8. FACTORING OF RECEIVABLES

        Prior to February 1, 2000, Monterey was party to a credit and factoring agreement with a commercial bank, under which substantially all of Monterey's receivables were factored primarily on a nonrecourse basis with respect to collection of approved accounts. In February 2000, this agreement was terminated.

9. INVESTMENT IN AFFILIATE

        In 1993, Monterey entered into an agreement with two other parties in a partnership ("Chroma") which operates a carpet dyeing and finishing plant. All partners are carpet manufacturers who purchase their dying and finishing requirements from the facility. On September 1, 2000, one partner withdrew from the partnership. Monterey and the remaining partner hold a one-half interest in the general partnership. As the Company does not exercise control over the partnership, the Company accounts for the partnership under the equity method of accounting.

        Upon entering the partnership agreement, Monterey and the other partners each agreed to purchase carpet dyeing and finishing services exclusively from the partnership. These service agreements can be canceled with a one-year notice. Charges for these services are expected to equal prevailing market prices for comparable services. During fiscal 1999, fiscal 2000, and fiscal 2001, the Company was charged $4.6 million, $9.9 million, and $10.5 million for these services, respectively.

        In addition, Monterey agreed to provide certain executive management and operational services at cost while the partnership agreed to provide Monterey with certain maintenance and utility services at cost. During fiscal 1999, fiscal 2000, and fiscal 2001, the Company charged $65,000, $112,000, and $112,000, respectively, for the management and operation services, while the partnership charged the Company $62,000, $329,000, and $107,000, respectively, for the maintenance and utility services.

        The condensed financial information of Chroma Systems Partners for the three years ended January 3, 1999, December 31, 2000 and December 30, 2001 and as of December 31, 2000 and December 30, 2001 are summarized below (in thousands):

	For the Year Ended
	January 3, 1999	December 31, 2000	December 30, 2001
Net sales	$17,571	$23,611	$17,850
Cost of goods sold	12,140	16,426	14,151

Gross profit	5,431	7,185	3,699
Operating income	4,640	6,522	3,063
Net income	$4,698	$6,731	$3,038
	As of
	December 31, 2000	December 30, 2001
Current assets	$2,209	$2,011
Property, plant & equipment, net	8,663	8,983

Total assets	$10,872	$10,994

Current liabilities	$1,372	$1,104
Long term debt	5,371	5,224
Partners' capital	4,129	4,666

Total liabilities and partners' capital	$10,872	$10,994

10. GOODWILL AND OTHER INTANGIBLE ASSETS

        Goodwill represents the excess of the cost of the net assets of the acquired entities over the fair market value of net tangible and identified intangible assets in connection with the acquisition. The Company reviews the carrying value of goodwill for impairment using undiscounted cash flows whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        Goodwill and other intangible assets are summarized below (in thousands):

	January 27, 2001	January 26, 2002
Goodwill	$111,429	$108,848
Patent	27,000	27,000
Trade name use agreement	27,000	27,000
Noncompete agreement	12,000	12,000
Accumulated amortization	(30,619)	(38,301)

	$146,810	$136,547

        Amortization is calculated on the straight-line basis over the following lives:

Goodwill	20 to 40 years
Patent	11 years
Trade name use agreement	40 years

        Amortization for the noncompete agreement is calculated using the double-declining balance method over seven years.

        Amortization expense was $7.9 million, $8.1 million, and $7.7 million in fiscal years 1999, 2000, and 2001, respectively.

        In the fourth quarter of fiscal 2001, the Company's United Kingdom subsidiary recorded a non-cash impairment charge of $2.2 million relating to the investment in its wholly-owned subsidiary, ACT. The impairment charge consisted of the write-off of all goodwill recorded at the initial acquisition date. The remaining investment value approximates the value of the remaining net assets as determined by third-party appraisals.

11. EMPLOYEE BENEFIT PLANS

Defined Contribution Plan

        Substantially all domestic employees of the Company who met eligibility requirements are covered under a defined contribution plan, which is administered by the Company. The Company's contributions are based on formulas as specified in the plan document. The accompanying statements of operations include expenses for fiscal 1999, fiscal 2000 and fiscal 2001 of approximately $542,000, $900,000 and $854,000, respectively.

Domestic Defined Benefit Plan

        Substantially all domestic employees of the Company who meet eligibility requirements participate in a defined benefit plan, which is administered by the Company. Plan benefits are generally based on years of service and employees' compensation during their years of employment. The Company's policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Assets of the pension plan are held in a trust invested primarily in mutual funds.

        The following tables provide a reconciliation of the projected benefit obligation, a reconciliation of plan assets, the funded status of the plan, and amounts recognized in the Company's financial statements at January 27, 2001 and January 26, 2002 (in thousands) using December 31 as a measurement date for all actuarial calculations of asset and liability values and significant actuarial assumptions.

	Fiscal Year Ended
	January 27, 2001	January 26, 2002
Change in benefit obligation:
Benefit obligation at beginning of year	$1,660	$3,007
Service cost	744	893
Interest cost	158	228
Benefits paid	(187)	(195)
Actuarial loss	632	346

Benefit obligation at end of year	$3,007	$4,279

Change in plan assets:
Fair value of plan assets at beginning of year	$1,159	$2,058
Company contributions	1,090	1,056
Actual return on plan assets	(4)	(101)
Benefits paid	(187)	(195)

Fair value of plan assets at end of year	$2,058	$2,818

Funded status of the plan:
Funded status at end of year	$(793)	$(1,136)
Unamortized net actuarial (gain) loss	653	1,238

(Accrued) prepaid benefit cost	(140)	102
Additional minimum liability	(246)	(751)

Accrued benefit cost after additional minimum liability	$(386)	$(649)

	Fiscal Year Ended
	January 29, 2000	January 27, 2001	January 26, 2002
Net pension cost includes the following components:
Service cost-benefits earned during the year	$630	$744	$893
Interest cost on projected benefit obligations	86	158	228
Expected return on plan assets	(41)	(109)	(192)
Recognized net actuarial losses	14	23	53

Net periodic pension expense for the year	$689	$816	$982

        The discount rate used in determining the actuarial present value of the projected benefit obligation was 8.0% at January 27, 2001 and 7.25% at January 26, 2002. The expected rate of increase in future compensation levels was 5.0% in fiscal 2000 and 2001, and the expected long-term rate of return on plan assets was 8.0% in fiscal 2000 and 2001.

        Subsequent to year-end, the Company elected to freeze the plan.

Canadian Defined Benefit Plan

        Substantially all Canadian employees of Crossley who meet eligibility requirements participate in a defined benefit plan, which is administered by the Company. Plan benefits are generally based on years of service and employees' compensation during their years of employment. The Company's policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Assets of the pension plan are held in a trust invested primarily in mutual funds.

        The following tables provide a reconciliation of the projected benefit obligation, a reconciliation of plan assets, the funded status of the plans, and amounts recognized in the Company's financial statements at January 27, 2001 and January 26, 2002 (in thousands) using December 31 as a measurement date for all actuarial calculations of asset and liability values and significant actuarial assumptions:

	Fiscal Year Ended
	January 27, 2001	January 26, 2002
Change in benefit obligation:
Benefit obligation at beginning of year	$5,094	$4,520
Service cost	346	391
Interest cost	285	277
Benefits paid	(784)	(141)
Actuarial gain	(421)	(50)

Benefit obligation at end of year	$4,520	$4,997

Change in plan assets:
Fair value of plan assets at beginning of year	$5,311	$5,175
Company contributions	245	307
Actual return on plan assets	403	(149)
Benefits paid	(784)	(141)

Fair value of plan assets at end of year	$5,175	$5,192

Funded status of the plan:
Funded status at end of year	$648	$149
Unamortized net actuarial gain	(655)	(172)

Accrued benefit cost	$(7)	$(23)

	Fiscal Year Ended
	January 29, 2000	January 27, 2001	January 26, 2002
Net pension cost includes the following components:
Service cost-benefits earned during the year	$133	$346	$391
Interest cost on projected benefit obligations	145	285	277
Expected return on plan assets	(141)	(344)	(334)
Recognized net actuarial gains	(11)	(6)	(10)

Net periodic pension expense for the year	$126	$281	$324

        The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0% at January 27, 2001 and January 26, 2002. The expected rate of increase in future compensation levels was 5.0% in fiscal 2000 and fiscal 2001, and the expected long-term rate of return on plan assets was 7.0% in fiscal 2000 and fiscal 2001.

Postretirement Benefit Plan

        The Company provides life and health coverage for certain of the Company's retirees under the plan currently in effect. The plan is closed to new enrollment; therefore, the Company's current employees will not be eligible for coverage when they reach retirement age. Participation in the plan is limited to those employees retired as of February 6, 1997.

        The following tables provide a reconciliation of the projected benefit obligation, the funded status of the plans, and amounts recognized in the Company's financial statements at January 27, 2001 and January 26, 2002 (in thousands):

	Fiscal Year Ended
	January 27, 2001	January 26, 2001
Change in benefit obligation:
Benefit obligation at beginning of year	$1,351	$1,575
Service cost	70	92
Interest cost	110	109
Benefits paid	(77)	(41)
Actuarial (gain) loss	121	(48)

Benefit obligation at end of year	$1,575	$1,687

Funded status of the plan:
Funded status at end of year	$(1,575)	$(1,687)
Unamortized net actuarial loss (gain)	31	(17)

Accrued benefit cost	$(1,544)	$(1,704)

	Fiscal Year Ended
	January 29, 2000	January 27, 2001	January 26, 2002
Net postretirement cost includes the following components:
Service cost-benefits earned during the year	$64	$70	$92
Interest cost on projected benefit obligations	95	110	109

Net periodic pension expense for the year	$159	$180	$201

        The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at January 27, 2001 and 7.25% at January 26, 2002. This plan is unfunded. The plan does not allow for increases in employer-paid costs after 1998; therefore, the health care cost trend rate assumption has no impact on the obligation of the Company.

12. LONG-TERM DEBT

        Long-term debt consists of the following (in thousands):

	January 27, 2001	January 26, 2002
10% Senior subordinated notes, due 2007	$250	$250
Senior secured credit facilities	209,000	184,000
Sinking fund bonds	5,758	3,698
Other debt	3,102	2,036

Total debt	218,110	189,984
Less current maturities	6,017	4,787

	$212,093	$185,197

Senior Subordinated Notes

        In January 1997, the Company issued $100.0 million of 10% senior subordinated notes due January 15, 2007 (the "Senior Notes"). Interest was payable semiannually commencing July 15, 1997. The Senior Notes were unsecured obligations of the Company and were subordinated in right of payment to all existing and future senior debt of the Company. The indenture governing the Senior Notes contains certain restrictive covenants that limited the ability of the Company, among other things, to incur additional indebtedness, to pay dividends or make certain other restricted payments, and to put limitations on the incurrence of indebtedness, asset dispositions, and transactions with affiliates.

        On January 25, 2001, in conjunction with the Recapitalization, the Company completed a tender offer and consent solicitation for the outstanding balance of the Senior Notes. The Company retired $84.8 million of the principal amount of the Senior Notes with a tender premium of $7.4 million. The retirement of the Senior Notes resulted in an extraordinary loss on early extinguishment of debt of $6.0 million, net of tax benefit of $4.2 million, and included the write-off of deferred financing costs associated with the issuance of the Senior Notes and the premium paid to the bondholders.

        Additionally during fiscal 2000, the Company repurchased $6.5 million of its Senior Notes in the open market. In connection with this transaction, the Company recorded an extraordinary loss of approximately $69,000, net of tax benefit of approximately $46,000, which included the write-off of a pro rata share of deferred financing costs associated with the issuance of the Senior Notes.

        During fiscal 1999, the Company repurchased $8.5 million of the Senior Notes in the open market. In connection with these transactions, the Company recorded extraordinary losses of approximately $62,000, net of tax benefit of approximately $43,000, which consisted of the write-off of a pro rata share of deferred financing costs associated with the issuance of the Senior Notes.

Senior Secured Credit Facility

        In conjunction with the Recapitalization, the Company entered into the 2001 Credit Facility with a group of banks consisting of a $50.0 million term loan facility ("Tranche A Term Loan Facility"), a $156.0 million term loan facility ("Tranche B Term Loan Facility"), and a $50.0 million revolving credit facility, which includes a letter-of-credit sublimit of $15.0 million. The proceeds from the 2001 Credit Facility were used to fund the Recapitalization which included the retirement of certain previously outstanding senior and subordinated debt and the payment of related fees and expenses.

        The Tranche A Term Loan Facility will mature on January 25, 2007 and, beginning June 30, 2001, requires quarterly principal payments of $1.25 million through March 31, 2003, $1.875 million through March 31, 2004, $2.5 million through March 31, 2006, and $3.125 million through January 25, 2007. The Tranche B Term Loan Facility will mature on January 25, 2008 and, beginning June 30, 2001, requires quarterly principal payments of $.39 million through March 31, 2007 and $36.66 million through January 25, 2008. The revolving credit portion of the 2001 Credit Facility will mature on January 25, 2007 and may be repaid and reborrowed from time-to-time. As of January 26, 2002, there was $46.6 million (net of zero borrowings and $3.4 million in letters of credit outstanding) available under the revolving credit portion of the 2001 Credit Facility. During fiscal 2001, the Company prepaid $17.1 million of term debt in addition to the scheduled payments of $4.9 million. In connection with the prepayments, the Company recorded an extraordinary loss of $315,000, net of tax benefit of $228,000, which included the write-off of a pro rata share of deferred financing costs associated with the 2001 Credit Facility.

        The Company's obligations under the 2001 Credit Facility are secured by a pledge of all the capital stock and the tangible and intangible assets of the Company and 65% of the capital stock of, or equity interest in, each foreign subsidiary of the Company.

        The 2001 Credit Facility contains restrictive covenants including minimum levels of consolidated EBITDA (earnings before interest, taxes, depreciation, amortization, and other noncash charges), interest coverage, and leverage ratios. In addition, the 2001 Credit Facility contains covenants which, among other things, limit the incurrence of additional indebtedness, capital expenditures, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of other indebtedness, liens, and encumbrances, and other matters customarily restricted in loan agreements. The Company was in compliance with all covenants as of January 26, 2002.

        The 2001 Credit Facility allows any subsidiary of the Company to declare and pay dividends to the Company so long as no event of default or default shall have occurred and be continuing or result therefrom. The Company may pay dividends to Tandus Group, its parent, as follows: to the extent necessary to pay general corporate overhead and operating expenses but not in excess of $250,000 annually, in an amount necessary to pay the tax liabilities of Tandus Group that are directly attributable to the operations of the Company and its subsidiaries, and any payments required to be made pursuant to the January 2001 Recapitalization agreement. The amount of the Company's subsidiaries' retained earnings available for dividends to the Company as of January 26, 2002 are in aggregate $5.0 million.

The amount of the Company's retained earnings available for dividends to Tandus as of January 26, 2002 are $550,000.

        The Company or any subsidiary may sell or transfer any property or assets to, or purchase or acquire any property or assets from any of its affiliates in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Company or the subsidiary than could be obtained on an arm's length basis from unrelated parties. Any loans or advances made by the Company to any subsidiary is evidenced by a promissory note pledged to the collateral agent for the benefit of the secured parties. The amount of additional investments, loans and advances may not exceed the sum of $5.0 million plus the net cash proceeds of any private equity issuance attributable thereto at any time. The Company and its subsidiaries may make loans and advances to their respective employees so long as the aggregate amount of such loans and advances at any time outstanding does not exceed $500,000.

        The Company is also required to enter into hedging agreements for a minimum of three years that result in at least 33% of the aggregate amount of the term loans being subject to a fixed or maximum interest rate. As required, the Company entered into certain hedging agreements in 2001. At the beginning of fiscal 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. At January 26, 2002, the total for value of these instruments was approximately $5.2 million, which is included in accrued liabilities on the accompanying balance sheet, with a corresponding charge to interest expense.

        The 2001 Credit Facility bears interest at a per annum rate equal to the Company's choice of (a) an adjusted rate based on the Eurodollar rate plus a Eurodollar margin or (b) a base rate, as defined by the 2001 Credit Facility, plus a base rate margin. The Eurodollar margin and the base rate margin adjust quarterly on a sliding scale based on the Company's leverage ratio for the immediately preceding 12 months. The weighted average interest rate under the 2001 Credit Facility at January 26, 2002 was 7.6%.

        Prior to the Recapitalization, the Company had a $125.0 million Senior Secured Credit Facility (the "Credit Facility") with a group of banks consisting of a $55.0 million Term A loan facility, a $40.0 million Term B loan facility, and a $30.0 million revolving credit facility, which included a letter-of-credit sublimit of $8.0 million.

        In connection with the Recapitalization, the Company retired the remaining outstanding principal of $66.0 million of the Credit Facility. This resulted in an extraordinary loss on early extinguishment of debt of $.6 million, net of tax expense of $.4 million, which included the write-off of deferred financing costs associated with the Credit Facility.

Other Long-Term Debt

        Concurrent with the consummation of the Crossley Acquisition, the Company agreed to pay the seller $2.0 million over the next four years at an effective interest rate of 7.5%, subject to (1) minimum and maximum net sales targets for each year representing annual sales growth, (2) an acceleration of the annual payment or earn-out if net sales target for a future year was achieved, and (3) an unearned amount can be earned in the next two years if the stated sales target was achieved for the respective year. In addition, the Company assumed debt of approximately $17.5 million. Of this amount, term loans associated with financing of equipment purchases and other specific needs totaled $1.1 million. At January 26, 2002, $0.5 million was outstanding. These term loans are payable monthly according to set schedules of repayment with the lenders. Approximately $6.9 million of short-term debt was assumed that relates to Crossley's revolving line-of-credit agreement with a Canadian bank, which is used to finance working capital requirements. At January 26, 2002, no balance was outstanding, and $4.6 million was available under this line of credit. Approximately $5.8 million of long-term debt assumed was sinking fund bonds held and issued by the Bond Holder. The Bond Holder agreed to forgive principal amounts of the bonds up to a maximum of $6.3 million at various rates, dependent primarily on maintaining a certain level of annual hours worked by its employees. For the year ended January 26, 2002, $1.7 million was forgiven. The remaining balance will become repayable over five years once the forgiveness has expired. In connection with the forgiveness of the sinking fund bonds, the Company recorded an extraordinary gain of $1.1 million, net of tax expense in fiscal 2000 and $1.0 million, net of tax expense, in fiscal 2001. At January 26, 2002, the balance of the sinking fund bonds is $3.7 million.

        Concurrent with the consummation of the ACT Acquisition, the Company agreed to pay to the seller $1.9 million in September 2000 at an effective interest rate of 8.5%. In addition, the Company assumed certain loans related to vendor financing related to equipment purchases which are payable monthly. At January 26, 2002, $0.2 million was outstanding under vendor financing loans.

        At January 26, 2002, the scheduled annual maturities of long-term debt are as follows (in thousands):

Fiscal year:
2002	$4,787
2003	10,183
2004	11,582
2005	12,142
2006	14,212
Thereafter	137,078

$189,984

        Total interest paid by the Company on all indebtedness was $13.3 million, $16.2 million, and $15.7 million for fiscal 1999, 2000, and 2001, respectively.

Deferred Financing Costs

        Financing costs of $6.5 million and $4.9 million associated with the issuance of the 2001 Credit Facility are included in other assets on the accompanying balance sheets as of January 27, 2001 and January 26, 2002, respectively. These costs are being amortized under the straight-line method over the term of the debt agreements. Amortization expense charged to interest expense was $1.3 million in fiscal 1999 and 2000, and $1.1 million in fiscal 2001.

Net Interest Expense

        Total net interest expense was $16.3 million, $17.2 million, and $23.6 million for fiscal 1999, fiscal 2000 and fiscal 2001, respectively, which includes interest income of $0.2 million, $0.2 million and $0.1 million for fiscal 1999, fiscal 2000 and fiscal 2001, respectively.

13. INCOME TAXES

        Domestic and foreign components of income before income taxes are summarized as follows (in thousands):

	Fiscal Year Ended
	January 29, 2000	January 27, 2001	January 26, 2002
Domestic	$19,013	$(1,992)	$19,111
Foreign	(1,671)	19	(2,803)

	$17,342	$(1,973)	$16,308

        Components of income tax expense for fiscal 1999, 2000, and 2001 are summarized as follows (in thousands):

	Fiscal Year Ended
	January 29, 2000	January 27, 2001	January 26, 2002
Current:
Federal	$6,420	$5,102	$7,760
State	1,155	1,350	1,242
Foreign	(409)	(98)	20

	7,166	6,354	9,022

Deferred:
Federal	782	(5,183)	(457)
State	41	(853)	(73)
Foreign	507	650	282

	1,330	(5,386)	(248)

Income tax expense	$8,496	$968	$8,774

        No benefit was recorded for the foreign operating losses of the Company in fiscal 1999, 2000, and 2001.

        Reconciliation between income taxes computed at the federal rate and recorded income tax expense is as follows (in thousands):

	Fiscal Year Ended
	January 29, 2000	January 27, 2001	January 26, 2002
Amount at statutory federal rate of 35%	$6,070	$(691)	$5,708
State income taxes, net of federal income tax benefit	1,176	(118)	979
Nondeductible expenses	569	1,029	1,980
Foreign taxes	(164)	(236)	(94)
Change in valuation allowance	741	782	342
Other	104	202	(141)

Income tax expense	$8,496	$968	$8,774

        The components of the net deferred tax assets as of January 27, 2001 and January 26, 2002 were as follows (in thousands):

	January 27, 2001	January 26, 2002
Deferred tax assets:
Warranty and customer claims accruals	$1,510	$1,429
Employee benefits	866	1,109
Derivative instruments	—	2,065
Inventory reserves	474	216
Accrued taxes	485	165
Other liabilities and reserves	940	533
Book depreciation in excess of tax	736	145
AMT credits	218	292
Deferred compensation	7,892	7,650
Foreign tax credits	1,185	1,202
Foreign net operating loss carryforwards	2,411	2,435
Valuation allowance	(1,871)	(2,213)

Total deferred tax assets	14,846	15,028

Deferred tax liabilities:
Tax depreciation in excess of book	3,367	3,104
Goodwill and intangible amortization	2,885	4,093

Total deferred tax liabilities	6,252	7,197

Net deferred tax assets	$8,594	$7,831

        The valuation allowance is provided because, in management's assessment, it was uncertain whether the net deferred tax asset related to certain foreign net operating loss carryforwards would be realized.

        Payments for income taxes by the Company amounted to $6.3 million, $5.5 million, and $7.4 million for fiscal 1999, 2000, and 2001, respectively.

14. STOCK OPTIONS

        In February 1997, Tandus adopted the 1997 Stock Option Plan (the "1997 Plan") under which 800,000 shares of Tandus Group, Inc. common stock were authorized and reserved for use in the 1997 Plan. In June 1999, Tandus adopted the 1999 Stock Option Plan (the "1999 Plan") under which 280,000 shares of Tandus Group, Inc. common stock were authorized and reserved for use in the 1999 Plan. The plans allowed the issuance of nonqualified stock options at an exercise price determined by Tandus' board of directors. A certain number of options granted under both plans became exercisable over 9 years and expire 11 years from the date of grant. Accelerated vesting could occur for these options, as well as for incremental levels of additional options, based on achievement of specific performance targets or due to a change in control.

        As part of the Recapitalization, all outstanding options were canceled in exchange for a combination of cash, common stock of Tandus, and deferred compensation of Tandus. The Company recorded in fiscal 2000 a compensation charge of approximately $30.2 million for the difference between the estimated value of the options and the strike price as of the cancellation date plus applicable employer taxes.

        In August 2001, Tandus adopted the 2001 Tandus Group, Inc. Executive and Management Stock Option Plan (the "2001 Plan") under which 57,061.64 shares of Tandus Group, Inc. common stock were authorized and reserved for use in the 2001 Plan. The plan allows the issuance of non-qualified stock options at an exercise price determined by Tandus' board of directors. The options granted under the 2001 Plan become exercisable over five years and expire ten years from the date of grant. These options vest only upon the achievement of certain earnings targets, as defined. Accelerated vesting could occur due to a change in control. The Company will account for these options as variable options and will record increases and decreases in the Company's common stock fair market value as expense at the end of each reporting period. As of January 26, 2002 the Company has not recorded additional expense as the fair market value of the Company's common stock had not changed from the date of grant. At January 26, 2002, no shares are exercisable and the weighted average contractual life of the options outstanding is 9.5 years.

        The following table summarizes the activity in the plans for fiscal 1999, 2000, and 2001:

	Number of Shares	Average Exercise Price
Outstanding at January 30, 1999	710,953	$1.00
Granted in fiscal 1999	351,275	16.86
Canceled in fiscal 1999	(8,913)	1.00

Outstanding at January 29, 2000	1,053,315	6.29
Granted in fiscal 2000	5,942	19.53
Canceled in fiscal 2000	(1,059,257)	6.34

Outstanding at January 27, 2001	—	—
Granted in fiscal 2001	55,607	35.70
Canceled in fiscal 2001	(414)	35.70

Outstanding at January 26, 2002	55,193	35.70

        SFAS No. 123, "Accounting for Stock-Based Compensation," defines a fair value-based method of accounting for an employee stock option plan or similar equity instrument and allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued for Employees." Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value-based method of accounting defined in the statement had been applied.

        The Company has elected to account for its stock-based compensation plan under APB Opinion No. 25; however, the Company has computed, for pro forma disclosure purposes, the value of all options granted using the minimum value option pricing model as prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," and using a weighted average risk-free interest rate of 6.8% for 1999 and 2000, and 6.0% for 2001, an expected dividend yield of 0%, and an expected life of nine years.

        The total values of the options granted during fiscal 1999, 2000, and 2001 were approximately $363,000, $52,000, and $822,000, respectively, which would be amortized over the vesting period of the options.

        Pro Forma net income (loss) for fiscal 1999, fiscal 2000, and fiscal 2001 would be $10.1 million, $(8.6) million, and $8.3 million.

15. SEGMENT INFORMATION

        The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement addresses reporting of operating segment information and disclosures about products, services, geographic areas, and major customers. Management has reviewed the requirements of SFAS No. 131 concluding that the Company operates its business as one reportable segment.

        No single customer amounted to or exceeded 10% of the Company's sales for any period presented.

        Information relative to sales and long-lived assets for the United States and other countries for the fiscal years ended January 29, 2000, January 27, 2001, and January 26, 2002 are summarized in the following tables (amounts in thousands). Revenues by geographic area are based upon revenues generated from each country's opertions. Long-lived assets include all assets associated with operations in the indicated geographic area including the net book value of property, plan and equipment, goodwill and other intangible assets.

	Fiscal Year Ended
	January 29, 2000	January 27, 2001	January 26, 2002
Net Sales:
Domestic	$234,754	$292,851	$277,749
Canada	16,114	37,121	34,730
Other international	11,280	11,321	9,557

Total	$262,148	$341,293	$322,036

	January 29, 2000	January 27, 2001	January 26, 2002
Long-lived Assets (1):
Domestic	$188,012	$181,062	$171,070
International	13,804	13,361	10,867

Total	$201,816	$194,423	$181,937

(1)
Consists of the net book value of property, plant and equipment, goodwill and other intangible assets.

16. RELATED-PARTY TRANSACTIONS

        During fiscal 1999 and 2000, Tandus had an agreement with Quad-C whereby Tandus retained Quad-C to render consulting services regarding the Company, its financial and business affairs, its relationship with its lenders and security holders, and the operation and expansion of its business. The agreement provided for payment to Quad-C of an annual fee of $350,000, payable quarterly, and reimbursement of out-of-pocket expenses. The agreement expired in 1999, but was automatically renewed for successive one-year terms until the recapitalization date. During fiscal 1999 and 2000, Paribas was reimbursed for its out-of-pocket expenses associated with the operations of the Company.

        Effective January 25, 2001, Tandus entered into an agreement with Oaktree and BACI whereby Tandus retained Oaktree and BACI to render consulting services to it regarding the Company, its financial and business affairs, its relationship with its lenders and security holders, and the operation and expansion of its business. The agreement provides for payment to Oaktree and BACI of an annual fee of $250,000 each, payable quarterly, and reimbursement of out-of-pocket expenses.

17. COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CERTAIN RISKS

Lease Commitments

        The Company is obligated under various leases for office and warehouse space, machinery, and equipment. At January 26, 2002, future minimum lease payments under operating leases are as follows (in thousands):

Fiscal year:
2002	$2,449
2003	1,629
2004	1,153
2005	1,122
2006	1,022
Thereafter	238

$7,613

        Rental expense under operating leases was approximately $1,522,000, $2,728,000, and $2,802,000 in fiscal 1999, 2000, and 2001, respectively.

Environmental

        The Company is subject to federal, state, and local laws and regulations concerning the environment. At January 26, 2002, management concluded that no environmental reserves were required. In the opinion of the Company's management, based on the facts presently known to it, the ultimate outcome of any environmental matters is not expected to have a material adverse effect on the Company's financial condition or results of operations.

Litigation

        The Company from time to time is subject to claims and suits arising in the ordinary course of business, including workers' compensation and product liability claims that may or may not be covered by insurance. The ultimate outcome of all legal proceedings to which the Company is a party will not, in the opinion of the Company's management, based on the facts presently known to it, have a material adverse effect on the Company's financial condition or results of operations.

Other Commitments

        In connection with certain product installation contracts, the Company issues performance bonds. No liability for these bonds is reflected in the accompanying balance sheets because, in management's opinion, based on the facts presently known to it, all product installation contracts have been and will be fulfilled in accordance with their terms.

Reliance on Principal Supplier

        One supplier currently supplies a significant amount of the Company's requirements for nylon yarn, the principal raw material used in the Company's floorcovering products. While the Company believes that there are adequate alternative sources of nylon yarn supply from which it could fulfill its yarn requirements, the unanticipated termination of the current supply arrangement or a prolonged interruption in shipments could have a material adverse effect on the Company.

Concentrations of Labor

        As of January 26, 2002, the Company employed 1,472 persons on a full-time or full-time equivalent basis of which 216 are represented by a labor union. The collective bargaining agreements, which represent this union, expire in June 2003.

Workers' Compensation

        The Company is self-insured for workers' compensation claims up to specified stop-loss limits. In the opinion of management, adequate provision has been made for all incurred claims.

18. SUBSEQUENT EVENTS

        On February 20, 2002, the Company issued at par value $175.0 million of 9.75% Senior Subordinated Notes due 2010 (the "9.75% Notes"). The proceeds of the offering were used to retire $125.0 million of term bank debt plus accrued interest of $0.7 million, pay fees and offering expenses of $6.3 million and terminate the interest rate hedging agreements for $5.5 million. The remaining proceeds of $37.5 million will be used for general working capital purposes and possible acquisitions. Upon the occurrence of certain events, as defined, the Company is required to repurchase the 9.75% Notes at a purchase price in cash equal to 101% of the principal amount plus accrued and unpaid interest at the date of repurchase.

        In connection with the 9.75% Notes offering, the Company amended its Senior Credit Facility. The amended Senior Credit Facility will consist of approximately $59.0 million in term loan borrowings and a $50.0 million revolving credit facility, which will include a letter-of-credit sublimit of $15.0 million.

        On May 2, 2002, the Company announced it had executed a definitive purchase agreement to acquire an extrusion manufacturing facility in Calhoun, Georgia. Assets to be acquired consist of land, building, machinery and equipment, and certain inventory. The transaction will be funded by available cash and is scheduled to close in May 2002. The transaction will include a three-year supply agreement with the seller.

19. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

        The 9.75% Notes of the Company (the "issuer") are guaranteed by certain of the Company's domestic subsidiaries (the "guarantor subsidiaries"). Separate consolidated financial statements of the guarantor subsidiaries have not been presented because management believes that such information would not be material to investors. However, condensed consolidating financial information as of January 27, 2001 and January 26, 2002, and for each of the three years in the period ended January 26, 2002, are presented. The condensed consolidating financial information of the Company and its subsidiaries are as follows:

COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 26, 2002
(In Thousands)

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
NET SALES	$215,639	$72,641	$47,807	$(14,051)	$322,036
COST OF GOODS SOLD	134,331	46,717	40,039	(14,051)	207,036
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	49,794	18,669	8,089	—	76,552

	184,125	65,386	48,128	(14,051)	283,588

OPERATING INCOME (LOSS)	31,514	7,255	(321)	—	38,448
MINORITY INTEREST IN INCOME OF SUBSIDIARY	—	—	29	—	29
EQUITY IN EARNINGS OF AFFILIATE	—	1,534	—	—	1,534
NET INTEREST EXPENSE	23,490	18	137	—	23,645

INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS	8,024	8,771	(487)	—	16,308
INCOME TAX EXPENSE	3,236	5,266	272	—	8,774

NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS	4,788	3,505	(759)	—	7,534
EXTRAORDINARY GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT, NET OF TAX	(320)	—	(1,070)	—	750

NET INCOME	$4,468	$3,505	$311	$—	$8,284

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
NET SALES	$224,857	$78,272	$48,442	$(10,278)	$341,293

COST OF GOODS SOLD	139,925	50,083	40,239	(10,278)	219,969
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	80,573	19,987	7,812	—	108,372

	220,498	70,070	48,051	(10,278)	328,341

OPERATING INCOME	4,359	8,202	391	—	12,952
MINORITY INTEREST IN INCOME OF SUBSIDIARY	—	—	67	—	67
EQUITY IN EARNINGS OF AFFILIATE	—	2,293	—	—	2,293
NET INTEREST EXPENSE	16,837	7	307	—	17,151

INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS	(12,478)	10,488	17	—	(1,973)
INCOME TAX EXPENSE (BENEFIT)	(3,943)	4,359	552	—	968

NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS	(8,535)	6,129	(535)	—	(2,941)
EXTRAORDINARY GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT, net of tax	(6,741)	—	1,124	—	(5,617)

NET INCOME (LOSS)	$(15,276)	$6,129	$589	$—	$(8,558)

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
NET SALES	$201,912	$36,520	$27,835	$(4,119)	$262,148

COST OF GOODS SOLD	126,579	22,901	23,853	(4,119)	169,214
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	45,295	10,008	5,104	—	60,407

	171,874	32,909	28,957	(4,119)	229,621

OPERATING INCOME (LOSS)	30,038	3,611	(1,122)	—	32,527
MINORITY INTEREST IN INCOME OF SUBSIDIARY	—	—	62	—	62
EQUITY IN EARNINGS OF AFFILIATE	—	1,215	—	—	1,215
NET INTEREST EXPENSE (INCOME)	15,894	(41)	485	—	16,338

INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS	14,144	4,867	(1,669)	—	17,342
INCOME TAX EXPENSE	5,778	2,620	98	—	8,496

NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS	8,366	2,247	(1,767)	—	8,846
EXTRAORDINARY GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT, net of tax	(61)	—	1,287	—	1,226

NET INCOME (LOSS)	$8,305	$2,247	$(480)	$—	$10,072

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS:
CURRENT ASSETS:
CASH AND CASH EQUIVALENTS	$2,271	$49	$3,914	$—	$6,234
ACCOUNTS RECEIVABLE, NET	21,754	5,791	5,979	—	33,524
INVENTORIES	15,246	8,363	8,225	—	31,834
DEFERRED TAX ASSETS	3,213	559	183	—	3,955
PREPAID EXPENSES AND OTHER	888	107	672	—	1,667

TOTAL CURRENT ASSETS	43,372	14,869	18,973	—	77,214
PROPERTY, PLANT, AND EQUIPMENT, NET	31,458	6,305	7,627	—	45,390
DEFERRED TAX ASSETS	2,150	55	1,678	(7)	3,876
GOODWILL AND OTHER INTANGIBLES, NET	102,946	30,361	3,240	—	136,547
INVESTMENT IN SUBSIDIARIES	60,171	—	—	(60,171)	—
OTHER ASSETS	4,987	2,393	26	—	7,406

	$245,084	$53,983	$31,544	$(60,178)	$270,433

LIABILITIES AND STOCKHOLDER'S EQUITY:
CURRENT LIABILITIES:
ACCOUNTS PAYABLE	$5,461	$3,165	$2,790	$—	$11,416
ACCRUED EXPENSES	12,201	5,006	1,943	—	19,150
CURRENT PORTION OF LONG-TERM DEBT	4,418	—	369	—	4,787

TOTAL CURRENT LIABILITIES	22,080	8,171	5,102	—	35,353

INTERCOMPANY (RECEIVABLE) PAYABLE	1,231	(17,821)	16,590	—	—
OTHER LIABILITIES, INCLUDING POST-RETIREMENT OBLIGATION	3,816	—	182	(7)	3,991
LONG-TERM DEBT, NET OF CURRENT PORTION	180,972	—	4,225	—	185,197
MINORITY INTEREST	—	—	—	310	310
STOCKHOLDER'S EQUITY:
PREFERRED STOCK	—	—	133	(133)	—
COMMON STOCK	—	2,056	6,061	(8,117)	—
PAID-IN CAPITAL	72,648	49,699	2,365	(52,064)	72,648
RETAINED EARNINGS (DEFICIT)	(35,224)	11,878	(2,693)	(69)	(26,108)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(439)	—	(421)	(98)	(958)

	36,985	63,633	5,445	(60,481)	45,582

	$245,084	$53,983	$31,544	$(60,178)	$270,433

COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

FOR THE YEAR ENDED JANUARY 27, 2001
(In Thousands)

ASSETS

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
CURRENT ASSETS:
Cash and cash equivalents	$5,142	$51	$558	$—	$5,751
Accounts receivable, net	32,372	7,207	8,266	—	47,845
Inventories	15,298	10,693	8,515	—	34,506
Deferred tax assets	1,341	1,393	1,262	—	3,996
Prepaid expenses and other	637	534	616	—	1,787

Total current assets	54,790	19,878	19,217	—	93,885
PROPERTY, PLANT, AND EQUIPMENT, net	35,149	5,092	7,372	—	47,613
DEFERRED TAX ASSETS	3,285	121	1,192	—	4,598
GOODWILL AND OTHER INTANGIBLES, NET	108,744	32,077	5,989	—	146,810
INVESTMENT IN SUBSIDIARIES	60,171	—	—	(60,171)	—
OTHER ASSETS	6,623	2,108	26	—	8,757

	$268,762	$59,276	$33,796	$(60,171)	$301,663

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,461	$2,670	$4,076	$(17)	$13,190
Payable to Tandus Group, Inc.	6,168	—	—	—	6,168
Accrued expenses	8,179	6,596	2,943	(175)	17,543
Current portion of long-term debt	5,574	—	443	—	6,017

Total current liabilities	26,382	9,266	7,462	(192)	42,918
INTERCOMPANY (RECEIVABLE) PAYABLE	(1,573)	(10,118)	11,674	17	—
OTHER LIABILITIES, including post-retirement obligation	3,411	—	36	175	3,622
LONG-TERM DEBT, net of current portion	205,436	—	6,657	—	212,093
MINORITY INTEREST	—	—	—	281	281
STOCKHOLDER'S EQUITY:
Preferred stock	—	—	133	(133)	—
Common stock	—	2,056	6,061	(8,117)	—
Paid-in capital	72,648	49,699	2,365	(52,064)	72,648
Retained earnings (deficit)	(37,396)	8,373	(713)	(41)	(29,777)
Accumulated other comprehensive loss	(146)	—	121	(97)	(122)

	35,106	60,128	7,967	(60,452)	42,749

	$268,762	$59,276	$33,796	$(60,171)	$301,663

COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED JANUARY 26, 2002
(In Thousands)

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total
CASH FLOWS FROM OPERATING ACTIVITIES	$31,321	$1,278	$5,490	$38,089

CASH FLOWS FROM INVESTING ACTIVITIES:
Equity distribution from affiliate	—	1,250	—	1,250
Additions to property, plant and equipment	(3,914)	(2,530)	(1,780)	(8,224)

Net cash used in investing activities	(3,914)	(1,280)	(1,780)	(6,974)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments of revolving credit facilities	(3,000)	—	—	(3,000)
Proceeds from issuance of long-term debt	—	—	101	101
Repayments of long-term debt	(22,663)	—	(455)	(23,118)
Dividends to parent	(4,615)	—	—	(4,615)

Net cash used in financing activities	(30,278)	—	(354)	(30,632)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,871)	(2)	3,356	483
CASH AND CASH EQUIVALENTS, beginning of year	5,142	51	558	5,751

CASH AND CASH EQUIVALENTS, end of year	$2,271	$49	$3,914	$6,234

COLLINS & AIKMAN FLOORCOVERINGS, INC.
AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED JANUARY 27, 2001
(In Thousands)

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total
CASH FLOWS FROM OPERATING ACTIVITIES	$29,973	$(3,426)	$6,640	$33,187

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired	(728)	—	—	(728)
Equity distribution from affiliate	—	2,065	—	2,065
Additions to property, plant and equipment	(6,823)	(2,032)	(1,847)	(10,702)

Net cash (used in) provided by investing activities	(7,551)	33	(1,847)	(9,365)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments of revolving credit facilities	(8,176)	—	(4,672)	(12,848)
Proceeds from issuance of long-term debt	209,000	—	222	209,222
Repayments of long-term debt	(161,041)	—	(455)	(161,496)
Capital contribution from Tandus Group, Inc.	849	—	—	849
Dividends to parent	(33,963)	—	—	(33,963)
Tender premiums on senior subordinated notes repurchases	(7,411)	—	—	(7,411)
Cash paid for cancellation of Tandus Group, Inc. stock options	(10,000)	—	—	(10,000)
Financing costs	(6,538)	—	—	(6,538)

Net cash used in financing activities	(17,280)	—	(4,905)	(22,185)

NET CHANGE IN CASH AND CASH EQUIVALENTS	5,142	(3,393)	(112)	1,637
CASH AND CASH EQUIVALENTS, beginning of year	—	3,444	670	4,114

CASH AND CASH EQUIVALENTS, end of year	$5,142	$51	$558	$5,751

	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total
CASH FLOWS FROM OPERATING ACTIVITIES	$18,157	$4,153	$5,280	$27,590

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired	(53,805)	—	—	(53,805)
Equity distribution from affiliate	—	1,128	—	1,128
Additions to property, plant and equipment	(5,669)	(1,837)	(872)	(8,378)

Net cash used in investing activities	(59,474)	(709)	(872)	(61,055)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (payments of) revolving credit facilities	8,300	—	(2,396)	5,904
Proceeds from issuance of long-term debt	40,154	—	165	40,319
Repayments of long-term debt	(8,500)	—	(2,355)	(10,855)

Net cash used in financing activities	39,954	—	(4,586)	35,368

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,363)	3,444	(178)	1,903
CASH AND CASH EQUIVALENTS, beginning of year	1,363	—	848	2,211

CASH AND CASH EQUIVALENTS, end of year	$—	$3,444	$670	$4,114

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To Collins & Aikman Floorcoverings, Inc. and Subsidiaries:

We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Collins & Aikman Floorcoverings, Inc. and Subsidiaries included in this Form S-4 and have issued our report thereon dated March 28, 2002 (except with respect to the matter discussed in the last paragraph of Note 18, as to which the date is May 2, 2002). Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The foregoing schedule is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Atlanta, Georgia

March 28, 2002

COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES

Schedule II—Valuation and Qualifying Accounts
For the Years ended January 29, 2000, January 27, 2001, and January 26, 2002
(In Thousands)

Description	Balance At Beginning Of Period	Charged To Costs And Expenses	Additions		Charged To Other Accounts(a)	Deductions (b)	Balance At End Of Period
Year ended January 29, 2000
Allowance for doubtful accounts	$335	$626	$285	(c)	$23	$(431)	$838
Year ended January 27, 2001
Allowance for doubtful accounts	$838	$383	$—		$9	$(439)	$791
Year ended January 26, 2002
Allowance for doubtful accounts	$791	$475	$—		$10	$(531)	$745

Notes:

(a)
Represents reclassifications and collections of accounts previously written off.

(b)
Represents write-off accounts to be uncollectible, less recovery of amounts previously written off.

(c)
Represents provision recorded at the purchase of Monterey Carpets, Inc. and Crossley Carpets Limited.

 INDEPENDENT AUDITOR'S REPORT

The Partners
Chroma Systems Partners
(A California General Partnership)

        We have audited the accompanying balance sheets of Chroma Systems Partners (the Partnership) as of December 30, 2001 and December 31, 2000 and the related statements of income, partners' capital and cash flows for the years then ended, respectively. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chroma Systems Partners as of December 30, 2001 and December 31, 2000, and the results of its operations and its cash flows for the years then ended, respectively, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kushner, Smith, Joanou & Gregson, LLP

January 18, 2002

 CHROMA SYSTEMS PARTNERS
(A California General Partnership)

Balance Sheets

	December 30, 2001	December 31, 2000
ASSETS
Current assets
Cash	$1,110,213	$1,440,120
Accounts receivable—trade	163,268	183,599
Accounts receivable—related parties (Note 6)	394,252	290,991
Employee advances	375	375
Inventory (Note 2)	251,134	241,856
Prepaid expenses	92,317	52,530

Total current assets	2,011,559	2,209,471

Property, plant and equipment (Notes 3, 5 and 6)	13,438,349	12,299,912
Less accumulated depreciation and amortization	(4,455,539)	(3,637,200)

Net property, plant and equipment	8,982,810	8,662,712

	$10,994,369	$10,872,183

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$601,998	$754,288
Accrued liabilities (Note 4)	356,208	472,077
Current portion of long-term debt	146,391	146,391

Total current liabilities	1,104,597	1,372,756
Long-term debt (Note 5)	5,224,108	5,370,499

Total liabilities	6,328,705	6,743,255

Commitments and related parties (Note 6)
Partners' capital (Notes 7 and 8)	4,665,664	4,128,928

	$10,994,369	$10,872,183

 CHROMA SYSTEMS PARTNERS
(A California General Partnership)

Statements of Income

	Year Ended December 30, 2001		Year Ended December 31, 2000
		Percentage of Net Sales		Percentage of Net Sales
Sales	$18,452,972	103.4%	$24,417,468	103.4%
Less: discounts and returns	(603,161)	(3.4)	(806,706)	(3.4)

Net sales	17,849,811	100.0	23,610,762	100.0
Cost of sales	14,150,883	79.3	16,425,544	69.6

Gross profit	3,698,928	20.7	7,185,218	30.4
General and administrative expenses	635,844	3.6	663,022	2.8

Operating income	3,063,084	17.1	6,522,196	27.6

Other income (expense)
Rental income (Note 6)	383,747	2.2	476,636	2.0
Management fee—net (Note 6)	(6,024)	—	(6,024)	—
Interest—net	(403,299)	(2.3)	(261,450)	(1.1)

Total other income	(25,576)	(.1)	209,162.9

Net income	$3,037,508	17.0%	$6,731,358	28.5%

 CHROMA SYSTEMS PARTNERS
(A California General Partnership)

Statements of Partners' Capital

December 30, 2001 and December 31, 2000

	Monterey Color Systems, Inc. (a California Corporation)	Chroma Technologies, Inc. (an "S" Corporation)	Carpet Chromatics, Inc. (an "S" Corporation)	Total
Balance at January 2, 2000	$1,840,594	$1,840,594	$1,840,594	$5,521,782
Partner distributions for the year ended December 31, 2000	(2,199,251)	(2,199,251)	(1,941,788)	(6,340,290)
Net income for the year ended December 31, 2000	2,423,121	2,423,121	1,885,116	6,731,358
Capital distribution(Note 8)	—	—	(1,783,922)	(1,783,922)

Balance at December 31, 2000	2,064,464	2,064,464	—	4,128,928
Partner distributions for the year ended December 30, 2001	(1,250,386)	(1,250,386)	—	(2,500,772)
Net income for the year ended December 30, 2001	1,518,754	1,518,754	—	3,037,508

Balance at December 30, 2001	$2,332,832	$2,332,832	$—	$4,665,664

 CHROMA SYSTEMS PARTNERS
(A California General Partnership)

Statements of Cash Flows

	Year Ended December 30, 2001	Year Ended December 31, 2000
Cash flows from operating activities
Cash received from customers	$17,870,142	23,612,743
Cash paid to suppliers and employees	(14,388,873)	(15,935,724)
Interest paid	(451,282)	(330,841)
Interest income	47,983	69,391
Management fee (expense)—net	(6,024)	(6,024)
Rental income	383,747	476,636

Net cash provided from operating activities	3,455,693	7,886,181

Cash flows from investing activities
Acquisition of property, plant and equipment	(1,138,437)	(1,288,792)

Net cash (applied) from investing activities	(1,138,437)	(1,288,792)

Cash flows from financing activities
Principal repayments of amounts borrowed	(146,391)	(146,391)
Partner distributions	(2,500,772)	(6,340,290)

Net cash (applied) from financing activities	(2,647,163)	(6,486,681)

Net increase (decrease) in cash	(329,907)	110,708
Cash at beginning of year	1,440,120	1,329,412

Cash at end of year	$1,110,213	$1,440,120

CHROMA SYSTEMS PARTNERS
(A California General Partnership)

Statements of Cash Flows
(Continued)

RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED FROM OPERATING ACTIVITIES

	Year Ended December 30, 2001	Year Ended December 31, 2000
Net income	$3,037,508	$6,731,358
Adjustments to reconcile net income to net cash provided from operating activities
Depreciation and amortization	818,339	747,817
Amortization of loan fees	—	2,723

	3,855,847	7,481,898

Changes in assets and liabilities
(Increase) decrease in:
Accounts receivable—trade	20,331	1,981
Accounts receivable—related party	(103,261)	240,769
Employee advances	—	650
Inventory	(9,278)	(92,698)
Prepaid expenses	(39,787)	(38,376)
Increase (decrease) in:
Accounts payable	(152,290)	142,755
Accrued liabilities	(115,869)	149,202

	(400,154)	404,283

Net cash provided from operating activities	$3,455,693	$7,886,181

Supplemental schedule of non-cash investing and financing activities:

        Effective September 30, 2000, one of the partners withdrew from the partnership and a note payable of $1,783,922 was recorded as a capital distribution (Note 8).

 CHROMA SYSTEMS PARTNERS
(A California General Partnership)

Notes to Financial Statements

December 30, 2001 and December 31, 2000

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Business—The Partnership's principal activities are carpet dyeing and finishing and skein dyeing.

        Basis of Presentation—The Company maintains its fiscal year on a fifty-two or fifty-three week period ending on the Sunday which more closely corresponds to December 31. The year ended December 30, 2001 contained fifty-two weeks. The fiscal year ended December 31, 2000 contained fifty-two weeks.

        Concentrations of Credit Risks—The Partnership provides its services to customers throughout the Southern California region. The Partnership's sales are materially dependent on related parties. The related parties are the general partners in the Partnership. Each partner is a carpet manufacturer who uses Chroma Systems Partners for the express purpose of dyeing and finishing of all their manufactured products (Note 6).

        The Company maintains bank accounts with a major banking institution in which some of the deposits are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company at times throughout the year is in excess of the FDIC insured amount.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Accounts Receivable—Current earnings are charged with an allowance for doubtful accounts based on experience and any unusual circumstances that may affect the ability of its customers to meet their obligations. Accounts receivable are reflected in the balance sheets net of such accumulated allowances. Due to the Company's heavy sales concentration with its partners, they currently do not have an allowance amount established.

        Inventory—Inventory consists of dyes, chemicals, latex, and operating supplies used in the process of carpet coloring and finishing. Inventory is stated at the lower of cost (first-in, first-out) or market value. Market value is determined by comparison with recent purchases or net realizable value.

        Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is provided on the straight-line method over the following estimated useful lives, in years, of the respective assets:

Building	39
Machinery and equipment	5
Furniture and fixtures	3 to 5
Computer equipment	3
Trucks and trailers	5

        Leasehold improvements are amortized over the life of the lease or the estimated useful life of the improvements, whichever is shorter.

        Construction in progress represents equipment under construction that has not been completed. All costs associated with the construction of these assets will be accumulated as construction in progress. When construction is completed and the asset is placed in service it will be reclassified and depreciation will commence.

        Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any gains or losses are reflected in current income.

        Income Taxes—The Partnership does not pay Federal or state income taxes and, therefore, no income tax provision has been recorded in the financial statements. Operating income and losses are passed through to the partners who will share the income or loss on their income tax returns according to their profit and loss sharing ratios.

        Vacation Expense—Hourly and salaried employees earn credits during the current year for future vacation benefits. The expense and corresponding liability are accrued when the vacations are earned rather than when the vacations are paid.

        Profit Sharing Plan—Effective January 1, 1995, the Partnership adopted a 401(k) Profit Sharing Plan, covering all employees. Under the Plan, employees may contribute up to 15% of their compensation. The Plan provides that all matching contributions by the Partnership shall be determined by the Management Committee, not to exceed the maximum deductible for Federal income tax purposes. Contributions for the years ended December 30, 2001 and December 31, 2000 were $70,503 and $77,361, respectively, which includes charges for the administration of the Plan.

NOTE 2—INVENTORY

        Inventory at December 30, 2001 and December 31, 2000 is comprised of the following:

	December 30, 2001	December 31, 2000
Raw materials	$209,551	$192,940
Work in progress	41,583	48,916

	$251,134	$241,856

NOTE 3—PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment at December 30, 2001 and December 31, 2000 is comprised of the following:

	December 30, 2001	December 31, 2000
Land	$2,700,000	$2,700,000
Building	4,050,000	4,050,000
Machinery and equipment	4,917,420	4,725,505
Furniture and fixtures	68,103	68,103
Trucks and trailers	152,205	152,205
Leasehold improvements	314,469	254,979
Construction in progress	1,236,152	349,120

	13,438,349	12,299,912
Less accumulated depreciation and amortization	(4,455,539)	(3,637,200)

	$8,982,810	$8,662,712

NOTE 4—ACCRUED LIABILITIES

        Accrued liabilities at December 30, 2001 and December 31, 2000 are summarized as follows:

	December 30, 2001	December 31, 2000
Interest	$25,811	$26,859
Other	1,818	1,710
Professional fees	9,498	9,487
Profit sharing contribution	67,821	74,773
Property taxes	758	1,304
Salaries and wages	135,714	179,234
Sales tax payable	—	14,170
Utilities	52,002	81,000
Vacation	62,786	83,540

	$356,208	$472,077

NOTE 5—LONG-TERM DEBT

        Long-term debt at December 30, 2001 and December 31, 2000 is summarized as follows:

	December 30, 2001	December 31, 2000
8.63% mortgage, secured by deed of trust, payable in fixed monthly principal installments of $12,199 plus interest, with a balloon payment on the remaining outstanding balance through maturity in June 2003	$3,586,577	$3,732,968
6.09% note payable to former partner, secured by partnership interest. Monthly interest only payments with the entire unpaid principal balance due and payable on October 1, 2005 (Note 8)	1,783,922	1,783,922

	5,370,499	5,516,890
Less current portion	(146,391)	(146,391)

	$5,224,108	$5,370,499

        The aggregate maturities of all long-term debt are as follows:

Year ending December 31:
2002	$146,391
2003	3,440,186
2004	—
2005	1,783,922

$5,370,499

NOTE 6—COMMITMENTS AND RELATED PARTIES

        The partners are both carpet manufacturers and have agreed to deal exclusively with the Partnership for dyeing and finishing services.

        Sales to related parties for the years ended December 30, 2001 and December 31, 2000 were $15,940,544 and $21,565,945, respectively, which represents 86% and 91% of total sales, respectively.

        In addition, receivables due from these related parties for the years ended December 30, 2001 and December 31, 2000 were $394,252 and $290,991, respectively.

Operating Lease as Lessor

        The Partnership's operations are conducted in a facility that is shared with a related party. The Partnership owns this facility and pays for all maintenance and common area charges. The Partnership entered into a lease agreement with this related party commencing on May 1, 1999, which was amended March 1, 2002 and expires on March 1, 2004. The original lease with this related party was for monthly rents of $39,720 to the Partnership. Effective March 1, 2001, the monthly rents were reduced to $30,431 because the related party moved part of its operations and is renting less space. Total rental income received from this related party for the years ended December 30, 2001 and December 31, 2000 was $383,747 and $476,636, respectively.

        The following is a schedule, by years, of minimum future rental income on noncancelable operating leases as of December 30, 2001:

Years ending December 31:
2002	$365,170
2003	365,170
2004	60,861

$791,201

        The Partnership pays for all common area charges (i.e., landscaping, maintenance and utilities). The Partnership charges the related party a monthly service fee of $8,834 for its allocation of these expenses. Total service fees received for the years ended December 30, 2001 and December 31, 2000 was $106,008 and $106,008, respectively.

        In addition, the related party provides certain administrative and other services for the Partnership. The current agreement provides for monthly service charges of $9,336 which was an increase over its original amount of $7,950. Total expense for service charges for the years ended December 30, 2001 and December 31, 2000 was $112,032 and $112,032, respectively.

Purchase Commitment

        The Company entered into a contract with Enron Corp. for the delivery of natural gas at a fixed price of $7.73 per MMBtu to begin May 1, 2001 through May 31, 2006. The contract also specifies a minimum delivery of MMBtu's for the five-year period between 15,300 and 18,000 per month. On December 2, 2001, Enron Corp. filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court and notified the Company that it would continue to perform under the contract until further notice was given. However, due to the unstable nature of the Enron Corp. at this time and the effect that an interrupted supply of natural gas would have on the Company, the Company gave Enron Corp. a notice of Early Termination to be effective December 31, 2001. Effective January 1, 2002, the Company contracted with another supplier to provide natural gas at $2.90 per MMBtu on a month-to-month basis.

        In the event Enron sells its contract with the Company as part of its bankruptcy proceedings, the Company intends to renegotiate the contract to reflect more current market prices.

        The following is a schedule of the future minimum delivery requirements under the Enron Corp. contract that the Company terminated effective December 31, 2001:

Years ending December 31:
2002	$1,607,067
2003	1,607,067
2004	1,607,067
2005	1,607,067
2006	653,958

$7,082,226

NOTE 7—PARTNERS' CAPITAL

        Partnership profits and losses are distributed as follows:

        Through September 30, 2000:

Monterey Color Systems, Inc. (a California Corporation)	33.33%
Chroma Technologies, Inc. (a California "S" Corporation)	33.33%
Carpet Chromatics, Inc. (a California "S" Corporation)	33.33%

        After September 30, 2000:

Monterey Color Systems, Inc. (a California Corporation)	50%
Chroma Technologies, Inc. (a California "S" Corporation)	50%

NOTE 8—CAPITAL DISTRIBUTION

        Effective September 30, 2000, Carpet Chromatics, Inc. withdrew from the Partnership as a result of an ownership change. The dissolution requires the Partnership to pay Carpet Chromatics, Inc. one-third of the Partnership's book value as of September 30, 2000.

        A note payable was signed and dated October 1, 2000 for $1,783,922. The note provides for monthly interest only payments at an annual rate of 6.09% and a balloon payment for the principal amount due on October 1, 2005. The note payable is secured by a security agreement between the Partnership and Carpet Chromatics, Inc. The Partnership is a sole member in Chroma Holdings, LLC and has secured the note payable by this interest. If the Partnership was to default on the note, the Partnership would transfer its interest in Chroma Holdings, LLC to Carpet Chromatics, Inc. Upon transfer of its interest, Chroma Holdings, LLC would have a 33.33% ownership interest in the Partnership. Prior to transferring the Partnerships interest in Chroma Holdings, LLC, the LLC does not have an ownership interest in the Partnership.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. The prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

[Alternative Cover Page]
SUBJECT TO COMPLETION, DATED JULY 18, 2002

PROSPECTUS

Collins & Aikman Floorcoverings, Inc.
9 3/4% Senior Subordinated Notes due 2010

Guaranteed By
Monterey Carpets, Inc., Monterey Color Systems, Inc.
and CAF Extrusion, Inc.

        Investing in the notes involves risks. See "Risk Factors" beginning on page 14.

        Neither the SEC nor any state securities commission has approved or disapproved of the exchange notes, or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus has been prepared for and will be used by Banc of America Securities LLC in connection with offers and sales of the exchange notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale. Banc of America Securities LLC may act as a principal or agent in these transactions. For as long as a market-making prospectus is required to be delivered, the ability of Banc of America Securities LLC to make a market in the exchange notes may in part depend on our ability to maintain a current market-making prospectus. We will not receive any of the proceeds of such sales of the notes but will bear the expenses of registration.

Banc of America Securities LLC

                       , 2002

[ALTERNATIVE PROVISIONS]

[The following provisions replace the provisions under the same headings in the prospectus in the "Risk Factors" section.]

You may find it difficult to sell your exchange notes.

        There is no existing trading market for the exchange notes, and there can be no assurance regarding the development of an active or liquid trading market in the exchange notes or the ability of the holders of the exchange notes to sell their exchange notes or the price at which the holders may be able to sell their exchange notes. If a liquid market were to develop, the exchange notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating performance and financial condition, the interest of securities dealers in making a market in the exchange notes and the market for similar securities. Although it is not obligated to do so, Banc of America Securities LLC intends to make a market in the exchange notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Banc of America Securities LLC. No assurance can be given as to the liquidity of or the trading market for the exchange notes.

[ALTERNATIVE SECTION]

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of the exchange notes by Banc of America Securities LLC. We will not receive any proceeds from such transactions.

[ALTERNATIVE SECTION]

PLAN OF DISTRIBUTION

        Banc of America Securities LLC may use this prospectus in connection with offers and sales of the exchange notes in market-making transactions effected from time to time. Banc of America Securities LLC may act as principal or agent in the transaction. Banc of America Securities LLC must deliver this prospectus because, by virtue of the ownership of some of our equity by affiliates of Banc of America Securities LLC, they may be deemed to be our affiliate. For as long as a market-making prospectus is required to be delivered, the ability of Banc of America Securities LLC to make a market in the notes may in part depend on our ability to maintain a current market-making prospectus.

        The exchange notes are new securities with no established trading market. We do not intend to list the exchange notes on any securities exchange. Any trading that does develop will occur on the over-the-counter market. Banc of America Securities LLC has advised us that it intends to make a market in the exchange notes, but it has no obligation to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained.

        Banc of America Securities LLC acted as an initial purchaser in connection with the initial offering of the outstanding notes, and received customary compensation in connection with the initial offering. Banc of America Securities LLC and its affiliates perform various investment banking and commercial banking services from time to time for us and our affiliates.

        Although there are no agreements to do so, Banc of America Securities LLC, and others, may act as a broker or dealer in connection with the sale of exchange notes contemplated by this prospectus and may receive fees or commissions in connection with sales.

        We have entered into a registration rights agreement with respect to the use by Banc of America Securities LLC of this prospectus. Pursuant to this agreement, we agreed to bear substantially all registration expenses incurred under such agreement and to indemnify Banc of America Securities LLC against certain liabilities, including liabilities under the Securities Act.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20: Indemnification of Directors and Officers.

        The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants' directors and officers are insured or indemnified against liability in their capacities as such.

Registrants Incorporated Under Delaware Law

        Collins & Aikman Floorcoverings, Inc., Monterey Carpets, Inc. and CAF Extrusion, Inc. are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his conduct was illegal.

        A Delaware corporation may also indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. To the extent that an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred in connection with such defense.

        Article XI of our Bylaws provides, in effect, that, to the extent and under the circumstances permitted by Section 145 of the General Corporation Law of the State of Delaware, we shall indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding of the type described in that section by reason of the fact that he or she is or was our director or officer. Likewise, Article VI of the Bylaws of Monterey Carpets, Inc. provides, in effect, that, to the extent and under the circumstances permitted by Section 145 of the General Corporation Law of the State of Delaware, Monterey Carpets, Inc. shall indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding of the type described in that section by reason of the fact that he or she is or was our director or officer. Likewise, Article VIII of the Bylaws of CAF Extrusion, Inc. provides, in effect, that, to the extent and under the circumstances permitted by Section 145 of the General Corporation Law of the State of Delaware, CAF Extrusion, Inc. shall indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding of the type described in that section by reason of the fact that he or she is or was our director or officer.

        In addition, Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorized the payment of a dividend or approves a stock repurchase in violation of the General Corporation Law of the State of Delaware or (iv) obtains an improper personal benefit.

        Article 8 of our Certificate of Incorporation relieves our directors of monetary damages to us or our shareholders for any breach of the director's fiduciary duty to the extent permitted by Section 102 of the General Corporation Law of the State of Delaware. Likewise, Article 7 of the Certificate of Incorporation of Monterey Carpets, Inc. relieves its directors of monetary damages to it or its shareholders for any breach of the director's fiduciary duty to the extent permitted by Section 102 of the General Corporation Law of the State of Delaware. Likewise, Article 6 of the Certificate of Incorporation of CAF Extrusion, Inc. relieves its directors of monetary damages to it or its shareholders for any breach of the director's fiduciary duty to the extent permitted by Section 102 of the General Corporation Law of the State of Delaware.

Registrants Incorporated Under California Law

        Monterey Color Systems, Inc. is incorporated under the laws of the State of California. Section 317 of the California Corporations Code empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than in certain actions by or in the right of the corporation as described below, by reason of the fact that he or she is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a corporation that was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation, against expenses, including attorneys' fees, judgments, fines, settlements and other amounts actually or reasonably incurred by this person in connection with this action, suit or proceeding if this person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification shall be made in respect to any claim, issue or matter as to which this person shall have been adjudged to be liable to the corporation in the performance of his or her duty to the corporation and its shareholders unless and only to the extent that the court in which this action or suit is or was pending shall determine that, in view of all of the circumstances of the case, this person is fairly and reasonably entitled to indemnify for these expenses which this court shall deem proper. Section 317 further provides that to the extent that this director, officer, employee or agent of a corporation has been successful on the merits in defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter, this person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection.

        Article 4 of the Articles of Incorporation and Section 15 of Article III of the Bylaws of Monterey Color Systems, Inc. provides, in effect, that, to the extent and under the circumstances permitted by Section 317 of the California Corporations Code, Monterey Color Systems, Inc. may indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding of the type described in that section by reason of the fact that he or she is or was our director or officer.

Other Indemnification Provisions

        Messrs. Kramer and Mehring, who are directors of Collins & Aikman Floorcoverings, Inc., Monterey Carpets, Inc., Monterey Color Systems, Inc. and CAF Extrusion, Inc. and Messrs. Beck,

Perille, Burns and DeVries, who are directors of CAF Extrusion, Inc., may be entitled to indemnification by their employers, as they serve on the boards of directors of those companies at the request and direction of their employers.

Item 21: Exhibits

        (a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein.

Exhibit No.	Description
1.1	Purchase Agreement, dated as of February 14, 2002, among Collins & Aikman Floorcoverings, Inc., Monterey Carpets, Inc., Monterey Color Systems, Inc., Credit Suisse First Boston Corporation, Banc of America Securities, LLC, BNP Paribas Securities Corp., First Union Securities, Inc. and Fleet Securities, Inc.*
3.1	Articles of Incorporation of Tandus Group, Inc., as amended to date.*
3.2
Certificate of Incorporation of Collins & Aikman Floorcoverings, Inc., as amended to date, incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 4, 1997 under the Securities Act of 1933, as amended (SEC file number 333-24699).*
3.3
By-Laws of Collins & Aikman Floorcoverings, Inc., incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 4, 1997 under the Securities Act of 1933, as amended (SEC file number 333-24699).*
3.4	Certificate of Incorporation of Monterey Carpets, Inc., as amended to date.*
3.5	By-Laws of Monterey Carpets, Inc.*
3.6	Articles of Incorporation of Monterey Color Systems, Inc., as amended to date.*
3.7	By-Laws of Monterey Color Systems, Inc.*
3.8	Certificate of Incorporation of CAF Extrusion, Inc., as amended to date.*
3.9	By-Laws of CAF Extrusion, Inc.*
4.1
Indenture, dated as of February 15, 2002, among Collins & Aikman Floorcoverings, Inc., Monterey Carpets, Inc., Monterey Color Systems, Inc. and The Bank of New York, as Trustee, for 9 3/4% Senior Subordinated Notes Due 2010.*
4.2
Registration Rights Agreement, dated as of February 20, 2002, among Collins & Aikman Floorcoverings, Inc., Monterey Carpets, Inc., Monterey Color Systems, Inc., Credit Suisse First Boston Corporation, Banc of America Securities, LLC, BNP Paribas Securities Corp., First Union Securities, Inc. and Fleet Securities, Inc.*
5.1	Opinion of Kirkland & Ellis regarding the validity of the Exchange Notes.*
8.1	Opinion of Kirkland & Ellis regarding federal income tax considerations.*
10.1
Credit Agreement, dated January 25, 2001, by and among Collins & Aikman Floorcoverings, Inc., Tandus Group, Inc., the lenders named therein and Credit Suisse First Boston Corporation, as Administrative Agent, BNP Paribas, as Syndication Agent and Fleet Capital Corporation, as Documentation Agent.*

10.2
Amendment No. 1 to the Credit Agreement, dated February 11, 2002, by and among Collins & Aikman Floorcoverings, Inc., Tandus Group, Inc. the Lenders (as defined therein) and Credit Suisse First Boston, as Administrative Agent.*
10.3
Security Agreement, dated January 25, 2001, by and among Collins & Aikman Floorcoverings, Inc., Tandus Group, Inc., the Subsidiary Guarantors named therein and Credit Suisse First Boston, as Collateral Agent.*
10.4
Pledge Agreement, dated January 25, 2001, by and among Collins & Aikman Floorcoverings, Inc., Tandus Group, Inc., the Subsidiary Guarantors named therein and Credit Suisse First Boston, as Collateral Agent.*
10.5
Investor Rights Agreement, dated January 25, 2001, by and among OCM Principal Opportunities Fund II, L.P., BancAmerica Capital Investors II, L.P., the Rollover Participants named therein, the Coinvestors named therein, the Executives named therein and the New Stockholders named therein.*
10.6	Professional Services Agreement, dated as of January 25, 2001, by and between Collins & Aikman Floorcoverings, Inc. and OCM Principal Opportunities Fund II, L.P.*
10.7	Professional Services Agreement, dated as of January 25, 2001, by and between Collins & Aikman Floorcoverings, Inc. and BA SBIC Sub, Inc.*
10.8
Tradename License Agreement, dated as of February 6, 1997, by and between Collins & Aikman Floor Coverings Group, Inc., CAF Holdings, Inc., and Collins & Aikman Floorcoverings, Inc., incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 4, 1997 under the Securities Act of 1933, as amended (SEC file number 333-24699).
10.9	Asset Purchase Agreement, dated as of May 1, 2002, by and among CAF Extrusion, Inc., Collins & Aikman Floorcoverings, Inc., Candlewick Yarns, Inc., Bretlin, Inc. and The Dixie Group, Inc.*
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of Tandus Group, Inc.*
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Kushner, Smith, Joanou & Gregson, LLP.
23.3	Consent of Kirkland & Ellis (included in Exhibits 5.1 and 8.1).*
24.1	Power of Attorney.*
25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of The Bank of New York.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Tender Instructions.*
99.4	Letter of the Registrant addressed to the Commission regarding representations to the Registrant from Arthur Andersen LLP.*

*
Previously filed.

Item 22: Undertakings

        (a)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (b)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

        (c)    For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)    The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

        (e)    The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (f)    The undersigned hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (f)(i) and (f)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (g)  The undersigned hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Collins & Aikman Floorcoverings, Inc. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dalton, State of Georgia, on the 18th day of July, 2002.

COLLINS & AIKMAN FLOORCOVERINGS, INC.
By:	/s/ DARREL V. MCCAY Darrel V. McCay Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated on the 18th day of July, 2002.

Signature	Title

* Edgar M. Bridger	President and Director (Principal Executive Officer)
/s/ DARREL V. MCCAY Darrel V. McCay	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Caleb S. Kramer	Director
* Jason A. Mehring	Director
By:	/s/ DARREL V. MCCAY
Darrel V. McCay Attorney-in-Fact

* The undersigned, by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Monterey Carpets, Inc. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dalton, State of Georgia, on the 18th day of July, 2002.

MONTEREY CARPETS, INC.
By:	/s/ DARREL V. MCCAY Darrel V. McCay Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated on the 18th day of July, 2002.

Signature	Title

* Edgar M. Bridger	President and Director (Principal Executive Officer)
/s/ DARREL V. MCCAY Darrel V. McCay	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Caleb S. Kramer	Director
* Jason A. Mehring	Director
By:	/s/ DARREL V. MCCAY
Darrel V. McCay Attorney-in-Fact

* The undersigned, by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Monterey Color Systems, Inc. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dalton, State of Georgia, on the 18th day of July, 2002.

MONTEREY COLOR SYSTEMS, INC.
By:	/s/ DARREL V. MCCAY Darrel V. McCay Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated on the 18th day of July, 2002.

Signature	Title

* Edgar M. Bridger	President and Director (Principal Executive Officer)
/s/ DARREL V. MCCAY Darrel V. McCay	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Caleb S. Kramer	Director
* Jason A. Mehring	Director
By:	/s/ DARREL V. MCCAY
Darrel V. McCay Attorney-in-Fact

* The undersigned, by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, CAF Extrusion, Inc. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dalton, State of Georgia, on the 18th day of July, 2002.

CAF EXTRUSION, INC.
By:	/s/ DARREL V. MCCAY Darrel V. McCay Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated on the 18th day of July, 2002.

Signature	Title

* Edgar M. Bridger	President and Director (Principal Executive Officer)
/s/ DARREL V. MCCAY Darrel V. McCay	Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)
* Caleb S. Kramer	Director
* Jason A. Mehring	Director
* Ronald N. Beck	Director
* Robert F. Perille	Director
* Stephen M. Burns	Director
* Timothy C. DeVries	Director
By:	/s/ DARREL V. MCCAY
Darrel V. McCay Attorney-in-Fact

* The undersigned, by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Purchase Agreement, dated as of February 14, 2002, among Collins & Aikman Floorcoverings, Inc., Monterey Carpets, Inc., Monterey Color Systems, Inc., Credit Suisse First Boston Corporation, Banc of America Securities, LLC, BNP Paribas Securities Corp., First Union Securities, Inc. and Fleet Securities, Inc.*
3.1	Articles of Incorporation of Tandus Group, Inc., as amended to date.*
3.2
Certificate of Incorporation of Collins & Aikman Floorcoverings, Inc., as amended to date, incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 4, 1997 under the Securities Act of 1933, as amended (SEC file number 333-24699).*
3.3
By-Laws of Collins & Aikman Floorcoverings, Inc., incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 4, 1997 under the Securities Act of 1933, as amended (SEC file number 333-24699).*
3.4	Certificate of Incorporation of Monterey Carpets, Inc., as amended to date.*
3.5	By-Laws of Monterey Carpets, Inc.*
3.6	Articles of Incorporation of Monterey Color Systems, Inc., as amended to date.*
3.7	By-Laws of Monterey Color Systems, Inc.*
3.8	Certificate of Incorporation of CAF Extrusion, Inc., as amended to date.*
3.9	By-Laws of CAF Extrusion, Inc.*
4.1
Indenture, dated as of February 15, 2002, among Collins & Aikman Floorcoverings, Inc., Monterey Carpets, Inc., Monterey Color Systems, Inc. and The Bank of New York, as Trustee, for 9 3/4% Senior Subordinated Notes Due 2010.*
4.2
Registration Rights Agreement, dated as of February 20, 2002, among Collins & Aikman Floorcoverings, Inc., Monterey Carpets, Inc., Monterey Color Systems, Inc., Credit Suisse First Boston Corporation, Banc of America Securities, LLC, BNP Paribas Securities Corp., First Union Securities, Inc. and Fleet Securities, Inc.*
5.1	Opinion of Kirkland & Ellis regarding the validity of the Exchange Notes.*
8.1	Opinion of Kirkland & Ellis regarding federal income tax considerations.*
10.1
Credit Agreement, dated January 25, 2001, by and among Collins & Aikman Floorcoverings, Inc., Tandus Group, Inc., the lenders named therein and Credit Suisse First Boston Corporation, as Administrative Agent, BNP Paribas, as Syndication Agent and Fleet Capital Corporation, as Documentation Agent.*
10.2
Amendment No. 1 to the Credit Agreement, dated February 11, 2002, by and among Collins & Aikman Floorcoverings, Inc., Tandus Group, Inc. the Lenders (as defined therein) and Credit Suisse First Boston, as Administrative Agent.*
10.3
Security Agreement, dated January 25, 2001, by and among Collins & Aikman Floorcoverings, Inc., Tandus Group, Inc., the Subsidiary Guarantors named therein and Credit Suisse First Boston, as Collateral Agent.*
10.4
Pledge Agreement, dated January 25, 2001, by and among Collins & Aikman Floorcoverings, Inc., Tandus Group, Inc., the Subsidiary Guarantors named therein and Credit Suisse First Boston, as Collateral Agent.*

10.5
Investor Rights Agreement, dated January 25, 2001, by and among OCM Principal Opportunities Fund II, L.P., BancAmerica Capital Investors II, L.P., the Rollover Participants named therein, the Coinvestors named therein, the Executives named therein and the New Stockholders named therein.*
10.6	Professional Services Agreement, dated as of January 25, 2001, by and between Collins & Aikman Floorcoverings, Inc. and OCM Principal Opportunities Fund II, L.P.*
10.7	Professional Services Agreement, dated as of January 25, 2001, by and between Collins & Aikman Floorcoverings, Inc. and BA SBIC Sub, Inc.*
10.8
Tradename License Agreement, dated as of February 6, 1997, by and between Collins & Aikman Floor Coverings Group, Inc., CAF Holdings, Inc., and Collins & Aikman Floorcoverings, Inc., incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 4, 1997 under the Securities Act of 1933, as amended (SEC file number 333-24699).
10.9	Asset Purchase Agreement, dated as of May 1, 2002 by and among CAF Extrusion, Inc., Collins & Aikman Floorcoverings, Inc., Candlewick Yarns, Inc., Bretlin, Inc. and The Dixie Group, Inc.*
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of Tandus Group, Inc.*
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Kushner, Smith, Joanou & Gregson, LLP.
23.3	Consent of Kirkland & Ellis (included in Exhibits 5.1 and 8.1).*
24.1	Power of Attorney.*
25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of The Bank of New York.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Tender Instructions.*
99.4	Letter to the Registrant addressed to the Commission regarding representations to the Registrant from Arthur Andersen LLP.*

*
Previously filed.

QuickLinks

EXPLANATORY NOTE
Material Terms of Exchange Offer
TABLE OF CONTENTS
PROSPECTUS SUMMARY
Equity Sponsors
Recent Developments
Summary of the Exchange Offer
Summary of Terms of the Exchange Notes
Risk Factors
Summary Historical Financial Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
OWNERSHIP OF CAPITAL STOCK
DESCRIPTION OF TANDUS GROUP'S SECURITIES
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF AMENDED SENIOR CREDIT FACILITY
EXCHANGE OFFER
DESCRIPTION OF THE NOTES
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
FORWARD-LOOKING STATEMENTS
INDUSTRY DATA
WHERE YOU CAN FIND ADDITIONAL INFORMATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Statement of Operations (in thousands) For the Fiscal Year Ended January 26, 2002
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Fiscal Year Ended January 26, 2002
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited and In Thousands)
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited and In Thousands)
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited and In Thousands)
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited and In Thousands)
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
AUDITORS' REPORT
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED JANUARY 29, 2000, JANUARY 27, 2001, AND JANUARY 26, 2002 (In Thousands)
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED JANUARY 29, 2000, JANUARY 27, 2001, AND JANUARY 26, 2002 (In Thousands)
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS JANUARY 27, 2001 AND JANUARY 26, 2002 (In Thousands, Except Share Amounts)
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY FOR THE YEARS ENDED JANUARY 29, 2000, JANUARY 27, 2001, AND JANUARY 26, 2002 (In Thousands, Except Share Amounts)
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED JANUARY 29, 2000, JANUARY 27, 2001 AND JANUARY 26, 2002 (In Thousands)
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JANUARY 29, 2000, JANUARY 27, 2001, AND JANUARY 26, 2002
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS FOR THE YEAR ENDED JANUARY 26, 2002 (In Thousands)
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEETS FOR THE YEAR ENDED JANUARY 27, 2001 (In Thousands)
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED JANUARY 26, 2002 (In Thousands)
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED JANUARY 27, 2001 (In Thousands)
COLLINS & AIKMAN FLOORCOVERINGS, INC. AND SUBSIDIARIES
INDEPENDENT AUDITOR'S REPORT
CHROMA SYSTEMS PARTNERS (A California General Partnership) Balance Sheets
CHROMA SYSTEMS PARTNERS (A California General Partnership) Statements of Income
CHROMA SYSTEMS PARTNERS (A California General Partnership) Statements of Partners' Capital December 30, 2001 and December 31, 2000
CHROMA SYSTEMS PARTNERS (A California General Partnership) Statements of Cash Flows
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED FROM OPERATING ACTIVITIES
CHROMA SYSTEMS PARTNERS (A California General Partnership) Notes to Financial Statements December 30, 2001 and December 31, 2000
USE OF PROCEEDS
PLAN OF DISTRIBUTION
PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX